Post-Qualification Offering Statement Amendment No. 10

File No. 024-11723

As filed with the Securities and Exchange Commission on February 9, 2024

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Offering Circular

February 9, 2024

PHOENIX CAPITAL GROUP HOLDINGS, LLC

4643 South Ulster Street, Suite 1510

Denver, CO 80237

18575 Jamboree Road, Suite 830

Irvine, CA 92612

152 North Durbin Street, Suite 220

Casper, WY

(303) 749-0074

9.0% Bonds (Bonds)

Up to $23,619,000 in Bonds (23,619 Bonds)

$5,000 Minimum Purchase Amount (5 Bonds)

This is a post-qualification amendment (the “PQA”) to the offering statement on Form 1-A qualified by the U.S. Securities and Exchange Commission (“SEC”) on December 23, 2021, as previously amended. The purpose of this PQA is to update the maximum offering amount of the offering and the financial statements of the Company.

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company” or “Phoenix”), is offering a maximum of $23,619,000 in the aggregate, of its 9.0% unsecured bonds, or the “Bonds,” pursuant to this offering circular.

The Company is continuing to offer up to $23,619,000 (“Maximum Offering Amount”) of Bonds, which represents the maximum amount of securities available to be offered as of February 9, 2024 out of the rolling 12-month maximum offering amount of $75,000,000 in securities that the Company is permitted to issue pursuant to Regulation A. From February 10, 2023 until February 9, 2024, we sold $51,381,000 in gross proceeds of Bonds. Other than the Bonds, we have not sold securities under Regulation A in the last 12 months. The Company’s offering statement of which this offering circular is a part was originally qualified on December 23, 2021 and subsequently amended. If we sell the Maximum Offering Amount under this offering circular, we will have sold an aggregate of $121,065,000 of our Bonds pursuant to this Offering.

The purchase price per Bond is $1,000, with a minimum purchase amount of $5,000. The Bonds will bear interest at nine percent (9.0%) per year. The Company reserves the right to qualify additional Bonds for sale in compliance with the $75,000,000 annual limit under Rule 251(a)(2) of Regulation A. The Bonds are being offered on a continuous basis over a maximum period of 3 years, starting on December 23, 2021, with the sole difference between the Bonds being their respective maturity dates. The Bonds will mature on the third anniversary of the initial issuance date of such Bonds. The Company may elect to extend the maturity date of the Bonds for up to two additional one-year periods in the Company’s sole discretion. If the Company elects to extend the maturity date of the Bonds, the Bonds will bear interest at 10.0% per annum during the first one-year extension period and will bear interest at 11.0% per annum during the second one-year extension period. Interest on the Bonds will be paid in equal monthly installments to the record holders of the Bonds on the tenth day of each month, or if such day is not a business day, the next business day, thereafter until the Bonds have been repaid in full or are otherwise no longer outstanding.

Bondholders will have the right to have their Bonds redeemed at any time prior to the maturity date, subject to an annual cap of 10% on all redemptions, regardless of the reason for the redemption, at a price equal to $950 plus all accrued but unpaid interest per Bond, regardless of when such Bonds are redeemed (the “10% Limit”). Bondholders will also have the right to have their Bonds redeemed in the case of a bondholder’s death, disability or bankruptcy, subject to notice, discounts and other provisions contained in this offering circular. Redemptions due to death, disability or bankruptcy shall count towards the annual 10% Limit; provided, however, that any such redemptions shall not be subject to the 10% Limit. See “Description of Bonds – Redemption Upon Death, Disability or Bankruptcy” and “Description of Bonds – Bond Redemptions” for more information.

Since March 15, 2023, the Bonds have been offered to prospective investors on a commercially reasonable efforts basis by Dalmore Group, LLC (the “Managing Broker-Dealer”), a New York limited liability company and a member of the Financial Industry Regulatory Authority, or “FINRA.” “Commercially reasonable efforts” means that our broker/dealer of record is not obligated to purchase any specific number or dollar amount of Bonds but will use commercially reasonable efforts to sell the Bonds. The Managing Broker-Dealer shall receive a maximum broker-dealer fee of up to 4.5% of the gross proceeds of the offering (the “Broker-Dealer Fee”). Certain of the Company’s personnel, including Mr. Willer, the Company’s Managing Director, Capital Markets, are licensed registered representatives of the Managing Broker-Dealer and will be paid a portion of the Broker-Dealer Fee as sales compensation with respect to the sales of the Bonds. Mr. Willer will be paid up to 2.0% of the gross proceeds of the offering out of the Broker-Dealer Fee. We commenced the sale of the Bonds on December 23, 2021 and will terminate the offering on the earliest of: (i) the date we sell the Maximum Offering Amount; (ii) December 23, 2024; or (iii) such date upon which we determine to terminate the offering, in our sole discretion.

	Price to Investors	Broker-Dealer Fee (1)(2)	Proceeds to Company	Proceeds to Other Persons
Per Bond (1)(2)	$1,000	$45	$955	$0
Offering Amount Based on Bonds Remaining to be Sold (1)(2)	$23,619,000	$1,062,855	$22,556,145	$0

(1)

This includes a maximum broker-dealer fee of up to 4.5% of the gross proceeds of the offering (the “Broker-Dealer Fee”). The Broker-Dealer Fee will be paid to Dalmore Group, LLC as our broker/dealer of record. Dalmore Group, LLC will pay a portion of the Broker-Dealer Fee to its associated persons, including certain of our personnel, including Mr. Willer, who are licensed registered representatives of Dalmore Group, LLC. See “Use of Proceeds” and “Plan of Distribution” for more information.

(2)	All figures are rounded to the nearest dollar.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does the Company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the risks that are described in the “Risk Factors” section beginning on page 15 of this offering circular.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

ABOUT THIS OFFERING CIRCULAR

The information in this offering circular may not contain all of the information that is important to you. You should read this entire offering circular and the exhibits carefully before deciding whether to invest in the Bonds. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” in this offering circular.

Unless the context otherwise indicates, references in this offering circular to the terms “Company,” “we,” “us,” and “our,” refer to Phoenix Capital Group Holdings, LLC, a Delaware limited liability company.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

Our Company, Phoenix Capital Group Holdings, LLC, a Delaware limited liability company, was formed on April 23, 2019. The Company is focused on oil and gas operations and executing on a three prong strategy involving the acquisition of royalty assets, acquisition of non-operated working interest assets, and direct drilling operations conducted through the Company’s wholly owned subsidiary, Phoenix Operating LLC (“PhoenixOp”). Pursuant to this strategy, the Company purchases a variety of assets, including mineral interests, leasehold interests, overriding royalty interests, and perpetual royalty interests. While the Company has primarily targeted assets in the Williston Basin, Permian Basin, Powder River, and Denver Julesburg Basin (“DJ Basin”), it is agnostic to geography and prioritizes asset potential in executing on its acquisition strategy.

The Company leverages its specialized software system and experienced management team to identify asset opportunities that fit its desired criteria and potential for returns. The Company prioritizes assets with potential for high monthly recurring cashflows and primarily targets assets that have a potential payback period of 12-48 months and long-term (often more than 20 years) lifetime cashflows. To help identify and prioritize assets with such potential, the Company developed a software system to in 2019. The software system is designed to be scalable and process inputs from a variety of internal and external sources, and supports the Company’s ability to identify, analyze, underwrite, and formally transact in the purchasing of oil and gas assets. The software system operates across three key facets of our business:

1.

Asset Discovery – The data-driven system has customized inputs that are selected by management to pull in and incorporate data sets from multiple third party sources through custom application interfaces (“APIs”) that automatically retrieve updated information on a regular basis. For example, the system retrieves detailed land and title data and well-level data including operator, production metrics, well status, dates of activities, well-specific activities and historical reporting. The software system compiles these inputs and creates dashboards that can be accessed by management to analyze and review granular data on an asset-by-asset level. These dashboards present certain key information, including, among others, the geography of the asset, the estimated probability of future oil wells, the estimated predictability of the timing and value of cashflows, and local and national oil prices. We believe this process provides us with key market intelligence and insights, tailored to prioritize asset traits curated and targeted by management, to identify and rank potential assets. We believe this provides us with a competitive advantage because we are able to identify potentially valuable assets, based on our own hierarchy and prioritization of asset traits and data inputs, that may otherwise be missed by other industry participants.

2.

Asset Grading and Estimates – The outputs from the asset discovery process are then run through a discounted cash flow model, using management inputs for discount rate and the price of oil, to generate asset value and pricing estimates. The software system grades these assets based on management’s desired target criteria for high probability of high near-term cash flow, and generates a summery version of assets to prospect for acquisition for our sales team. The system also generates an acquisition price for each asset, which informs the sales team as to the maximum price that the Company may be willing to offer in any prospective transaction. This process is used to further characterize high priority targets for sales and acquisition efforts.

3.

Asset Acquisition – Based on management input, the software system then routes the pricing and asset information from the asset grading and estimates process through an automated document generator to create customized, asset-specific document packages for utilization and distribution by our sales team. The workflow for these document packages is then processed and monitored using Salesforce, which distributes the documents to our operations team for the preparation of an offering and sale package, which is then delivered to the prospective seller. Using relationship management features within Salesforce, the sales team is able to record notes and each opportunity can be tracked from its original data upload through the lifecycle of the sales process.

While the data inputs utilized by our software system are largely based on public information, considerable customization and coding has been done to generate a system that we can leverage in our business. This software was designed and built by the Company to address its specific needs and the Company is not aware of a similar competitive product. The Company relies on trade secret laws to protect its software system and does not own any registered copyright, patent or other intellectual property rights regarding its software. However, the Company believes the investment of significant monetary and intellectual resources have created a system that would be difficult to replicate. The Company currently has no intention of licensing or selling the software. See “Risk Factors – Risks Related to Our Business and Industry – We do not currently own any registered intellectual property rights relating to our software system and may be subject to competitors developing the same technology.”

Following the acquisition of an asset, the Company typically shares in the proceeds of the natural resources extracted and sold by a third-party oil and gas operator.

While the Company anticipates that extraction activities at its assets will continue to be primarily performed by third parties in the near term, the Company also expects to increase the extent to which PhoenixOp is utilized to drill and operate producing wells, beginning with oil and gas properties contributed to PhoenixOp by the Company. While running extraction activities through PhoenixOp will require significantly more capital than partnering with a third-party oil and gas operator, the Company believes that this operating model will provide greater control of cashflow and increases the potential for shorter payback periods as compared to returns on royalty assets and non-operating working interest assets. The Company estimates that this operating model will require approximately $150,000,000 in additional capital throughout 2024 in order to achieve the Company’s intended business plan. The Company expects that such capital needs will be met in the near to medium term by capital contributions to PhoenixOp by the Company, which the Company expects to fund from time to time in varying amounts through a combination of cash from operations, the proceeds from unregistered debt offerings, the proceeds of the PCGHI Loan (defined herein), if any, the proceeds of the Adamantium Loan Agreement (defined herein), the proceeds of debt procured by any future subsidiary lender to the Company, and the Credit Agreement (defined herein). The funding of additional amounts to PhoenixOp by the Company is not subject to specific milestones or triggering events, but instead will be guided by the business judgment of the Company and PhoenixOp in order to execute on the Company’s intended business plan. The Company intends to make such capital contributions to PhoenixOp until such time as PhoenixOp procures its own financing, if any, or has sufficient cash from operations to operate without supplemental financing from the Company. As of December 31, 2023 the Company had contributed approximately $33.2 million in cash and $15.3 million in lease assets to PhoenixOp. Lease contributions are contributed to PhoenixOp at a value equal to the Company’s cost of acquisition of the contributed asset. The leases contributed are generally required in order for PhoenixOp to operate extraction activities on such assets. The Company anticipates contributing additional oil and gas properties to PhoenixOp in the future. The Company expects to only contribute oil and gas properties to PhoenixOp that are located in an area where the Company owns or leases enough continuous productive acreage to support meaningful mineral extraction activities. Whether and when the Company has properties it decides to contribute to PhoenixOp will depend on, among other things, the Company’s ability to acquire properties from multiple owners, the amount and quality of mineral reserves discovered on such properties, the presence of or proximity to third-party operators with existing extraction activities and the suitability of the area’s topography for drilling and operating producing wells. PhoenixOp is currently a borrower under certain of the Company’s loan agreements, including the Credit Agreement and Adamantium Loan Agreement, and could borrow amounts under such agreements directly. PhoenixOp may procure its own independent source of financing in the future, however, there is currently no definitive plan with respect to such independent financing. PhoenixOp commenced initial spudding at its first wells in the third quarter of 2023 and the Company anticipates that the first operated production from the initially contributed properties could occur as early as the first quarter of 2024.

The Company’s principal executive offices are located at 18575 Jamboree Road, Suite 830, Irvine, CA 92612, and its telephone number is (303) 376-9778. For more information about the Company, please visit its website at https://www.phxcapitalgroup.com. The information on, or otherwise accessible through, our website does not constitute a part of this offering circular.

See “General Information About The Company – The Company’s Business Strategy”

The Offering. We are offering to investors the opportunity to purchase up to an aggregate of $23,619,000 of Bonds. See “Plan of Distribution - Who May Invest” for further information. The offering will terminate on the earliest of: (i) the date we sell the Maximum Offering Amount; (ii) December 23, 2024; or (iii) such date upon which we determine to terminate the offering, in our sole discretion.

Our Company will conduct closings, the “closing dates,” and each a “closing date,” in this offering on at least a weekly basis assuming there are funds to close until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the applicable closing date. If subscriptions are received on a closing date and are accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but are not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and Bonds will be issued to investors, or the “Bondholders.” If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

Issuer	Phoenix Capital Group Holdings, LLC, a Delaware limited liability company.

Securities Offered	Maximum – $23,619,000, aggregate principal amount of the Bonds.

Investor Suitability Requirements

You should purchase Bonds only if you have substantial financial means and you have no need for liquidity in your investment. Under Rule 251(d)(2)(i)(C) of Regulation A, non-accredited purchasers of the Bonds are subject to an investment limitation. More specifically, non-accredited, non-natural investors may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end), and non-accredited, natural person investors may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth. See “Plan of Distribution – Who May Invest” for further information regarding the definition of “accredited investor” under Rule 501 of Regulation D, how to calculate your net worth, and other important information regarding investment limitations and investor suitability.

Maturity Date

The Bonds are being offered on a continuous basis over a maximum period of 3 years starting from December 23, 2021, with the sole difference between the Bonds being their respective maturity dates. The Bonds will mature on the third anniversary of the initial issuance date of such Bonds.

The Company may elect to extend the maturity date of the Bonds for up to two additional one-year periods in the Company’s sole discretion. Each such extension would constitute a new offering for the purpose of the registration requirements of the Securities Act and, as such, would be required to be registered or conducted pursuant to an exemption from registration. Any such subsequent offering conducted pursuant to Regulation A would count against the aggregate dollar limitations in Rule 251(a) of Regulation A. See “Description of Bonds – Interest and Maturity” for more information.

Interest Rate

9.0% per annum computed on the basis of a 360-day year.

If we elect to extend the maturity date of the Bonds, the Bonds will bear interest at 10.0% per annum in the first one-year extension period and 11.0% per year in the second one-year extension period.

Interest Payments

Interest payments will be paid in equal monthly installments to the record holders of the Bonds on the tenth day of each month, or if such day is not a business day, the next business day, thereafter until the Bonds have been repaid in full or are otherwise no longer outstanding. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months.

Offering Price	$1,000 per Bond.

Ranking

The Bonds will be subordinated, unsecured indebtedness of the Company. The Bonds will be contractually subordinated to any other indebtedness that the Company expressly agrees is senior to the Bonds and effectively subordinated to any of the Company’s current or future secured indebtedness, to the extent of the value of the assets securing that indebtedness. The Bonds will also be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Company’s subsidiaries, including the Company’s wholly owned subsidiaries, Phoenix Capital Group Holdings I LLC (“PCGHI”) and Adamantium Capital, LLC (“Adamantium”).

As of December 31, 2023, the Company’s secured indebtedness consisted of amounts under (i) its $30,000,000 revolving credit loan from Amarillo National Bank (“ANB”) pursuant to that certain Commercial Credit Agreement, dated as of July 24, 2023 (the “Credit Agreement”), by and among ANB, the Company and PhoenixOp, which is secured by a senior security interest in all of the assets of the Company and its subsidiaries, and (ii) its loan agreement with its wholly owned subsidiary, Adamantium, dated September 14, 2023 (as amended, the “Adamantium Loan Agreement”), which provides for borrowings up to a maximum principal amount of $200,000,000 in one or more advances to the Company and PhoenixOp, and is secured by junior mortgages (junior to the Credit Agreement or other senior secured indebtedness) on certain properties owned by the Company and its subsidiaries. The Company intends to enter into the PCGHI Loan, which will be secured by junior mortgages (junior to the Credit Agreement or other senior secured indebtedness) on certain properties of the Company and its subsidiaries and, if executed, will also rank effectively senior to the Bonds with respect to PCGHI’s collateral interest in such properties and any other assets of PCGHI. See “Certain Relationships and Related Party Transactions” for more information.

The Bonds will be structurally subordinated to the unsecured bonds offered and sold by Adamantium pursuant to an offering under Rule 506(c) of Regulation D that commenced in September 2023 with maturity dates ranging from five to eleven years of the issue date and interests rates ranging from 14-15% (the “Adamantium Bonds”), to the extent of the value of the collateral securing the Adamantium Loan Agreement and any other assets of Adamantium. The Company expects to expand the interest rate range for the Adamantium Bonds to 13%-16%. There is no guarantee that Adamantium will raise $200,000,000 of Adamantium Bonds to fund advances to the Company and PhoenixOp pursuant to the Adamantium Loan Agreement.

The Bonds will rank pari passu with certain of the Company’s other unsecured indebtedness, including: (i) unsecured bonds offered and sold pursuant to an offering under Rule 506(b) of Regulation D that commenced in July 2020 and was terminated in September 2020 with maturity dates ranging from one to four years and interest rates ranging from 6.5% to 15% (the “2020 506(b) Bonds”); (ii) unsecured bonds offered and sold pursuant to an offering under Rule 506(c) of Regulation D that commenced on October 22, 2020 and terminated in December 2021 with maturity dates ranging from one year to four years and annual interest from 6.5% to 15% (the “2020 506(c) Bonds”); (iii) unsecured bonds offered and sold pursuant to an offering under Rule 506(c) of Regulation D that commenced in July 2022 and terminated in

December of 2022 with five year maturity and annual interest of 11% (the “11% 2022 506(c) Bonds”); (iv) unsecured bonds offered and sold pursuant to Rule 506(c) that commenced on July 22, 2022 and terminated in December 2022 with a nine month maturity and interest rates of 8% or 9% (the “8% 2022 506(c) Bonds”); and (v) the Company’s unsecured bonds offered and sold to date pursuant to its offering under Regulation A, which are being offered on a continuous basis (collectively with the 2020 506(b) Bonds, the 2020 506(c) Bonds, and the 11% 2022 506(c) Bonds, the “Pari Passu Obligations”).

The Bonds will rank senior to the Series AAA through Series D-1 Bonds offered pursuant to an offering under Rule 506(c) of Regulation D that commenced in December 2022 and terminated in August 2023 with maturity dates from nine months to seven years with interest rates from 8% to 12% (the “December 2022 Subordinated Reg D Bonds,”). The Bonds also rank senior to the Series U through Series Z-1 Bonds offered pursuant to an offering under Rule 506(c) of Regulation D that commenced in August 2023 with maturity dates from one to eleven years with interest rates from 9% to 13% (the “August 2023 Subordinated Reg D Bonds,” and together with the December 2022 Subordinated Reg D Bonds, the “Subordinated Reg D Bonds”).

As of December 31, 2023, there was: (i) $30,000,000 outstanding under the Credit Agreement; (ii) $19,324,000 of Adamantium Bonds outstanding, with maturities ranging from January 10, 2029 to December 10, 2034, and the corollary amount outstanding under the Adamantium Loan Agreement; (iii) $104,749,695 of Pari Passu Obligations outstanding, with maturities ranging from March 21, 2024 to December 31, 2027 (which amount includes $84,236,000 of Bonds outstanding, with maturities ranging from January 31, 2025 to November 10, 2026); and (iv) $269,508,000 of Subordinated Reg D Bonds outstanding, with maturities ranging from February 10, 2024 to December 10, 2034.

As of December 31, 2023, there was: (i) $49,324,000 in debt obligations outstanding that will rank senior to the Bonds (which amounts includes $30,000,000 outstanding under the Credit Agreement and $19,324,000 of Adamantium Bonds outstanding); (ii) $104,749,695 in debt obligations that will rank pari passu with the Bonds; and (iii) $269,508,000 in debt obligations that will rank junior to the Bonds.

The terms of the Bonds permit the issuance of certain debt securities and incurrence of other indebtedness, which issuance or incurrence may rank senior to the Bonds.

See “Risk Factors – Risks Related to the Bonds and to this Offering,” “General Information About Our Company – Unsecured Debt Obligations” and “Company Structure Chart” for more information.

Use of Proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $22,556,145, after deducting the Broker-Dealer Fee.

We plan to use substantially all of the net proceeds from this offering for the purchase mineral rights and non-operated working interests, as well as additional asset acquisitions, and/or to make investments in PhoenixOp. See “Use of Proceeds” for additional information.

Redemption at the Option of the Bondholder

Bondholders will have the right to have their Bonds redeemed at any time prior to the maturity date, subject to an annual cap referenced below, regardless of the reason for the redemption, at a price equal to $950 plus all accrued but unpaid interest per Bond, regardless of when such Bonds are redeemed.

The Company’s obligation to redeem Bonds in any given year pursuant to this redemption is limited to 10% of the outstanding principal balance of the Bonds, in the aggregate, on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the offering termination. In addition, any Bonds redeemed as a result of a Bondholder’s right upon death, disability or bankruptcy, will be included in calculating the 10% Limit and will thus reduce the number of Bonds, in the aggregate, to be redeemed pursuant to this redemption option. Bond redemptions will occur in the order that notices are received. We are not required to establish a sinking fund or reserve for the redemption of Bonds and our ability to redeem Bonds, will be subject to the availability of cash or other financing sources and cannot be assured.

Redemption at the Option of the Company

The Bonds may be redeemed at our option at no penalty. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Bonds, plus any accrued but unpaid interest. For the specific terms of the Optional Redemption, please see “Description of Bonds – Optional Redemption” for more information.

Redemption Upon Death, Disability or Bankruptcy

Within 90 days of the death, disability or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Redemptions due to death, disability or bankruptcy shall count towards the annual 10% Limit; provided, however, that any redemptions pursuant to death, disability or bankruptcy shall not be subject to the 10% Limit. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to redeem his or her Bonds. If a Bond is held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Disability shall mean with respect to any Bondholder or beneficial holder, a determination of disability based upon a physical or mental condition or impairment arising after the date such Bondholder or beneficial holder first acquired Bonds. Any such determination of disability must be made by any of: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration, or the Applicable Governmental Agency, responsible for reviewing the disability retirement benefits that the applicable Bondholder or beneficial holder could be eligible to receive.

Bankruptcy shall mean, with respect to any Bondholder the final adjudication related to (i) the filing of any petition seeking to adjudicate the Bondholder bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Bondholder or such Bondholder’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (ii) without the consent or acquiescence of such Bondholder, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or, without the consent or acquiescence of such Bondholder, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Bondholder or of all or any substantial part of the property of such Bondholder which order shall not be dismissed within ninety (90) days.

Subject to the annual cap on redemptions, upon our receipt of a redemption request in the event of death, disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than 90 days after we receive documentation and/or certifications establishing (to the reasonable satisfaction of the Company) the right to be redeemed. On the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed plus the then outstanding principal amount of such Bond.

Default

The Indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our Company’s right to cure within a certain number of days of such event of default. Our Company will have the right to cure any payment default within 60 days before the trustee may declare a default and exercise the remedies under the Indenture. See “Description of Bonds - Events of Default” for more information.

Form	Bonds will be registered in book-entry form on the books and records of the Company. See “Plan of Distribution - Book-Entry, Delivery and Form” for more information.

Denominations	We will issue the Bonds only in denominations of $1,000.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.

Future Issuances

The Company may, from time to time, without notice to or consent of the Bondholders, issue additional bonds in the future with the same terms as the Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the Bonds and form a single series. No consent of the Bondholders is required under the Bonds for the issuance of additional Bonds, including such additional bonds that may have payment priority superior to current Bonds.

Securities Laws Matters:

The Bonds being offered are not being registered under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. In addition, the Company does not intend to be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Trustee, Registrar and Paying Agent

The Company is the registrar and designated paying agent with respect to the Bonds, and as such, will make payments on the Bonds. UMB Bank, N.A. acts as trustee under the Indenture. The Bonds will be issued in book-entry form only, evidenced by global certificates.

Governing Law	The Indenture and the Bonds will be governed by the laws of the State of Delaware.

Material Tax Considerations

You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors

An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” beginning on page 15 of this offering circular before making an investment decision.

COMPANY STRUCTURE CHART

Phoenix currently operates through several entities, including Phoenix Capital Group Holdings, LLC, Phoenix Capital Group Holdings I LLC, Phoenix Operating LLC and Adamantium Capital, LLC.

•	Phoenix Capital Group Holdings, LLC was formed on April 23, 2019 and represents the primary entity through which the group’s business is managed and conducted.

•

Phoenix Capital Group Holdings I LLC was formed on November 16, 2022 as a potential financing subsidiary to undertake financing efforts under Regulation A and subsequently loan amounts to Phoenix Capital Group Holdings, LLC and/or its subsidiaries. To date, Phoenix Capital Group Holdings I LLC has filed an offering statement under Regulation A in connection with the potential offer of unsecured bonds in an amount not to exceed $75 million annually in the aggregate. To date, such offering statement has not been qualified and Phoenix Capital Group Holdings I LLC has not completed any financings or loaned any amounts to Phoenix Capital Group Holdings, LLC or its subsidiaries. Bonds issued by PCGHI, if any, would rank structurally senior in priority to the Bonds to the extent of the value of the collateral securing the PCGHI Loan and any other assets of PCGHI.

•	Phoenix Operating LLC was formed on January 6, 2022 to manage and conduct drilling, extraction and related oil and gas operating activities.

•

Adamantium Capital LLC was formed on June 21, 2023 as a financing subsidiary to undertake financing efforts under Regulation D and subsequently loan amounts to Phoenix Capital Group Holdings, LLC and/or its subsidiaries as needed. Adamantium Capital LLC offers high net worth individuals unsecured Adamantium Bonds pursuant to an offering under Rule 506(c) of Regulation D and does not expect to undertake financing efforts under Regulation A. In connection with its financing efforts under Regulation D, Adamantium Capital LLC entered into the Adamantium Loan Agreement to loan the proceeds from sales of such Adamantium Bonds to Phoenix Capital Group Holdings, LLC and/or its subsidiaries. The Adamantium Loan Agreement is secured by junior mortgages (junior to the Credit Agreement or other senior secured indebtedness) on certain properties owned by the Phoenix Capital Group Holdings, LLC and its subsidiaries. As a result, the Adamantium Bonds are structurally senior to the Bonds to the extent of the value of the collateral securing the Adamantium Loan Agreement and any other assets of Adamantium.

The following diagram sets forth an overview of the corporate structure as of December 31, 2023.

(1)

All amounts and information as of December 31, 2023. See “Risk Factors” for a discussion of the risks related to our capital structure and your investment in the Bonds. The terms of the Bonds permit the issuance of certain debt securities and incurrence of other indebtedness, which issuance or incurrence may rank senior to the Bonds. See “Description of Bonds—Ranking.”

(2)

The Company is managed by one or more managers selected by Lion of Judah, LLC in its sole discretion. As of the date of this offering circular, Adam Ferrari, the Company’s Chief Executive Officer, and Lindsey Wilson, the Company’s Chief Operating Officer, jointly act as Managers. See “Security Ownership of Certain Beneficial Owners and Management” and “Managers, Executive Officers and Significant Employees.”

(3)

As of the date of this offering circular, PCGHI has filed an offering statement under Regulation A in connection with the potential offer of senior subordinated unsecured bonds in an amount not to exceed $75 million annually in the aggregate. Upon qualification of PCGHI’s proposed offering, if at all, the Company will enter into the PCGHI Loan with PCGHI, pursuant to which it may borrow up to $75 million of loans secured on a junior basis to the Credit Agreement by mortgages on certain of the Company’s property. The amount available to be borrowed will depend upon the gross proceeds of PCGHI’s offering, if any. The PCGHI Loan will rank effectively senior to the Bonds with respect to PCGHI’s collateral interests in such properties. Bonds issued by PCGHI, if any, would rank structurally senior in priority to the Bonds to the extent of the value of the collateral securing the PCGHI Loan and any other assets of PCGHI. See “Certain Relationships and Related Party Transactions—Phoenix Capital Group Holdings I LLC.”

(4)

Debt issued pursuant to Regulation D has maturities ranging from February 10, 2024 to December 10, 2034, at interest rates ranging from 6.5% to 15% per annum. Approximately $75.7 million in principal amount of such debt matures prior to December 31, 2024. The terms of the Bonds do not prohibit the Company from issuing more debt pursuant to Regulation D. See “Offering Circular Summary—The Offering—Ranking” and “General Information About Our Company – Unsecured Debt Obligations.”

(5)

Debt issued pursuant to Regulation A has maturities ranging between January 31, 2025 and November 10, 2026 and bears interest at 9% per annum. The terms of the Bonds do not prohibit the Company from issuing more debt pursuant to Regulation A. Any additional Bonds issued will rank pari passu with all existing Bonds.

(6)

As of December 31, 2023, Adamantium had issued $19,324,000 in debt pursuant to Regulation D, with the corollary amount outstanding lent to the borrowers (the Company and PhoenixOp) under the Adamantium Loan Agreement. Amounts loaned under the Adamantium Loan Agreement are secured by certain junior mortgage interests in various oil and gas properties owned by the Company and its subsidiaries. Such junior mortgage interests are and will be junior to the interest of the Credit Agreement and other senior secured indebtedness. As a result, the Adamantium Bonds will rank structurally senior in priority to the Bonds to the extent of the value of the collateral securing the Adamantium Loan Agreement and any other assets of Adamantium. There is no guarantee that Adamantium will raise $200,000,000 of Adamantium Bonds to fund advances to the Company and PhoenixOp pursuant to the Adamantium Loan Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in the Bonds is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Bonds should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase the Bonds. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Bonds and to this Offering

We may not have sufficient available cash to pay any interest or principal on the Bonds and our significant level of indebtedness and liabilities could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the Bonds.

We may not have or generate sufficient available cash to pay any interest or principal on the Bonds. The amount of cash available to us to make payment on the Bonds will depend principally on the cash that we generate from operations, which will depend on, among other factors, the amount of oil and gas we or the third-party operators at our properties can produce, the prices at which we or the third-party operators are able to sell oil and gas, the level of our capital expenditures and operating costs; and the level of our interest expense, which will depend on the amount of our outstanding indebtedness and the applicable interest rate.

Furthermore, we have and will continue to have a significant amount of indebtedness and liabilities following this offering. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including increasing our vulnerability to adverse economic and industry conditions, limiting our ability to obtain additional financing, requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, limiting our flexibility in planning for, or reacting to, changes in our business, and placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal and interest on the Bonds, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the Bonds, or any other indebtedness then outstanding, we may default, which would permit the holders of the affected indebtedness to accelerate the maturity of such indebtedness and could cause defaults under any other indebtedness. Any default under the Bonds or any other indebtedness could have a material adverse effect on our business, results of operations and financial condition.

The Bonds are not obligations of our subsidiaries and will be effectively subordinated to all of the liabilities of the Company’s subsidiaries. Such subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are obligations of the Company exclusively and not of any of our subsidiaries. The Bonds are effectively subordinated to all of the liabilities of the Company’s subsidiaries, to the extent of their assets, because they are separate and distinct legal entities with no obligation to pay any amounts due under the Company’s indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. For example, the holders of the Adamantium Bonds are structurally senior to our creditors, including Bondholders, with respect to Adamantium’s assets. Additionally, the Adamantium Loan Agreement can be amended or waived with the consent of the Company and Adamantium, including in order to change the amount, rate, payment terms, collateral package and borrowers thereunder. The consent of Bondholders is not required for any amendment or waiver of the Adamantium Loan Agreement, and any such amendment or may be adverse to the interests of Bondholders. The Company’s right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of the Company’s creditors, including holders of the Bonds, to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, in each case to the extent that the Company is not recognized as a creditor of such subsidiary. In addition, even where the Company is recognized as a creditor of a subsidiary, the Company’s rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The Bonds will be effectively subordinated to our current and future secured indebtedness, including amounts outstanding under the Credit Agreement with ANB the Adamantium Loan Agreement, and any indebtedness we may incur in connection with the PCGHI Loan.

The Bonds will be subordinated, unsecured indebtedness of the Company. The Bonds will be effectively subordinated to any of the Company’s current or future secured indebtedness, including the Credit Agreement and the Adamantium Loan Agreement, to the extent of the value of the assets securing that indebtedness. The Bonds will be subordinate to the collateral interest of any future secured indebtedness of the Company, including with respect to the PCGHI Loan. As of December 31, 2023, there was $30,000,000 outstanding under the Credit Agreement and $19,324,000 of Adamantium Bonds outstanding, with the corollary amount outstanding under the Adamantium Loan Agreement; provided that amounts under the Adamantium Loan may increase as and to the extent additional debt obligations are issued by Adamantium.

In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, ANB, Adamantium and PCGHI, as the lenders under the various credit agreements, will be senior in priority with respect to the collateral securing their loans. If the Company defaults under the aforementioned loan agreements, the lender of the defaulted loan could foreclose on its security interest in our assets pledged as collateral, which may result in our inability to pay interest or principal on the Bonds and exist as a going concern. In the event of default, there may not be sufficient assets remaining to pay amounts due on any or all of the Bonds then outstanding.

We may engage in a variety of transactions that may impair our ability to pay interest and principal on the Bonds.

The Indenture governing the Bonds will contain covenants that will limit us from making any fundamental changes including any merger, consolidation, winding up or liquidation. However, if we violate this covenant or engage in any transaction limited by the covenants pursuant to a waiver to the Indenture, it could have an adverse impact on Bondholders. In addition, other than the limited covenants contained in the Indenture discussed in this offering circular, we are not subject to additional restrictions on our activities. We may engage in activities, such as issuing additional debt that may rank senior or pari passu with the Bonds, that may hinder our ability to pay our bond service obligations.

The Company is subject to regular and balloon payments of principal and interest which may adversely impact our ability to service our debt and other Company obligations.

The Company is obligated to service multiple series of bonds with various payment schedules, maturity dates and interest rates. As a result, payments by the Company toward a certain series of bonds reduces cashflow available to a different series of bonds, which may increase the Company’s risk of default or business failure

The Trustee may exercise its rights under the Indenture in the event of default subject to the rights of the Company’s secured lenders.

Trustee may pursue its rights under the Indenture in the event of default; however, the Company’s secured lenders, including ANB, Adamantium and PCGHI, have senior positions with respect to the collateral securing their respective loans.

Some significant restructuring transactions that may adversely affect Bondholders may not constitute a Change of Control/Repurchase Event under the Indenture, in which case we would not be obligated to offer to repurchase the Bonds.

Some restructuring transactions that result in a change in control may not qualify as a Repurchase Event under the Indenture; therefore, Bondholders will not have the right to repurchase their Bonds, even though the Company is under new management. These transactions are limited to those which cause a non-affiliate of the Company to gain voting control. Upon the occurrence of a transaction which results in a change in control of the Company, Bondholders will have no voting rights with respect to such a transaction. In the event of any such transaction, Bondholders would not have the right to require us to repurchase their Bonds, even though such a transaction could increase the amount of our indebtedness, or otherwise adversely affect the Bondholders.

If we sell substantially less than all of the Bonds we are offering, the costs we incur to comply with the rules of the Securities and Exchange Commission, or the SEC, regarding financial reporting and other fixed costs (such as those relating to the offering) will be a larger percentage of our revenue and may reduce our financial performance and our ability to fulfil our obligations under the Bonds.

We expect to incur significant costs in maintaining compliance with the financial reporting for a Tier II Regulation A issuer and that our management will spend a significant amount of time assessing the effectiveness of our internal control over financial reporting. We do not anticipate that these costs or the amount of time our management will be required to spend will be significantly less if we sell substantially less than all of the Bonds we are offering.

Redemption requests of Bonds at the option of the Bondholder will be limited by the 10% Limit and to the extent they are accepted, will be subject to financial penalties for early redemption.

While the Bonds carry an early redemption right and a redemption right in the event of death, disability or bankruptcy of the Bondholder, redemptions are subject to an annual 10% redemption limit. As a result, requests for redemption from Bondholders may be rejected by the Company. Additionally, with respect to redemptions at the option of the Bondholders, except for death, disability or bankruptcy, early redemption penalties will apply, which will adversely affect Bondholders seeking to redeem Bonds prior to maturity. If the Company elects to extend the maturity of the Bonds as set forth herein, then a Bondholder may be required to redeem its Bonds, inclusive of the early redemption penalty, if the Bondholder does not wish to keep its Bonds through the extended maturity.

Redemption requests for Bonds at the option of the Bondholder or in the event of death, disability or bankruptcy of a Bondholder may have an adverse effect on the Company’s overall growth and ability to fulfil our obligations on the Bonds.

The Bonds carry an early redemption right and a redemption right in the event of death, disability or bankruptcy of the Bondholder. As a result, one or more Bondholders may elect to have their Bonds redeemed prior to maturity. In such an event, we may not have access to the necessary cash to redeem such Bonds. Additionally, any cash used to satisfy such redemption requests will be diverted from cash required to fund the continued growth of the Company. Accordingly, the use of funds towards redemptions could result in the Company’s inability to meet projected growth targets, which could, in turn, limit the Company’s ability to make interest and principal payments to Bondholders.

An event of default under the Credit Agreement and/or any other debt to which the Bonds are subordinate would likely impair the Company’s ability to make payments of principal and interest on the Bonds.

The Company is not permitted to make any payments to the Bondholders, including any payments of principal or interest under the Bonds, for so long as any event of default remains uncured or outstanding under the Credit Agreement. As a result, the Bondholders may not receive the payments they expect, or at all, upon an event of default under the Credit Agreement. In addition, following the cure of any such event of default or ANB’s successful remedy of such event of default, the Company may not have the funds, or otherwise have the means, to make any payments due to the Bondholders at such time.

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the Indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The Indenture governing the Bonds provides that in case an event of default occurs and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of its own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

There is no established trading market for the Bonds and we do not expect one to develop. Therefore, Bondholders may not be able to resell them for the price that they paid or sell them at all.

Prior to this offering, there was no active market for the Bonds and we do not expect one to develop. We do not have any present intention to apply for a quotation for the Bonds on an alternative trading system or over the counter market and even if we obtain that quotation in the future, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price or sell them at all.

Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, if the Bonds are listed on such a trading system, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this offering circular. No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

We may redeem all or any part of the Bonds that have been issued before their maturity, and you may be unable to reinvest the proceeds at either the same or a higher rate of return.

We may redeem all or any part of the outstanding Bonds prior to maturity. See “Description of Bonds—Optional Redemption” for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

The Indenture does not require the Company to provide Bondholders cash statements or certification of compliance with the Bonds.

The Indenture does not require the Company to provide Bondholders cash statements or financial information other than what is required to be filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or under Rule 257 of Regulation A. Further, so long as such filings by the Company are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR), such filings shall be deemed to have been provided to the Bondholders without any further action required by the Company. Moreover, the Company is only required to notify the Trustee annually, within one hundred twenty (120) days following December 31st, a written statement certifying that to the knowledge of the Company’s officers the Company is in compliance with this Indenture, or specifying any Event of Default hereunder.

We may invest or spend the proceeds of this offering in ways with which you may not agree.

Although we intend to use the proceeds from this offering for continued acquisitions of mineral rights and non-operated working interests, as well as additional asset acquisitions, and for capital contributions to PhoenixOp as necessary, we will not be contractually obligated to do so and will retain broad discretion over the use of proceeds from this offering. Bondholders may not deem such uses desirable. Because of the number and variability of factors that could determine our use of the proceeds from this offering, our actual uses of the proceeds from this offering may vary substantially from our currently planned uses.

Risks Related to Our Business and Our Industry

We have a limited operating history and may not be able to operate our business successfully

The Company was formed on April 23, 2019 and has had a limited operating history. As a result, an investment in securities offered by the Company may entail more risk than an investment in the securities of an oil and gas company with a substantial operating history. Our limited operating history may adversely impact our ability to conduct business and financial operations. Because of the unique difficulties and uncertainties inherent in the mineral rights investment business, we face a potential risk of business failure.

We incur increased costs as a result of ongoing reporting requirements, and our management devotes substantial time to compliance initiatives and corporate governance practices. Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to laws, regulations and rules enacted by national, regional and local governments. In particular, we are required to comply with certain ongoing reporting requirements of the SEC and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could adversely affect our business and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could adversely affect our business and results of operations.

We continue to iterate on our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit to the SEC is accumulated, communicated to management, and recorded, processed, summarized, and reported within the requisite time periods. Any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, management could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required public disclosure or filings regarding, among others, a fundamental change or other type of disclosure or event. Further, judgments in determining what constitutes a required disclosure, such as a potential fundamental change, may be incorrect and result in potential regulatory enforcement, lawsuits, or delays in our ability to conduct offerings pursuant to Regulation A. Our sixth post-qualification amendment to the offering statement on Form 1-A, which was qualified by the SEC on September 29, 2023, did not include disclosure regarding our Adamantium Loan Agreement entered into on September 14, 2023. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Because of the unique difficulties and uncertainties inherent in the mineral rights investment business, we face a potential risk of business failure.

Potential investors should be aware of the difficulties normally encountered by companies investing in mineral rights and the potential failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the mineral rights investment that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to finding mineral rights assets, and additional costs and expenses that may exceed current estimates. The search for minerals may also involve numerous hazards. Thus, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration phase will result in the discovery of economic deposits of minerals. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

If we are unable to successfully compete within the mineral rights business, we will not be able to achieve profitable operations.

The mineral rights business is highly competitive. This industry has a multitude of competitors. Our exploration activities will be focused on attempting to locate commercially viable mineral deposits. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when investing in mineral rights. If third-party operators conducting extraction and sale activities at properties in which we own mineral rights, or if we or others are unable to retain qualified third-party operators to assist us in production activities if a commercially viable deposit is found to exist, the property may be unable to enter into production and we may not achieve profitable operations.

Because of factors beyond our control which could affect the marketability of minerals found, we may experience difficulty selling any minerals we discover.

Even if commercial quantities of mineral reserves are discovered, a ready market may not exist for the sale of these reserves. Numerous factors beyond our control may affect the marketability of any minerals discovered. These factors include market fluctuations, the proximity and capacity of minerals markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

State and local government bodies regulate mineral exploration or exploitation within that state. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

A shortage of equipment and supplies for our third-party operators could adversely affect our ability to operate our business.

Our third-party operators are dependent on various supplies and equipment in order to carry out its extraction operations. Any shortage of such supplies, equipment and parts could have a material adverse effect on their ability to carry out operations and therefore limit or increase the cost of production and, ultimately, our profitability.

We will be contracting with third parties to perform the actual extraction operations, and these third-party contractors may not perform as we expect.

We will be utilizing third-party contractors to perform the drilling and extraction operations on our assets to extract the natural resources we rely on to generate revenue. If the third-party contractors we hire do not perform as we expect, we may not generate as much of a profit as we anticipate, which could limit our ability to make interest and principal payments to Bondholders. Further, if the contractors are not competent with respect to environmental laws and risks, we may face enforcement actions, lawsuits, civil or criminal fines or penalties, loss or reputation or other costly expenditures, all of which could damage our business operations. Reckless action on the part of incompetent contractors could also lead to damage to, or destruction of, our assets leading to delays in future actions and loss of revenue, among other costly outcomes.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

The current and future operations of our business and that of the third-party contractors on our land are and will be governed by laws and regulations, including:

•	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

•	laws and regulations related to exports, taxes and fees;

•	labor standards and regulations related to occupational health and mine safety;

•	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

•	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure of the third parties we contract with to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Our estimated mineral reserves quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserves estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

Numerous uncertainties are inherent in estimating quantities of mineral reserves. The process of estimating mineral reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir, including assumptions regarding future natural gas and oil prices, subsurface characterization, production levels and operating and development costs. For example, our estimates of our reserves are based on the unweighted first-day-of-the-month arithmetic average commodity prices over the prior 12 months in accordance with SEC guidelines. Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of those estimates. Sustained lower prices will cause the 12-month unweighted arithmetic average of the first-of-the-day price for each of the 12 months preceding to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of our reserves being reduced. To the extent that prices become depressed or decline materially from current levels, such conditions could render uneconomic a portion of our proved reserves, and we may be required to write down our proved reserves.

Furthermore, SEC rules require that, subject to limited exceptions, proved undeveloped reserves may only be recorded if they relate to wells scheduled to be drilled within five years after the date of booking. This rule may limit our potential to record additional proved undeveloped reserves as we pursue our drilling program through PhoenixOp. To the extent that prices become depressed or decline materially from current levels, such condition could render uneconomic a number of our identified drilling locations, and we may be required to write down our proved undeveloped reserves if we do not drill those wells within the required five-year time frame or choose not to develop those wells at all.

As a result, estimated quantities of reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Over time, we may make material changes to our reserves estimates. Any significant variance in our assumptions and actual results could greatly affect our estimates of reserves, the economically recoverable quantities of minerals attributable to any particular group of properties, the classifications of reserves based on risk of non-recovery and estimates of future net cash flows.

In addition, estimates of probable reserves, and the future cash flows related to such estimates, are inherently imprecise and are more uncertain than estimates of proved reserves, and the future cash flows related to such estimates, but have not been adjusted for risk due to that uncertainty. Because of such uncertainty, estimates of probable reserves, and the future cash flows related to such estimates, may not be comparable to estimates of proved reserves, and the future cash flows related to such estimates, and should not be summed arithmetically with estimates of proved reserves and the future cash flows related to such estimates. When producing an estimate of the amount of minerals that are recoverable from a particular reservoir, an estimated quantity of probable reserves is an estimate of those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir. Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves. See “General Information About our Company—Our Properties.”

The present value of future net revenues from our proved reserves, or PV-10, will not necessarily be the same as the current market value of our estimated proved reserves.

You should not assume that the present value of future net revenues from our proved reserves is the current market value of our estimated proved reserves. We currently base the estimated discounted future net revenues from our proved reserves on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the preceding 12 months. Actual future net revenues from our reserves will be affected by factors such as:

•	actual prices we receive for natural gas and oil;

•	actual cost of development and production expenditures;

•	the amount and timing of actual production;

•	transportation and processing; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net revenues may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general. Actual future prices and costs may differ materially from those used in the present value estimate.

Estimated reserves do not represent or measure the fair value of the respective property or asset and we may sell or divest an asset for much less than the amount of estimated reserves.

Estimated proved reserves and estimated probable reserves do not represent or measure the fair value of the respective properties or the fair market value at which a property or properties could be sold. In the event of any such sale, proceeds to the Company may be significantly less than the value of the estimated reserves. The development of our estimated proved undeveloped reserves may take longer and may require higher levels of capital expenditures than we currently anticipate.

The development of our estimated proved undeveloped reserves may take longer and may require higher levels of capital expenditures than we currently anticipate.

Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. As of June 30, 2023, approximately 73% of our total estimated proved reserves were undeveloped. Our reserves estimates assume that substantial capital expenditures will be made to develop non-producing reserves. We cannot be sure that the estimated costs attributable to our reserves are accurate. We anticipate needing to raise additional capital, or causing PhoenixOp to raise additional capital, to develop our estimated proved undeveloped reserves over the next five years and we cannot be certain that additional financing will be available to us on acceptable terms, or at all. Additionally, sustained or further declines in commodity prices may require us to revise the future net revenues of our estimated proved undeveloped reserves and may result in some projects becoming uneconomical. Further, our drilling efforts may be delayed or unsuccessful and actual reserves may prove to be less than current reserves estimates, which could have a material adverse effect on our financial condition, future cash flows and results of operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, the third parties we will contract with to perform the mining operations, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration and possible future development phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect the operations of the third-party contractors on our land as well as our business. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop the operations of the third-party contractors on our land or require a considerable capital expenditure. Although we and our third-party operators intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest. It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we will endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. The mining operations conducted by third parties on our land may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities of theirs may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on their production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (“EPA”) or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third-party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

We or our third-party operators could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties. There can be no assurance that our defense of such claims will be successful. A successful claim against us or any of the third parties we contract with to conduct operations on our land could have an adverse effect on our business prospects, financial condition and results of operation.

While the testing of our software system has been successful to date, there can be no assurance that we will be able to replicate the process, along with all of the expected economic advantages, on a large commercial scale.

As of the date of this offering circular, we have built and operated our software system on a limited scale. While we believe that our development and testing to date has proven the concept of our software, there can be no assurance that as we commence large scale operations that we will not incur unexpected costs or hurdles that might restrict the desired scale of our intended operations or negatively impact our business prospects, financial condition and results of operation. In addition, due to the relatively limited scale of use, there can be no assurance that the software will be accurate on an ongoing or continuous basis. If our software is unable to scale or is inaccurate, our business and operating results may suffer.

We do not currently own any registered intellectual property rights relating to our software system and may be subject to competitors developing the same technology.

As of the date of this offering circular, we do not own any registered intellectual property rights for our software system used in our mineral rights discovery, grading and estimates, and acquisition. We rely on trade secret laws to protect our software. There can be no assurance that these protections will be available in all cases or will be adequate to prevent third parties from copying, reverse engineering or otherwise obtaining and using our software. We substantially rely on this software to identify profitable assets ahead of our competitors.

If a competitor or anyone else replicates our software, then our business would materially suffer and our ability to repay any of our debts, including the obligations under the Bonds, may be affected.

Our software system may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

The applied science industry is characterized by frequent allegations of intellectual property infringement. Though we do not expect to be subject to any of these allegations, any allegation of infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause suspension of operations or force us to enter into royalty, license, or other agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings, we may be forced into protracted and costly litigation. We may not be successful in defending such litigation and may not be able to procure any required royalty or license agreements on acceptable terms or at all.

Our business is sensitive to the price of oil and timing of oil production, which may have an adverse effect on our ability to generate returns for investors.

We are in the business of purchasing mineral rights and non-operated working interests in land in the United States, including the rights to drill for oil and gas. A decline in oil prices can have an adverse effect on the value of our interests in the land which will materially and adversely affect our ability to generate cash flows and in turn our ability to make interest payments on the Bonds. Further, a slowdown in the timing of oil production may reduce our ability to collect lease payments from leaseholders, which could limit our ability to make interest and principal payments to Bondholders.

Our investments are focused on acquiring properties where oil production is either ongoing or imminent. Therefore, very few of our investments are expected to generate returns that substantially exceed our projections.

We focus on acquiring properties where oil production is ongoing or imminent, which we believe allows us to better estimate the potential for predictable near-term cash flows. As such, it is unlikely that production from such properties will substantially exceed our estimates and generate greater than expected revenue to the Company.

Our business could be adversely affected by unfavorable economic and political conditions, which in turn, can negatively impact our ability to generate returns to you.

The Company’s future business and operations are sensitive to general business and economic conditions in the United States. National and regional economies and financial markets have become increasingly interconnected, which increases the possibilities that conditions in one country, region, or market might adversely impact issuers in a different country, region, or market. Major economic or political disruptions, such as the slowing economy in China, the war in Ukraine and sanctions on Russia, the Israeli-Hamas conflict and a potential economic slowdown in the United Kingdom and Europe, may have global negative economic and market repercussions. While the Company does not have or intend to have operations in those countries, such disruptions may nevertheless cause fluctuations in oil prices, which could impact our ability to generate cash flows, and in turn, make payments to you.

The lingering effects of the coronavirus (also known as the COVID-19 virus) pandemic and uncertainty in the financial markets may adversely affect our ability to generate revenues.

The long-term impact of the coronavirus pandemic on the U.S. and world economies remains unknown, but effects of the pandemic, as well as inflation and rising interest rates, has led to uncertainty in the financial markets that could significantly and negatively impact the global, national and regional economies, the length and breadth of which cannot currently be predicted. Extended disruptions to the global economy are likely to cause fluctuations in oil prices and the timing of oil production, which could have a material adverse effect on our ability to generate cash flow, which in turn could limit our ability to pay interest on the Bonds.

The Company, through its investment in PhoenixOp and future assignment of oil and gas properties to PhoenixOp, intends to conduct extraction activities. Such activities will pose additional risks to the Company which could adversely affect the Company.

PhoenixOp, a wholly-owned subsidiary of the Company, will face numerous risks while drilling, including: failing to place a well bore in the desired target producing zone; not staying in the desired drilling zone while drilling horizontally through the formation; failing to run its casing the entire length of the well bore; and not being able to run tools and other equipment consistently through the horizontal well bore. Risks PhoenixOp may face while completing our wells include, but are not limited to, not being able to fracture stimulate the planned number of stages; failing to run tools the entire length of the well bore during completion operations; not successfully cleaning out the well bore after completion of the final fracture stimulation stage; increased seismicity in areas near its completion activities; unintended interference of completion activities performed by us or by third parties with nearby operated or non-operated wells being drilled, completed, or producing; and failure of our optimized completion techniques to yield expected levels of production.

Further, many factors may occur that cause PhoenixOp to curtail, delay or cancel scheduled drilling and completion projects, including but not limited to:

•	abnormal pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment or qualified personnel;

•	shortages of or delays in obtaining components used in fracture stimulation processes such as water and proppants;

•	delays associated with suspending our operations to accommodate nearby drilling or completion operations being conducted by other operators;

•	mechanical difficulties, fires, explosions, equipment failures or accidents, including ruptures of pipelines or storage facilities, or train derailments;

•	restrictions on the use of underground injection wells for disposing of waste water from oil and gas activities;

•	political events, public protests, civil disturbances, terrorist acts or cyber attacks;

•	decreases in, or extended periods of low, crude oil and natural gas prices;

•	title problems;

•

environmental hazards, such as uncontrollable flows of crude oil, natural gas, brine, well fluids, hydraulic fracturing fluids, toxic gas or other pollutants into the environment, including groundwater and shoreline contamination;

•	adverse climatic conditions and natural disasters;

•	spillage or mishandling of crude oil, natural gas, brine, well fluids, hydraulic fracturing fluids, toxic gas or other pollutants by us or by third party service providers;

•	limitations in infrastructure, including transportation, processing, refining and exportation capacity, or markets for crude oil and natural gas; and

•	delays imposed by or resulting from compliance with regulatory requirements including permitting.

PhoenixOp is not insured against all risks associated with our business. PhoenixOp may elect to not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented or for other reasons. In addition, pollution and environmental risks are generally not fully insurable.

Losses and liabilities arising from any of the above events could reduce the value of the Company’s capital contributions to PhoenixOp, increase the need for the Company to provide additional capital to PhoenixOp, and otherwise harm the Company’s financial position, which could adversely affect the Company and its ability to pay its obligations under the Bonds.

Any cybersecurity-attack or other security breach of our technology systems, or those of third-party vendors we rely on, could subject us to significant liability and harm our business operations and reputation.

Cybersecurity attacks and security breaches of our technology systems, including those of our clients and third-party vendors, may subject us to liability and harm our business operations and overall reputation. Our operations rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Threats to information technology systems associated with cybersecurity risks and cyber incidents continue to grow, and there have been a number of highly publicized cases involving financial services companies, consumer-based companies and other organizations reporting the unauthorized disclosure of client, customer or other confidential information in recent years. Cybersecurity risks could disrupt our operations, negatively impact our ability to compete and result in injury to our reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks, our security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions that could result in unauthorized disclosure or loss of sensitive information; damage to our reputation; the incurrence of additional expenses; additional regulatory scrutiny or penalties; or our exposure to civil or criminal litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS

The Company’s broker/dealer of record, Dalmore Group, LLC (the “Managing Broker-Dealer”), will receive a maximum broker-dealer fee of up to 4.5% of the gross proceeds of the offering (the “Broker-Dealer Fee”). Certain of the Company’s personnel, including Mr. Willer, the Company’s Managing Director, Capital Markets, are licensed registered representatives of the Managing Broker-Dealer and will be paid a portion of the Broker-Dealer Fee as sales compensation with respect to the sales of the Bonds. Mr. Willer will be paid up to 2.0% of the gross proceeds of the offering out of the Broker-Dealer Fee.

We estimate that the net proceeds we will receive from this offering will be $22,556,145, after deducting the Broker-Dealer Fee. We plan to use substantially all of the net proceeds from this offering for continued acquisitions of mineral rights and non-operated working interests, as well as additional asset acquisitions, and for capital contributions to PhoenixOp as necessary. The table below demonstrates our anticipated uses of offering proceeds, but the table below does not require us to use offering proceeds as indicated. Our actual use of offering proceeds will depend upon market conditions, among other considerations. The numbers in the table are approximate.

	Maximum Offering Amount*
	Amount(2)	Percent
Gross offering proceeds	$23,619,000	100%
Less offering expenses:
Broker-Dealer Fee(1)	$1,062,855	4.5%
Net Proceeds	$22,556,145	95.5%
Acquisitions of Mineral Rights and Non-Operated Working Interests(3)	$16,533,300	70.0%
Investment in PhoenixOp(4)	$4,723,800	20.0%
Working Capital and other asset acquisitions(5)	$1,299,045	5.5%

*	Amounts and percentages may vary from the above, provided that selling commission and expenses will not exceed 4.5% of gross offering proceeds.
(1)

This represents the maximum broker-dealer fee payable to Dalmore Group, LLC of up to 4.5% of the gross proceeds of the offering. See “Plan of Distribution” for more information. Certain of our employees, including Mr. Willer, are registered as associated persons of our broker-dealer and will be paid part of any Broker-Dealer Fee resulting from Bonds sold with their assistance.

(2)

This assumes we sell the Maximum Offering Amount comprised of $23,619,000 which represents the value of the maximum gross proceeds of Bonds available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount $75 million of securities that we are permitted to issued pursuant to Regulation A.

(3)

We anticipate up to approximately 70.0% of the gross proceeds of this offering will be used to acquire the mineral rights and non-operated working interests which represent our core business. As disclosed herein, we have multiple sources and potential of financing, as well as significant cash from operations, and as a result cannot predict with specificity whether any particular financing, including the Bonds, will be used for investment in mineral assets.

(4)

We anticipate up to approximately 20.0% of our gross proceeds from this offering will be invested in PhoenixOp. The Company estimates that its operating model will require approximately $150,000,000 in additional capital throughout 2024 in order to achieve the Company’s intended business plan. The Company expects to fund its contributions to PhoenixOp from the proceeds of this offering (up to the estimated amount disclosed above), but may also fund such contributions from the PCGHI Loan in the estimated amount of $8,000,000, if the Company is able to borrow the maximum amount of the PCGHI Loan, from the Adamantium Loan Agreement in the estimated amount of $32,000,000, if the Company is able to borrow the maximum amount of the Adamantium Loan Agreement, from the Credit Agreement, and from the proceeds of the Company’s sales of bonds under

Rule 506(c) of Regulation D. The exact amount and source of funding for our contributions to PhoenixOp will be dependent upon the timing and ultimate amount of the Company’s available sources of liquidity and funds to contribute to PhoenixOp, as well as on PhoenixOp’s capital needs, PhoenixOp’s other available sources of funding and which source of our financing may then be available to meet such needs.

(5)

We anticipate approximately 5.5% of our gross proceeds will be used for general working capital needs, such as the payment of executive and employee salaries, general overhead and operating costs, and the acquisition of assets in the oil and gas space that are not mineral rights or non-operated working interests.

PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation on investment in the offering, as prescribed in Rule 251(d)(2)(i)(C). The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i) you are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse (or spousal equivalent) in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) you are a natural person and your individual net worth, or joint net worth with your spouse (or spousal equivalent), exceeds $1,000,000 at the time you purchase the Bonds (please see below on how to calculate your net worth);

(iii) you are an executive officer, director, trustee, general partner or advisory board member of the issuer or a person serving in a similar capacity as defined in the Investment Company Act, or a manager or executive officer of the general partner of the issuer;

(iv) you are an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or an exempt reporting adviser as defined in Section 203(l) or Section 203(m) of that act, or an investment adviser registered under applicable state law.

(v) you are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership or a limited liability company, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;

(vi) you are an entity, with investments, as defined under the Investment Company Act, exceeding $5,000,000, and you were not formed for the specific purpose of acquiring the Bonds;

(vii) you are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, any Rural Business Investment Company as defined in the Consolidated Farm and Rural Development Act of 1961 or a private business development company as defined in the Investment Advisers Act of 1940;

(viii) you are an entity with total assets not less than $5,000,000 (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(ix) you are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds;

(x) you are a family client of a family office, as defined in the Investment Advisers Act, with total assets not less than $5,000,000, your purchase of the Bonds is directed by a person who has such knowledge and experience in financial and business matters that the family office is capable of evaluating the merits and risks of the prospective investment, and the family office was not formed for the specific purpose of investing in the Bonds;

(xi) you are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000; or

(xii) you are a holder in good standing of certain professional certifications or designations, including the Financial Industry Regulatory Authority, Inc. Licensed General Securities Representative (Series 7), Licensed Investment Adviser Representative (Series 65), or Licensed Private Securities Offerings Representative (Series 82) certifications.

Under Rule 251(d)(2)(i)(C) of Regulation A, (A) non-accredited, non-natural investors are subject to an investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end) and (B) non-accredited, natural person are subject to an investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed at the same interest rate and for the same term, unless redeemed upon maturity at our or your election. Each such renewal would constitute a new offering for the purpose of the registration requirements of the Securities Act and, as such, would be either registered or conducted pursuant to an exemption from registration.

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

Determination of Suitability

The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering have the responsibility to make every reasonable effort to determine that your purchase of Bonds in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Plan of Distribution – Who May Invest ” above;

•	can reasonably benefit from an investment in the Bonds based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Bonds; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of the Bonds;

•	the restrictions on transferability of the Bonds; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Bonds is suitable and appropriate for you.

The Offering

We are offering a maximum offering amount of $23,619,000 aggregate principal amount of the Bonds (“Maximum Offering Amount”) to the public at a price of $1,000 per Bond. The Company’s offering statement of which this offering circular is a part was originally qualified on December 23, 2021 and subsequently amended. If we sell the Maximum Offering Amount under this offering circular, we will have sold an aggregate of $121,065,000 of our Bonds since the initial qualification on December 23, 2021. The offering will terminate on the earliest of: (i) the date we sell the Maximum Offering Amount; (ii) December 23, 2024; or (iii) such date upon which we determine to terminate the offering, in our sole discretion.

We have arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered on a “commercially reasonable efforts” basis, which means generally that our broker/dealer of record is required to use only its commercially reasonable efforts to sell the Bonds and it has no firm commitment or obligation to purchase any of the Bonds. The offering will continue until the offering termination. We will conduct closings on at least a weekly basis assuming there are funds to close, until the offering termination. If either day falls on a weekend or holiday, the closing will be conducted on the next business day. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur two business days following each closing date. Two business days after the closing date, offering proceeds for that closing will be disbursed to us and the Bonds purchased will be issued to the investors in the offering. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on commercially reasonable efforts basis through Dalmore Group, LLC, our broker/dealer of record.

Broker-Dealer and Compensation We Will Pay for the Sale of the Bonds

The Company’s Managing Broker-Dealer will receive a Broker-Dealer Fee of up to 4.5% of the gross proceeds of the offering. Total underwriting compensation to be received by or paid to participating FINRA member Managing Broker-Dealers, including, without limitation, the Broker-Dealer Fee, will not exceed 4.5% of proceeds raised with the assistance of those participating FINRA member broker-dealers. Certain of our employees, including Mr. Willer, are registered as associated persons of our Managing Broker-Dealer and will be paid a portion of the Broker-Dealer Fee as sales compensation with respect to the sales of our Bonds. Mr. Willer will be paid up to 2.0% of the gross proceeds of the offering out of the Broker-Dealer Fee. As part of the Company’s previous engagement with its Managing Broker-Dealer, the Company paid its Managing Broker-Dealer a minor one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses that were anticipated to be incurred. In addition, we paid a $20,000 consulting fee that was due after FINRA issued its No Objection Letter.

Set forth below are tables indicating the estimated compensation and expenses that have been or may be paid in connection with the offering to our broker-dealers.

Offering:	Per Bond	Maximum Offering Amount
Price to investor:	$1,000	$23.619.000
Less broker-dealer fee:	$45	$1,062,855
Remaining Proceeds:	$955	$22,556,145

We have agreed to indemnify our broker/dealer of record and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us in connection with the offering. The amounts shown assume we sell all the Bonds offered hereby.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Bonds; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Bonds.

Discounts for Bonds Purchased by Certain Persons

We may pay reduced or no Broker-Dealer Fees in connection with the sale of Bonds in this offering to:

•	registered principals or representatives of our dealer-manager or a participating broker (and immediate family members of any of the foregoing persons);

•

our employees, officers and directors or those of our Managers, or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons), any benefit plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

•

clients of an investment advisor registered under the Investment Advisers Act or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer); or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the Broker-Dealer Fees may elect not to accept all or a portion of such compensation. In that event, such Bonds will be sold to the investor at a per Bond purchase price, net of all or a portion of selling commissions. The net proceeds to us will not be affected by reducing or eliminating Broker-Dealer Fees payable in connection with sales to or through the persons described above. Purchasers purchasing net of some or all of the Broker-Dealer Fees will receive Bonds in principal amount of $1,000 per Bond purchased.

Either through this offering or subsequently on any secondary market, affiliates of our Company may buy Bonds if and when they choose. There are no restrictions to these purchases. Affiliates that become Bondholders will have rights on parity with all other Bondholders.

We reserve the right to sell Bonds at a discount of up to ten percent (10%) of the offering price of $1,000 per Bond to certain investors purchasing 100 Bonds or more. Any discounts applied to the purchase price of the Bonds will reduce net proceeds to the Company.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement. The subscription agreement may be submitted in paper form and should be delivered to Phoenix Capital Group Holdings, LLC, Attn: Lindsey Wilson, 18575 Jamboree Road, Suite 830, Irvine, CA 92612. Subscriptions may be also submitted electronically. Generally, when submitting a subscription agreement electronically, a prospective investor will be required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. You may pay the purchase price for your bonds by check, ACH or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. All checks should be made payable to “Phoenix Capital Group Holdings, LLC.” We will hold closings on at least a weekly basis assuming there are funds to close. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the Indenture and the form of Bond certificate each included as an exhibit to the offering statement of which this offering circular is a part.

Book-Entry, Delivery and Form

The Bonds purchased will be registered in book-entry form on the books and records of the Company. The ownership of Bonds will be reflected on the books and records of the Company.

Book-Entry Format

Under the book-entry format, the Company, as paying agent, will pay interest or principal payments directly to beneficial owners of Bonds.

The Trustee

UMB Bank, N.A. has agreed to be the trustee under the Indenture. The Indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

The Indenture provides that in case an event of default specified in the Indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee.

The trustee may resign at any time or may be removed by the holders of a majority of the principal amount of then-outstanding Bonds. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee, we may remove the trustee, or a court of competent jurisdiction may remove the trustee, upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

We are offering the Bonds pursuant to an exemption to the Trust Indenture Act of 1939, or the Trust Indenture Act. As a result, investors in the Bonds will not be afforded the benefits and protections of the Trust Indenture Act. However, in certain circumstances, the Indenture makes reference to the substantive provisions of the Trust Indenture Act.

Registrar and Paying Agent

The Company is the designated paying agent with respect to the Bonds, and as such, will make payments on the Bonds. The Bonds will be issued in book-entry form only, evidenced by global certificates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Phoenix Capital Group Holdings, LLC was formed in the state of Delaware on April 16, 2019. The Company conducts operations from four physical offices located in Irvine, CA, Denver, CO, Dallas, TX and Casper, WY respectively. The Company is focused on oil and gas operations and executing on a three prong strategy involving the acquisition of royalty assets, acquisition of non-operated working interest assets, and direct drilling operations conducted through the Company’s wholly owned subsidiary, PhoenixOp. Pursuant to this strategy, the Company purchases a variety of assets, including mineral interests, leasehold interests, overriding royalty interests, and perpetual royalty interests. While the Company has primarily targeted assets in the Williston Basin, Permian Basin, Powder River, and Denver Julesburg Basin, it is agnostic to geography and prioritizes asset potential in executing on its acquisition strategy.

The Company leverages its specialized software system and experienced management team to identify asset opportunities that fit its desired criteria and potential for returns. The Company prioritizes assets with potential for high monthly recurring cashflows and primarily targets assets that have a potential payback period of 12-48 months and long-term (often more than 20 years) lifetime cashflows. To help identify and prioritize assets with such potential, the Company developed a software system in 2019. The software system is designed to be scalable and process inputs from a variety of internal and external sources, and supports the Company’s ability to identify, analyze, underwrite, and formally transact in the purchasing of oil and gas assets. The software system operates across three key facets of our business: (1) asset discovery; (2) asset grading and estimates; and (3) asset acquisition.

Following the acquisition of an asset, the Company typically shares in the proceeds of the natural resources extracted and sold by a third-party oil and gas operator. While the Company anticipates that extraction activities at its assets will continue to be primarily performed by third parties in the near term, the Company also expects to increase the extent to which PhoenixOp is utilized to drill and operate producing wells, beginning with oil and gas properties contributed to PhoenixOp by the Company. While running extraction activities through PhoenixOp will require significantly more capital than partnering with a third-party oil and gas operator, the Company believes that this operating model will provide greater control of cashflow and increases the potential for shorter payback periods as compared to returns on royalty assets and non-operating working interest assets.

From inception until June 30, 2023, Phoenix acquired over 2,664 different mineral assets of which roughly 2,459 remain owned by the Phoenix as of June 30, 2023. Assets that were disposed of were conveyed principally to private equity firms who operate in the vibrant, liquid secondary market.

As of June 30, 2023, the Company database had nearly 375,000 individual records in the current markets of interest which are comprised of the key basins in North Dakota, Montana, Wyoming, Colorado, Utah, and Texas. The Company believes that the addressable markets in its focus regions provide a significant opportunity for continued growth and scale. Over time, the Company anticipates expanding beyond these focus regions.

Phoenix is a private, family and employee-owned company.

Results of Operations — For the Years Ended December 31, 2022 and December 31, 2021 and the Six Month Period Ended June 30, 2023

Phoenix closed its $28 million investment facility on October 28, 2021 with Cortland Credit Lending Corporation. In addition, Phoenix formally launched its Regulation A and D offerings in early 2022. These offerings raised over $83 million in funds as of December 31, 2022. The company views its methods and ability to capitalize the Company as unique competitive advantages over its peers.

Revenue

Royalty revenues significantly increased in the same period in 2022 in comparison to 2021, as was expected by the increase in capital investment in the Company and the price increase across the global commodity markets ($57,562,966 and $13,568,798, respectively). If our capital raising efforts continue at our recent pace, or increase in pace, Management believes revenues will grow at a similar pace over the next several years as additional capital is deployed and the Company continues to generate compounding revenue streams.

Our royalty revenues significantly increased in the semi-annual period ended June 30, 2023 in comparison to the same period in 2022 ($52,692,741 and $24,520,165, respectively), despite commodity prices dropping over 35% from the prior period. Our management believes revenues will continue to grow substantially throughout 2023 and into 2024 as (1) increases in commodity prices are realized, (2) properties the Company acquired in 2023 begin producing revenues and (3) PhoenixOp investments begin to generate revenues.

Operating Expenses

The Company recorded operating expenses of $45,037,108 in the annual period ended December 31, 2022, in comparison to $12,928,033 in the same period in 2021. The increases in period over period operating expenses were driven by increased personnel expense, general increased overhead expenses, increased sales and marketing expenditures, and associated professional fees and expenses. The operating expenses of the Company will continually grow in relation to assets in the portfolio due to the relational manner of mineral rights royalties to depletion and various oil and gas taxes and expenses (owner deductions, severance taxes and ad valorem taxes) as well as increased costs of maintaining and improving mineral, leasehold, and capital acquisition systems.

A large portion of the operating expenses of the Company are related to building for future growth – as one example, advertising for mineral, leasehold, and capital acquisition in 2022 increased over 23 times the similar expense line item in 2021. This expense, when isolated, is targeted at future growth for the Company, while the expense is incurred in the then-current period.

Our recorded operating expenses of $42 million in the semi-annual period ended June 30, 2023, in comparison to $11 million in the same period in 2022. The largest increase in spending occurred in relation to the Company’s capital program. Approximately $22 million of expenses were directly attributable to the up-front costs of the $160 million of bonds the Company raised in the first half of 2023. We incurred substantial up-front fees to raise capital through our Regulation A and Regulation D offerings. Those fees include advertising and marketing, fees to broker-dealers and registered representatives, legal fees related to regulatory filings and other related up-front fees. The weighted-average maturity of the bonds sold through these offerings is approximately four years.

The expenses related to the capital raise programs are discretionary and could be eliminated immediately, if markets or needs change. If the expenses were amortized over the benefit period (eight semi-annual periods), the up-front costs would be approximately $2.75 million rather than $22 million. The Company believes the long-term benefit of the capital that the Company is raising is critical to the Company’s growth and will lead to substantially increased revenues in the coming periods.

Net Loss

The Company recorded a net loss of $702,676 in the annual period ending December 31, 2022 and $659,546 for the same period in 2021. The Company expects to operate at a net income (again) starting as early as 2023. The company expects revenues to increase in greater proportion to expenses as the Company continues to leverage its competitive advantages over the industry. In addition, the company invested over $72.5 million in assets and drilling projects in the second half of 2022, the majority of which will begin contributing revenues in 2023.

The Company recorded a net loss of $11,613,115 in the semi-annual period ended June 30, 2023 compared to a net gain of $2,382,390 for the same period in 2022. The Company strategically accelerated its capital raise program in 2023 which resulted in a substantial increase in notes available to the Company ($243 million as of June 30, 2023 compared to $83 million at December 31, 2022). The Company believes the capital raised in 2023 is crucial to the growth of the Company and its ability to capitalize on the opportunities presented. Management expects substantial revenue growth throughout 2023 and 2024.

As discussed under “—Operating Expenses,” the largest driving factor of the GAAP net loss in the first half of 2023 was the up-front expenses related to the Company’s capital raising programs. In the first half of 2023, those capital program expenses tallied $22 million.

EBITDA

The Company maintained positive EBITDA in the semi-annual ended June 30, 2023 compared to the same period in 2022 ($10 million in 2023 compared to $11 million in 2022), in the face of substantially increased capital raising expenses. The Company expects EBITDA to grow substantially in 2023 and 2024 as the capital raised and deployed by the Company is expected to produce meaningful revenues. As of June 30, 2023, the majority of revenues are being produced from assets the Company had on its books in 2022. The approximately $160 million that the Company raised in 2023 has not yet materially produced revenues to the Company in 2023. Management expects the contribution of that capital deployed throughout 2023 to begin producing revenues in 2024.

EBITDA is a non-GAAP supplemental financial measure used by management and by external users of financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and their ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis. EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization. EBITDA does not represent and should not be considered an alternative to, or more meaningful than, net income (loss), income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP as measures of financial performance. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The computation of EBITDA may differ from computations of similarly titled measures of other companies.

Liquidity and Capital Resources

As of June 30, 2023, the Company had cash and receivables of $22,058,721. The Company strategically decided to pay down its balance with Cortland Credit, which as of June 30, 2023 had a principal balance of $18,608,333. See “General Information About Our Company – Summary of the ANB Commercial Credit Agreement” for more information. The Company engages in private placement offerings of securities, including unsecured debt. As of June 30, 2023, the Company’s aggregate bonds payable balance was $267,332,447 compared to $94,357,504 on December 31, 2022. The Company had total current liabilities of $114,275,575 as of June 30, 2023, comprised primarily of accounts payable, maturing Pari Passu Obligations, and the then current balance of the Cortland facility. Phoenix intends to continue to rely on its cash from operations and ability to incur additional indebtedness for its short- and long-term liquidity.

Plan of Operations

The Company plans on engaging in the continued acquisition of mineral and leasehold assets over the course of the next 12 months along with material investment in its subsidiary, PhoenixOp. In the opinion of management, based on historical profitability and positive cash flows, the Company’s capital program and anticipated cash from operations, the aggregate liquidity resources available to the Company are sufficient to meet its ongoing and prospective capital needs to continue to execute its business plan. Fixed overhead is not anticipated to materially increase, and resources from this offering and those available from organic and existing sources will largely be deployed in the continued purchase of mineral assets.

Trend Information

The Company is excited and encouraged by the success of its capital raising program. The Company believes it has three very powerful competitive advantages to its peers: its software, its ability to capitalize on opportunities through PhoenixOp, and its unique (in the Company’s industry) successful capital raising program. Management believes that coupling those competitive advantages has the potential to create a sustainable and attractive growth vehicle that can elevate the Company to an industry leader in the mineral rights, operated and non-operated working interest domains.

GENERAL INFORMATION ABOUT OUR COMPANY

Our Company

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company, was formed on April 23, 2019. The Company is focused on oil and gas operations and executing on a three prong strategy involving the acquisition of royalty assets, acquisition of non-operated working interest assets, and direct drilling operations conducted through the Company’s wholly owned subsidiary, PhoenixOp. Pursuant to this strategy, the Company purchases a variety of assets, including mineral interests, leasehold interests, overriding royalty interests, and perpetual royalty interests. While the Company has primarily targeted assets in the Williston Basin, Permian Basin, Powder River, and the DJ Basin, it is agnostic to geography and prioritizes asset potential in executing on its acquisition strategy.

The Company leverages its specialized software system and experienced management team to identify asset opportunities that fit its desired criteria and potential for returns. The Company prioritizes assets with potential for high monthly recurring cashflows and primarily targets assets that have a potential payback period of 12-48 months and long-term (often more than 20 years) lifetime cashflows. To help identify and prioritize assets with such potential, the Company developed a software system in 2019. The software system is designed to be scalable and process inputs from a variety of internal and external sources, and supports the Company’s ability to identify, analyze, underwrite, and formally transact in the purchasing of oil and gas assets. The software system operates across three key facets of our business:

1.

Asset Discovery – The data-driven system has customized inputs that are selected by management to pull in and incorporate data sets from multiple third party sources through custom application interfaces (“APIs”) that automatically retrieve updated information on a regular basis. For example, the system retrieves detailed land and title data and well-level data including operator, production metrics, well status, dates of activities, well-specific activities and historical reporting. The software system compiles these inputs and creates dashboards that can be accessed by management to analyze and review granular data on an asset-by-asset level. These dashboards present certain key information, including, among others, the geography of the asset, the estimated probability of future oil wells, the estimated predictability of the timing and value of cashflows, and local and national oil prices. We believe this process provides us with key market intelligence and insights, tailored to prioritize asset traits curated and targeted by management, to identify and rank potential assets. We believe this provides us with a competitive advantage because we are able to identify potentially valuable assets, based on our own hierarchy and prioritization of asset traits and data inputs, that may otherwise be missed by other industry participants.

2.

Asset Grading and Estimates – The outputs from the asset discovery process are then run through a discounted cash flow model, using management inputs for discount rate and the price of oil, to generate asset value and pricing estimates. The software system grades these assets based on management’s desired target criteria for high probability of high near-term cash flow, and generates a summery version of assets to prospect for acquisition for our sales team. The system also generates an acquisition price for each asset, which informs the sales team as to the maximum price that the Company may be willing to offer in any prospective transaction. This process is used to further characterize high priority targets for sales and acquisition efforts.

3.

Asset Acquisition – Based on management input, the software system then routes the pricing and asset information from the asset grading and estimates process through an automated document generator to create customized, asset-specific document packages for utilization and distribution by our sales team. The workflow for these document packages is then processed and monitored using Salesforce, which distributes the documents to our operations team for the preparation of an offering and sale package, which is then delivered to the prospective seller. Using relationship management features within Salesforce, the sales team is able to record notes and each opportunity can be tracked from its original data upload through the lifecycle of the sales process.

While the data inputs utilized by our software system are largely based on public information, considerable customization and coding has been done to generate a system that we can leverage in our business. This software was designed and built by the Company to address its specific needs and the Company is not aware of a similar competitive product. The Company relies on trade secret laws to protect its software system and does not own any registered copyright, patent or other intellectual property rights regarding its software. However, the Company believes the investment of significant monetary and intellectual resources have created a system that would be difficult to replicate. The Company currently has no intention of licensing or selling the software. See “Risk Factors – Risks Related to Our Business and Industry – We do not currently own any registered intellectual property rights relating to our software system and may be subject to competitors developing the same technology.”

Following the acquisition of an asset, the Company typically shares in the proceeds of the natural resources extracted and sold by a third-party oil and gas operator. While the Company anticipates that extraction activities at its assets will continue to be primarily performed by third parties in the near term, the Company also expects to increase the extent to which PhoenixOp is utilized to drill and operate producing wells, beginning with oil and gas properties contributed to PhoenixOp by the Company. While running extraction activities through PhoenixOp will require significantly more capital than partnering with a third-party oil and gas operator, the Company believes that this operating model will provide greater control of cashflow and increases the potential for shorter payback periods as compared to returns on royalty assets and non-operating working interest assets. The Company estimates that this operating model will require approximately $150,000,000 in additional capital throughout 2024 in order to achieve the Company’s intended business plan. The Company expects that such capital needs will be met in the near to medium term by capital contributions to PhoenixOp by the Company, which the Company expects to fund from time to time in varying amounts through a combination of cash from operations, the proceeds from unregistered debt offerings, the proceeds of the PCGHI Loan (defined herein), if any, the proceeds of the Adamantium Loan Agreement (defined herein), the proceeds of debt procured by any future subsidiary lender to the Company, and the Credit Agreement (defined herein). The funding of additional amounts to PhoenixOp by the Company is not subject to specific milestones or triggering events, but instead will be guided by the business judgment of the Company and PhoenixOp in order to execute on the Company’s intended business plan. The Company intends to make such capital contributions to PhoenixOp until such time as PhoenixOp procures its own financing, if any, or has sufficient cash from operations to operate without supplemental financing from the Company. As of December 31, 2023, the Company had contributed approximately $33.2 million in cash and $15.3 million in lease assets to PhoenixOp. Lease contributions are contributed to PhoenixOp at a value equal to the Company’s cost of acquisition of the contributed asset. The leases contributed are generally required in order for PhoenixOp to operate extraction activities on such assets. The Company anticipates contributing additional oil and gas properties to PhoenixOp in the future. The Company expects to only contribute oil and gas properties to PhoenixOp that are located in an area where the Company owns or leases enough continuous productive acreage to support meaningful mineral extraction activities. Whether and when the Company has properties it decides to contribute to PhoenixOp will depend on, among other things, the Company’s ability to acquire properties from multiple owners, the amount and quality of mineral reserves discovered on such properties, the presence of or proximity to third-party operators with existing extraction activities and the suitability of the area’s topography for drilling and operating producing wells. PhoenixOp is currently a borrower under certain of the Company’s loan agreements, including the Credit Agreement and Adamantium Loan Agreement, and could borrow amounts under such agreements directly. PhoenixOp may procure its own independent source of financing in the future, however, there is currently no definitive plan with respect to such independent financing. PhoenixOp commenced initial spudding at its first wells in the third quarter of 2023 and the Company anticipates that the first operated production from the initially contributed properties could occur as early as the first quarter of 2024.

Organizationally, the Company is broken into five departments made up of land and title, operations, technology, sales and marketing, and finance. Each business unit collaborates both internally and with the other departments to create both autonomy and a team environment.

Our Properties

Wells

The following table sets forth information about the wells in which we have a mineral or royalty interest as of June 30, 2023:

	Well Count
Basin or Producing Region	Gross	Net
Bakken/Williston Basin	2,976	47.0
DJ Basin/Rockies/Niobrara	460	6.5
Permian Basin	448	1.0
Other	46	0.1

Total	3,930	54.6

Oil and Natural Gas Data

Definitions. Set forth below are certain definitions commonly used in the oil and natural gas industry and useful in understanding our reserves and related disclosures.

“Bbl” refers to one stock tank barrel, of 42 U.S. gallons liquid volume, used in this offering circular in reference to crude oil or other liquid hydrocarbons.

“Btu” refers to British thermal unit, which is the heat required to raise the temperature of one pound of liquid water by one degree Fahrenheit.

“MMBtu” refers to one million Btus.

“Probable reserves” refers to those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir. Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves. The proved plus probable estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects. Where direct observation has defined a highest known oil (“HKO”) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

“Proved reserves” refers to quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes: (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined an HKO elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (a) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (b) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Evaluation and Review of Estimated Proved and Probable Reserves

The proved and probable reserves estimates reported herein are for six (6) months ended June 30, 2023 and year ended December 31, 2022. The technical persons primarily responsible for preparing the estimates set forth in the reserves reports incorporated herein each have over 15 years of industry experience. Each meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines. Our VP of Reservoir Engineering, Mr. Brandon Allen, is primarily responsible for overseeing the preparation of the reserves estimation. He has approximately 18 years of oil and gas operations and reserves estimation and reporting experience. He has earned Bachelor of Science degrees in Biochemistry and Chemical Engineering from the University of Colorado, Boulder, and is an active member of the Society of Petroleum Engineers.

Proved and probable reserve estimates are based on the unweighted arithmetic average prices on the first day of each month for the 12-month periods ended December 31, 2022 and June 30, 2023. Average prices for the 12-month periods were as follows: WTI crude oil spot price of $83.23 per Bbl and $94.14 per barrel as of June 30, 2023 and December 31, 2022, respectively, adjusted by lease or field for quality, transportation fees, and market differentials and a Henry Hub natural gas spot price of $4.763 per MMBtu and $6.357 per MMBtu as of June 30, 2023 and December 31, 2022, respectively, adjusted by lease or field for energy content, transportation fees, and market differentials. All prices and costs associated with operating wells were held constant in accordance with SEC guidelines.

The Company estimates the quantity or perceived cashflow of proved undeveloped reserves for financial reporting purposes in accordance with the 5-year rule as set forth by the SEC. Most proved undeveloped properties are operated by the Company’s subsidiary, PhoenixOp, whereby the Company and PhoenixOp have the property on the most current drill schedule. Non-operated proved undeveloped properties are properties whereby the Company has a high confidence that the property will be converted to a producing property within 5 years based on public and non-public data sources. As it relates to a majority of the mineral and non-operated working interest holdings by the Company, the Company does not have the ability to accurately estimate when or if undeveloped reserves under its holdings will be extracted and instead takes the conservative approach of only estimating the reserves that are either currently producing or have a clear line of sight to being extracted for proved reserves with the remainder of the reserves being categorized as probable reserves.

Estimates of probable reserves, and the future cash flows related to such estimates, are inherently imprecise and are more uncertain than estimates of proved reserves, and the future cash flows related to such estimates, but have not been adjusted for risk due to that uncertainty. Because of such uncertainty, estimates of probable reserves, and the future cash flows related to such estimates, may not be comparable to estimates of proved reserves, and the future cash flows related to such estimates, and should not be summed arithmetically with estimates of proved reserves, and the future cash flows related to such estimates. When producing an estimate of the amount of natural gas and oil that is recoverable from a particular reservoir, an estimated quantity of probable reserves is an estimate of those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir. Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

The reserves information in this disclosure represents only estimates. Reserve evaluation is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. In addition, results of drilling, testing and production subsequent to the date of an estimate may lead to revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities or both, our proved reserves will decline as reserves are produced.

In addition, we anticipate that the preparation of our proved reserve estimates are completed in accordance with internal control procedures, including the following:

•	Review and verification of historical production data, which data is based on actual production as reported by the operators of our properties;

•	Preparation of reserves estimates by Mr. Brandon Allen or under his direct supervision;

•

Review by Mr. Brandon Allen and Mr. Curtis Allen, our CFO, of all of our reported proved reserves at the close of the calendar year, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

•	Verification of property ownership by our land department; and

•	No employee’s compensation is tied to the amount of reserves booked.

The following table presents our estimated proved and probable oil and natural gas reserves as of June 30, 2023 (dollars in thousands):

	June 30, 2023 [1]	December 31, 2022 [2]
Estimated proved developed reserves
Oil (Bbl)	4,522,531	3,691,722
Natural Gas (Mcf)	10,476,338	7,624,212
Natural Gas Liquids (Bbl)	—	—
Total (Boe)(6:1) [4]	6,268,587	4,962,424
PV10 (Millions) [5]	$200,481	$189,885
Discounted Future Income Taxes [6]	$—	$—
Standardized Measure of Discounted Future Net Cash Flows	$200,481	$189,885
Estimated proved undeveloped reserves [3]
Oil (Bbl)	12,504,492	—
Natural Gas (Mcf)	9,730,287	—
Natural Gas Liquids (Bbl)	3,210,380	—
Total (Boe)(6:1) [4]	17,336,587	—
PV10 (Millions) [5]	$207,596	$—
Discounted Future Income Taxes [6]	$—	$—
Standardized Measure of Discounted Future Net Cash Flows	$207,596	$—
Estimated proved reserves
Oil (Bbl)	17,027,023	3,691,722
Natural Gas (Mcf)	20,206,625	7,624,212
Natural Gas Liquids (Bbl)	3,210,380	—
Total (Boe)(6:1) [4]	23,605,174	4,962,424
Percent proved developed	27%	100%
PV10 (Millions) [5]	$408,077	$189,885
Discounted Future Income Taxes [6]	$—	$—
Standardized Measure of Discounted Future Net Cash Flows	$408,077	$189,885
Estimated probable undeveloped reserves
Oil (Bbl)	55,972,428	—
Natural Gas (Mcf)	65,919,590	—
Natural Gas Liquids (Bbl)	—	—
Total (Boe)(6:1) [4]	66,959,026	—
PV10 (Millions) [5]	$911,618	$—
Discounted Future Income Taxes [6]	$—	$—
Standardized Measure of Discounted Future Net Cash Flows	$911,618	$—

(1)

Estimates of reserves as of June 30, 2023 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month of the last twelve (12) months ended June 30, 2023, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $83.23 per Bbl for oil and $4.763 per MMBtu for natural gas at June 30, 2023. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, production costs and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(2)

Estimates of reserves as of December 31, 2022 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the year ended December 31, 2022, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $94.14 per Bbl for oil and $6.357 per MMBtu for natural gas at December 31, 2022. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, production costs and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(3)

In early 2023, PhoenixOp was established with the intention that certain leaseholds held by the Company would be developed by PhoenixOp. PhoenixOp executed a contract for a drilling rig with Patterson-UTI Drilling Company on June 20, 2023. This allowed for previously unbooked reserves to be estimated and booked as proved undeveloped in accordance with SEC guidelines for reserves categorization and estimation and in adherence to the 5-year rule as set forth by the SEC.

(4)

Estimated proved reserves are presented on an oil-equivalent basis using a conversion of six Mcf per barrel of “oil equivalent”. This conversion is based on energy equivalence and not price or value equivalence. If a price equivalent conversion based on the twelve-month average prices for the period ended June 30, 2023 was used, the conversion factor would be approximately 17.5 Mcf per Bbl of oil.

(5)

PV-10 represents the discounted future net cash flows attributable to our proved oil and natural gas reserves before income tax, discounted at 10%. PV-10 of our total year-end proved reserves is considered a non-U.S. GAAP financial measure as defined by the SEC. We believe that the presentation of the PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves before taking into account any future corporate income taxes. We further believe investors and creditors use our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. Refer to the reconciliation of our PV-10 to the standardized measure of discounted future net cash flows in the table above.

(6)

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. The pro rata share of taxable income or loss is included in the individual income tax returns of members based on their percentage of ownership. Consequently, no provision for incomes taxes is made in the accompanying standardized measure of discounted future next cash flows in the table above.

Oil and Natural Gas Production Prices and Production Costs

Production and Price History

The following table sets forth information regarding production of oil and natural gas and certain price and cost information for each of the periods indicated:

	Six Months Ended June 30, 2023	Year Ended December 31,
		2022	2021
Production Data (All Properties):
Oil (Bbl)	646,286	523,416	203,532
Natural Gas (Mcf)	2,523,974	1,058,506	452,293
Total (Boe)(6:1) [1]	1,066,948	699,834	278,914
Average daily production (Boe/d)(6:1)	2,923	1,917	764
Average Realized Prices:
Oil (Bbl)	$71.10	$91.01	$67.46
Natural Gas (Mcf)	$2.67	$6.66	$2.77
Average Unit Cost per Boe (6:1):
Operating costs, production and ad valorem taxes	$15.40	$19.89	$13.18
% of Revenue	21.7%	21.9%	19.5%

(1)

“Btu-equivalent” production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of “oil equivalent,” which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

Productive Wells

Productive wells consist of producing wells, wells capable of production, and exploratory, development, or extension wells that are not dry wells. As of June 30, 2023, we owned mineral, royalty and working interests in 4,572 productive wells, the majority of which are primarily oil wells which produce natural gas and natural gas liquids as well.

Out of the total productive wells, 642 fall under our ‘wells in progress’ (WIP) category. We define a WIP as a spud well in a stage preliminary to production. We utilize both proprietary and public systems to identify WIPs based on four distinct criteria: 1) a well that has been spud but is not actively being drilled, 2) a well currently being drilled and awaiting completion, 3) a drilled well in the completion process, and 4) a drilled well that has been completed but is not yet producing. This term serves as a guide in our acquisition strategy, enabling us to pinpoint lower-risk investment opportunities for our stakeholders.

Drilling Results

As of June 30, 2023, the operators of our properties had drilled 3,748 gross productive development wells on the acreage underlying our mineral and royalty interests. As of June 30, 2022, the operators of our properties had drilled 2,126 gross productive development wells on the acreage underlying our mineral and royalty interests. As a holder of mineral and royalty interests, we generally are not provided information as to whether any wells drilled on the properties underlying our acreage are classified as exploratory. We are not aware of any dry holes drilled on the acreage underlying our mineral and royalty interests during the relevant periods.

Acreage

Mineral and Royalty Interests

The following tables set forth information relating to the acreage underlying our mineral interests as of June 30, 2023:

	Net Mineral Interests
Basin	Developed Acreage	Undeveloped Acreage	Total Acreage
Bakken/Williston Basin	59,940	5,409	65,349
DJ Basin/Rockies/Niobrara/PRB	9,882	1,019	10,901
Permian Basin/Other	5,312	346	5,659
Total Net Mineral Interest	75,134	6,775	81,909

	Gross Mineral Interests
Basin	Developed Acreage	Undeveloped Acreage	Total Acreage
Bakken/Williston Basin	2,486,398	205,826	2,692,224
DJ Basin/Rockies/Niobrara/PRB	409,912	38,792	448,704
Permian Basin/Other	220,352	13,184	233,536
Total Gross Mineral Interest	3,116,662	257,802	3,374,464

The methodology for computing the gross mineral acreage associated with our net mineral interest holdings was modified from June 30, 2022. This new methodology changed the estimation of the acreage associated with the drilling spacing unit (DSU) of each development well drilled on our underlying mineral interest holdings.

Summary of the ANB Commercial Credit Agreement

The Company, PhoenixOp, and ANB entered into the Credit Agreement dated as of July 24, 2023. As of December 31, 2023, amounts available under the Credit Agreement were fully drawn, with a current outstanding principal balance was $30,000,000. The Company used a portion of the proceeds from the Credit Agreement to pay off its prior senior indebtedness with Cortland Credit Corporation (“Cortland”). Amounts borrowed under the Credit Agreement shall bear interest at a floating rate equal to the prime rate published by the Wall Street Journal plus 3.00%, subject to a floor of 9.00%. Interest accrued on the outstanding balance shall be payable on the 24th of each month and will be calculated on the basis of a calendar year of 365 days or 366 days. The maturity date is July 24, 2024. All principal will be due and payable at maturity so long as the Company maintains a sufficient borrowing base under the Credit Agreement. As general and continuing security for the due payment and performance under the Credit Agreement, the Company has granted ANB a first priority lien over mineral interests and personal property owned by the Company.

Summary of Adamantium Loan Agreement

On September 14, 2023, the Company entered into the Adamantium Loan Agreement with its wholly owned subsidiary, Adamantium Capital, LLC. On October 30, 2023, the Company and Adamantium entered into an amendment to the Adamantium Loan Agreement to add PhoenixOp as a borrower. Pursuant to the Adamantium Loan Agreement, Adamantium will loan up to an aggregate principal amount of $200,000,000 to the Company and PhoenixOp. There is no guarantee that Adamantium will raise $200,000,000 of Adamantium Bonds to fund advances to the Company and PhoenixOp pursuant to the Adamantium Loan Agreement. Amounts loaned under the Adamantium Loan Agreement are secured by certain junior mortgage interests in various oil and gas properties owned by the Company and PhoenixOp. Such junior mortgage interests are and will be junior to the Credit Agreement and other senior secured indebtedness. As of December 31, 2023, $19,324,000 was outstanding under the Adamantium Loan Agreement. See “Certain Relationships and Related Party Transactions” for more information.

Summary of PCGHI Line of Credit Loan Agreement

We intend to enter into a Line of Credit Loan Agreement (the “Credit Loan Agreement”) with our subsidiary, PCGHI. To secure the loan from PCGHI (the “PCGHI Loan”), the Company expects to enter into junior mortgages for various oil and gas properties owned by the Company. See “Certain Relationships and Related Party Transactions” for more information.

Unsecured Debt Obligations

This offering relates to up to $23,619,000 of Bonds. The Company also separately offers up to a maximum of $750,000,000 in the aggregate of Series U through Series Z-1 bonds in an offering exempt from registration under the Securities Act pursuant to Rule 506(c) of Regulation D. In addition, the Company’s subsidiary, Adamantium, separately offers up to a maximum of $200,000,000 in the aggregate of bonds in an offering exempt from registration under the Securities Act pursuant to Rule 506(c) of Regulation D. See “Company Structure Chart.”

As of December 31, 2023, there was: (i) $19,324,000 of Adamantium Bonds outstanding, with maturities ranging from January 10, 2029 to December 10, 2034, and the corollary amount outstanding under the Adamantium Loan Agreement; (ii) $104,749,695 of Pari Passu Obligations outstanding, with maturities ranging from March 21, 2024 to December 31, 2027 (which amount includes $84,236,000 of Bonds outstanding, with maturities ranging from January 31, 2025 to November 10, 2026); and (iii) $269,508,000 of Subordinated Reg D Bonds outstanding, with maturities ranging from February 10, 2024 to December 10, 2034.

As of December 31, 2023, there was: (i) $49,324,000 in debt obligations outstanding that will rank senior to the Bonds (which amounts includes $30,000,000 outstanding under the Credit Agreement and $19,324,000 of Adamantium Bonds outstanding); (ii) $104,749,695 in debt obligations that will rank pari passu with the Bonds; and (iii) $269,508,000 in debt obligations that will rank junior to the Bonds.

Set forth below is a chart of our outstanding unsecured debt obligations as of December 31, 2023.

Offering Type	Offering Commencement	Principal Amount Outstanding	Term	Earliest Maturity	Latest Maturity	Interest Rate
Senior
Rule 506(c) (Adamantium)***	9/29/2023	$19,324,000	5-11 years	1/10/2029	12/10/2034	14-15%
Pari Passu
Regulation A*	12/23/2021	84,236,000	3 years	1/31/2025	11/10/2026	9%
Rule 506(b)*	7/20/2020	2,518,695	1-4 years	3/21/2024	8/15/2024	6.5%-15%
Rule 506(c)*	10/22/2020	5,878,000	1-4 years	1/1/2024	7/1/2024	6.5%-15%
Rule 506(c) Series A and Series B*	7/20/2022	12,117,000	5 years	7/31/2027	12/31/2027	11%

Total Pari Passu		$ 104,749,695
Junior
Rule 506(c) Series AAA**	12/22/2022	3,448,000	9 months	2/29/2024	5/31/2024	8%
Rule 506(c) Series A**	12/22/2022	46,017,000	1 year	2/10/2024	9/10/2024	9%
Rule 506(c) Series B**	12/22/2022	23,010,000	3 years	12/10/2025	10/10/2026	10%
Rule 506(c) Series C**	12/22/2022	12,547,000	5 years	12/10/2027	9/10/2028	11%
Rule 506(c) Series D**	12/22/2022	72,023,000	7 years	12/10/2029	10/10/2030	12%
Rule 506(c) Series U**	8/29/2023	20,120,000	1 year	8/10/2024	12/10/2024	9%
Rule 506(c) Series V**	8/29/2023	12,639,000	3 years	8/10/2026	12/10/2026	10%
Rule 506(c) Series W**	8/29/2023	8,556,000	5 years	8/10/2028	12/10/2028	11%
Rule 506(c) Series X**	8/29/2023	21,891,000	7 years	9/10/2030	12/10/2030	12%
Rule 506(c) Series Y**	8/29/2023	935,000	9 years	9/10/2032	12/10/2032	12.5%
Rule 506(c) Series Z**	8/29/2023	48,322,000	11 years	8/10/2034	12/10/2034	13%

Total Junior		$269,508,000

Total		$393,966,880

*	Pari Passu Obligations
**	Subordinated Reg D Bonds
***	Correlates to amounts loaned under the Adamantium Loan Agreement, which obligations are senior to the Bonds

Market Opportunity

We focus on specific subsets of mineral and leasehold assets in the United States. From a market perspective, we focus on high, attractive and defined basins, currently serviced by top-tier operators, with assets that we believe will generate high near-term cash flow. All the assets which we seek to acquire are purchased at what management believes are attractive price points and have a liquidity profile that is desirable in the secondary market. The assets we seek to acquire have near term payback and long-term residual cash flow upside.

Business Strategy

We have developed a process for the identification, acquisition and monetization of our assets. Below is a general illustration of our process:

1.	Our specialized software provides market intelligence to identify and rank potential assets and support our acquisition strategy and functions.

2.	We make contact with the owner of the asset and begin the conversation on how we can help unlock value of the property for the owner.

3.	We provide the potential seller with a packet detailing the Company, industry data, property valuation and an all-cash offer based on the valuation.

4.	Our sales team engages the potential seller to discuss the terms of the sale and the value of the property.

5.	We handle the closing of the property and the property is migrated to our portfolio.

6.	We utilize our land rights to extract natural resources from the property through a third-party operator or extraction operations through PhoenixOp.

7.

We collect a portion of the revenue generated from the natural resources extracted and sold by the third-party operator. Our share of the revenue depends on the type of asset, either mineral rights or non-operated working interests, and the underlying contract with the third-party operator.

8.	We continue to operate the property to extract the minerals through third-party operators until we decide to sell the property rights.

Separate from the ordinary royalty income assets, we maintain a structural discipline to participate in non-operated working interests, in part for their tax benefits. Due to favorable IRS treatment, marrying this asset class to our pure royalty income creates an augmented “write off” strategy whereby the balanced portfolio effectively creates little to no annual taxable income.

Functionally, the transactions we enter into are very similar to traditional real estate transactions with respect to the mechanics. A seller agrees to sell to us, a purchase and sale agreement is executed, earnest money is conveyed, manual diligence and title review is conducted as an audit function prior to closing. Upon closing the funds are conveyed to the seller and the title is recorded in the respective jurisdiction by us. At this point, the operator is directed to convey all future payments to us at the defined rate. In most cases, our interaction with the operator is more administrative and clerical in nature unless it is a working interest or an alternative scenario. Assets can produce for upwards of 20 years, however there is a considerable regression/depletion curve that commences over the life of the asset. As such, we tend to focus on wells that have recently began producing, or are likely to have new production in the near term. we focus on a closed loop process from discovery to acquisition to long term balance sheet ownership. The recurring nature of these cash flows allows for considerable scale without material increases in fixed overhead.

Phoenix Operating

While the Company anticipates that extraction activities at its assets will continue to be primarily performed by third parties in the near term, the Company also expects to increase the extent to which its wholly owned subsidiary, PhoenixOp, is utilized to drill and operate producing wells, beginning with oil and gas properties contributed to PhoenixOp by the Company.

PhoenixOp has its own employees who are not employees of the Company or any other Company affiliate. The Company is and will remain the sole voting member and manager of PhoenixOp, and retains the substantial majority of the economic interest in PhoenixOp, subject only to a small number of minority, non-voting membership interests granted by PhoenixOp to its employees.

While running extraction activities through PhoenixOp will require significantly more capital than partnering with a third-party oil and gas operator, the Company believes that this operating model will provide greater control of cashflow and increases the potential for shorter payback periods as compared to returns on royalty assets and non-operating working interest assets. The Company estimates that this operating model will require approximately $150,000,000 in additional capital throughout 2024 in order to achieve the Company’s intended business plan.

The Company expects that such capital needs will be met in the near to medium term by capital contributions to PhoenixOp by the Company, which the Company expects to fund from time to time in varying amounts through a combination of cash from operations, the proceeds from unregistered debt offerings, the proceeds of the PCGHI Loan (defined herein), if any, the proceeds of the Adamantium Loan Agreement, the proceeds of debt procured by any future subsidiary lender to the Company, and the Credit Agreement. The funding of additional amounts to PhoenixOp by the Company is not subject to specific milestones or triggering events, but instead will be guided by the business judgment of the Company and PhoenixOp in order to execute on the Company’s intended business plan. The Company intends to make such capital contributions to PhoenixOp until such time as PhoenixOp procures its own financing, if any, or has sufficient cash from operations to operate without supplemental financing from the Company. As of December 31, 2023, the Company had contributed approximately $33.2 million in cash and $15.3 million in lease assets to PhoenixOp. Lease contributions are contributed to PhoenixOp at a value equal to the Company’s cost of acquisition of the contributed asset. The leases contributed are generally required in order for PhoenixOp to operate extraction activities on such assets. The Company anticipates contributing additional oil and gas properties to PhoenixOp in the future. The Company expects to only contribute oil and gas properties to PhoenixOp that are located in an area where the Company owns or leases enough continuous productive acreage to support meaningful mineral extraction activities. Whether and when the Company has properties it decides to contribute to PhoenixOp will depend on, among other things, the Company’s ability to acquire properties from multiple owners, the amount and quality of mineral reserves discovered on such properties, the presence of or proximity to third-party operators with existing extraction activities and the suitability of the area’s topography for drilling and operating producing wells. PhoenixOp is currently a borrower under certain of the Company’s loan agreements, including the Credit Agreement and Adamantium Loan Agreement, and could borrow amounts under such agreements directly. PhoenixOp may procure its own independent source of financing in the future, however, there is currently no definitive plan with respect to such independent financing. PhoenixOp commenced initial spudding at its first wells in the third quarter of 2023 and the Company anticipates that the first operated production from the initially contributed properties could occur as early as the first quarter of 2024.

Liquidity and Track Record

There is currently no public trading market for any of our securities, and an active market may not develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if a public market does develop, the market price could decline below the amount you paid for your interests.

The Company’s management team has not sponsored any prior programs, and so does not have any prior program history.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, Internal Revenue Service (“IRS”) rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Bondholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Bondholder’s particular circumstances or to Bondholders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the Bonds as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a partnership or other pass-through entity;

•	a person deemed to sell the Bonds under the constructive sale provisions of the Code;

•	a “controlled foreign corporation,” “passive foreign investment company,” and corporation that accumulate earnings to avoid U.S. federal income tax;

•	a person subject to special tax accounting rules as a result of any item of gross income with respect to the Bonds being taken into account in an applicable financial statement;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds in this offering for cash and that hold the Bonds as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws or the impact of the Medicare contribution tax on net investment income. In addition, this discussion is limited to persons purchasing the Bonds for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Bonds is sold to the public for cash). The following discussion assumes that the issue price of the Bonds is equal to the stated principal amount of such Bonds.

As used herein, “U.S. Holder” means a beneficial owner of the Bonds that is or is treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any original stated interest as ordinary income at the time it is paid or accrued on the Bonds in accordance with such holder’s method of accounting for U.S. federal income tax purposes. The original stated interest will constitute qualified stated interest.

The Company may elect to extend the maturity date of the Bonds for up to two additional one-year periods, and the Bonds will bear interest at a rate 1.0% more than the original interest rate during the first one-year extension period and will bear interest at a rate 2.0% more than the original interest rate during the second one-year extension period. See “Description of Bonds—Interest and Maturity”. A Bond may be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if there are payments on the Bond which are not unconditionally payable in cash or in property, such as the additional interests payable during the extension periods. If a Bond is issued with OID, the U.S. Holder generally will be required to include OID in gross income (as ordinary income) on an annual basis under a constant yield accrual method, regardless of the regular method of accounting for U.S. federal income tax purposes, and as a result the U.S. Holder generally will include any OID in income in advance of the receipt of cash attributable to such income. However, solely for purposes of determining whether a Bond has OID, the Company will generally be deemed to exercise (or not exercise) any unconditional call option, such as the Company’s option to extend the maturity of the Bond, in a way that minimizes the yield on the Bond. We intend to take the position that, for purposes of determining whether the Bonds have OID, the Company will be deemed not to extend the maturity of the Bonds and, that, as a result, there will be no additional interest or OID on the Bonds. The reference to “stated interest” refers to the original stated interest. The remainder of this discussion assumes that the Bonds will not be treated as issued with OID. U.S. Holders are urged to consult their tax advisors regarding the application of the aforementioned rules to the Bonds and the consequences thereof.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Bond equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Bond. A U.S. Holder’s adjusted tax basis in a Bond (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the Bond other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Bond has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Bonds or proceeds upon the sale or other disposition of such Bonds (including a redemption or retirement of the Bonds). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

•

in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the Bonds that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Interest

Interest paid on a Bond to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of our capital or profits;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or other applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Bond on behalf of the Non-U.S. Holder certifies to us or other applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to us or other applicable withholding agent; or (3) the Non-U.S. Holder holds its Bond directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide us or other applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to us or other applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a Bond is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to us or other applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a Bond (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Bond (including a retirement or redemption of the Bond) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Bond paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a Bond paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Bond. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Bond on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Bonds.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and, in certain instances, holding of the Bonds, or any interest therein, by (i) employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans described in Section 4975 of the Code which are subject to Section 4975 of the Code (including an individual retirement account (“IRA”)) or provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of (i), (ii) and (iii), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the Bonds, or any interest therein, with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Plan fiduciaries should consider the fact that none of the Company or any of its affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase and/or hold the Bonds, or any interest therein. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision to purchase the Bonds, or any interest therein.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition and/or holding of the Bonds, or any interest in therein, by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Covered Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Covered Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Covered Plan neither receives less than nor pays more than “adequate consideration” (as defined in such Sections) in connection with such transaction. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Bonds. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Bonds in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Government plans, foreign plans and certain church plans, while not subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the Bonds, or any interest in the Bonds.

Because of the foregoing, the Bonds, or any interest in the Bonds, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a nonexempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

Accordingly, by its acceptance of a Bond, or any interest therein, each purchaser and holder a of Bond, or interest therein, and any subsequent transferee of a Bond, or any interest therein, will be deemed to have represented and warranted that (a) either (i) such purchaser or subsequent transferee is not, and is not using the assets of, a Plan to acquire or hold the Bond, or any interest therein, or (ii) the purchase and holding of a Bond, or any interest therein, by such purchaser or transferee does not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a similar violation under any applicable Similar Laws and (b) none of the Transaction Parties is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase or hold the Bonds or is undertaking to provide impartial investment advice or give advice in a fiduciary capacity with respect to the decision to purchase or hold the Bonds.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and/or holding of the Bonds, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this offering circular is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of the Bonds should consult and rely on their own counsel and advisers as to whether an investment in the Bonds, or any interest therein, is suitable for the Plan.

DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this offering circular. In this section we use capitalized words to signify terms that are specifically defined in the Indenture, by and between us and UMB Bank, N.A., as trustee, or the trustee. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the Indenture. We urge you to read the Indenture carefully and in its entirety because that document and not this summary defines your rights as a Bondholders. Please review a copy of the Indenture, which is filed as an exhibit to the offering statement of which this offering circular is a part. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference” for more information. You may also review the Indenture at the trustee’s corporate trust office at 928 Grand Blvd., 12th Floor, Kansas City, Missouri 64106.

Ranking

Subordination

The indebtedness evidenced by the Bonds is subordinated to any debt outstanding under the Company’s ANB Loan Credit Agreement with respect to the collateral pledged under the Credit Agreement. The Bonds are also subordinated to any debt outstanding under the Adamantium Loan Agreement with respect to the collateral pledged thereunder to Adamantium and will also be subordinated to any debt outstanding under the Company’s Credit Loan Agreement with respect to any collateral pledged thereunder to PCGHI, any future secured indebtedness of the Company and any other indebtedness the Company designates as senior to the Bonds.

Because of this subordination, if the Company dissolves or otherwise liquidates, Bondholders may receive less, ratably, than ANB, Adamantium or any other future secured lender. The Trustee may pursue its rights under the Indenture in the event of default; however, the Company’s secured lenders, including ANB and Adamantium, have senior positions with respect to the collateral pledged under their respective credit and loan agreements. As a result, the Trustee may not be able to exercise remedies with respect to some or all of the assets collateralizing any secured debt under the respective credit and loan agreements upon an Event of Default, which may result in Bondholders incurring losses that may have otherwise been avoided it the Company had no secured lenders. See “Risk Factors — Risks Related to the Bonds and to this Offering” for more information.

Interest and Maturity

The Bonds are being offered on a continuous basis over a maximum period of 3 years, starting from December 23, 2021, with the sole difference between the Bonds being their respective maturity dates. The Bonds will mature on the third anniversary of the initial issuance date of such Bonds. Interest on the Bonds will be paid in equal monthly installments to the record holders of the Bonds on the tenth day of each month, or if such day is not a business day, the next business day, thereafter until the Bonds have been repaid in full or are otherwise no longer outstanding.

The Company may elect to extend the maturity date of the Bonds for up to two additional one-year periods in the Company’s sole discretion. If the Company elects to extend the maturity date of the Bonds, the Bonds will bear interest at 10.0% per annum during the first one-year extension period and will bear interest at 11.0% per annum during the second one-year extension period. Each such extension would constitute a new offering for the purpose of the registration requirements of the Securities Act and, as such, would be required to be registered or conducted pursuant to an exemption from registration. Any such subsequent offering conducted pursuant to Regulation A would count against the aggregate dollar limitations in Rule 251(a) of Regulation A. The Company and Bondholders may elect to redeem all or a portion of the Bonds according to the terms set forth herein.

With respect to the maturity or extension thereto of a Bond, the Company will send to the Trustee and each holder of such a Bond a notice of maturity, no more than 240 days and no less than 180 days prior to a maturity date for any Bond, notifying the holder of the Bond of the Bond’s pending maturity and that the maturity of the Bond will or will not be extended.

Manner of Offering

The offering is being made on a commercially reasonable efforts basis through our broker/dealer of record. We reserve the right to conduct future sales through other Selling Group Members. Our broker/dealer of record will not be required to purchase any of the Bonds.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our Company is required to make interest payments and principal payment as described in the Indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of the Company’s assets to fund the payments. We cannot guarantee that the proceeds from any such sale will be sufficient to make the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation as further described under the Indenture.

Optional Redemption at Election of Bondholder

The Bonds will be redeemable at the election of the Bondholder beginning anytime following the last issuance date of the Bonds held by the Bondholder, or the Optional Redemption. In order to request redemption, the Bondholder must provide written notice to us at our principal place of business that the Bondholder requests redemption of all or a portion of the Bondholder’s Bonds, or a Notice of Redemption.

Redemptions made pursuant to the Optional Redemption of the Bonds shall be at a price equal to $950 plus all accrued but unpaid interest per Bond. We will have 120 days from the date the applicable Notice of Optional Redemption is provided to redeem the requesting Bondholder’s Bonds, subject to the limitations set forth in the Bond. Our obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds equal to 10% of the aggregate principal of Bonds under the Indenture on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the offering termination. or the 10% Limit. Any Bonds redeemed as a result of a Bondholder’s right upon death, disability or bankruptcy will be included in calculating the 10% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to Optional Redemption.

Our obligation to redeem Bonds in any given year pursuant to this redemption is limited to 10% of the outstanding principal balance of the Bonds, in the aggregate, on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the offering termination. In addition, any Bonds redeemed as a result of a Bondholder’s right upon death, disability or bankruptcy, will be included in calculating the 10% Limit and will thus reduce the number of Bonds, in the aggregate, to be redeemed pursuant to the redemption. Bond redemptions will occur in the order that notices are received.

Redemption Upon Death, Disability or Bankruptcy

Within 90 days of the death, disability or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Redemptions due to death, disability or bankruptcy shall count towards the annual 10% Limit; provided, however, that any such redemptions shall not be subject to the 10% Limit. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to redeem his or her Bonds. If a Bond is held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Disability shall mean with respect to any Bondholder or beneficial holder, a determination of disability based upon a physical or mental condition or impairment arising after the date such Bondholder or beneficial holder first acquired Bonds. Any such determination of disability must be made by any of: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration, or the Applicable Governmental Agency, responsible for reviewing the disability retirement benefits that the applicable Bondholder or beneficial holder could be eligible to receive.

Bankruptcy shall mean, with respect to any Bondholder the final adjudication related to (i) the filing of any petition seeking to adjudicate the Bondholder bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Bondholder or such Bondholder’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (ii) without the consent or acquiescence of such Bondholder, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or, without the consent or acquiescence of such Bondholder, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Bondholder or of all or any substantial part of the property of such Bondholder which order shall not be dismissed within ninety (90) days.

Upon receipt of redemption request in the event of death, disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than 30 days after we receive documentation and/or certifications establishing (to the reasonable satisfaction of the Company) the right to be redeemed. On the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed plus the then outstanding principal amount of such Bond.

Optional Redemption

We may redeem the Bonds, in whole or in part, without penalty at any time. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the Bonds, we are required to give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each Bondholder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

•	is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

•

assumes all of our obligations to perform and observe all of our obligations under the Bonds and the Indenture; and provided further that no event of default under the Indenture shall have occurred and be continuing.

Except as described below under “Certain Covenants – Offer to Repurchase Upon a Change of Control Repurchase Event,” the Indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the Indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

We will issue the Bonds under an Indenture, or the Indenture, to be dated as of the initial issuance date of the Bonds between us and UMB Bank, N.A., as the trustee. The Indenture does not limit our ability to incur, or permit our subsidiaries to incur, third-party indebtedness, whether secured or unsecured, including the indebtedness outstanding under our Credit Agreement.

Offer to Repurchase Upon a Change of Control Repurchase Event

“Change of Control Repurchase Event”, means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the membership units entitling that person to exercise more than 50% of the total voting power of all the membership units entitled to vote in meetings of the Company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Bonds as described under “Optional Redemption,” the Company or Trustee shall make an offer to each Bondholder to repurchase all or any amount of each Bondholder’s Bonds at the redemption price set forth on the Bond.

Reports

We will furnish the following reports to each Bondholder:

Reporting Requirements under Tier II of Regulation A. After launching this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, we will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by us, an annual report containing financial statements of our Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, equity and cash flows, with such statements having been audited by an accountant selected by us. We shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by our Company and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors — Risks Related to the Bonds and the Offering.”

Event of Default

The following are events of default under the Indenture with respect to the Bonds:

•	default in the payment of any interest on the Bonds when due and payable, which continues for 60 days, a cure period;

•	default in the payment of any principal of or premium on the Bonds when due, which continues for 60 days, a cure period;

•

default in the performance of any other obligation or covenant contained in the Indenture or in this offering circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period; and

•	specified events in bankruptcy, insolvency or reorganization of us.

Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, or other terms of the Indenture, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate outstanding principal amount of the Bonds may declare the principal thereof, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right force us to sell any assets held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets, the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to the Bonds, except a default:

•	in the payment of any amounts due and payable or deliverable under the Bonds; or

•	in an obligation contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each Bondholder

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the Indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the Indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

•	that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period,

•	the Bondholders of not less than a majority in principal amount of the outstanding Bonds have made written request;

•	such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

•

the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the Indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

•	the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date, subject to certain discounts) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

LEGAL PROCEEDINGS

On June 15, 2022, Phoenix Capital Group Holdings, LLC filed a civil lawsuit against William Francis and Incline Energy Partners, L.P. in the 116th District Court of Dallas County, Texas, asserting claims of (i) defamation, (ii) business disparagement, (iii) tortious interference with contract, (iv) tortious interference with prospective contract/relations, (v) unfair competition and (vi) civil conspiracy. The Company is seeking monetary damages in the amount of $50 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of the issuance date of this offering circular, certain information regarding the beneficial ownership of our outstanding membership units for (1) each beneficial owner of 10% or more of our outstanding membership units and (2) each of our executive officers, individually naming each executive officer who beneficially owns more than 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Daniel Ferrari*	N/A	29.14%
LLC Interests	Charlene Ferrari*	N/A	29.14%
LLC Interests	All Executives and Managers	N/A	28.98%

*

Daniel Ferrari and Charlene Ferrari each own 50% of the voting membership interests in and are the managers of Lion of Judah, LLC, which owns 58.28% of the Company. Their address is 1983 Water Chase Drive, New Lenox, IL 60451. Adam Ferrari, one of the Company’s Managers and its Chief Executive Officer, is the economic interest owner of Lion of Judah, LLC. Mr. Ferrari does not have voting or dispositive power over Lion of Judah, LLC or the LLC Interests in the Company held by Lion of Judah, LLC. As a result, Mr. Ferrari is not determined to be a beneficial interest holder of the Company.

MANAGERS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our Company is a manager-managed limited liability company and managed by our managers pursuant to our limited liability company agreement. Lion of Judah, LLC has the power to select the managers of our Company in its sole discretion. The following table sets forth information on our executive officers, managers and significant employees.

Manager/Officers/Significant Employee

Name	Age	Position with our Company	Since
Adam Ferrari	41	Manager and Chief Executive Officer	November 2023
Lindsey Wilson	39	Manager and Chief Operating Officer	April 2019
Curtis Allen	38	Chief Financial Officer	February 2020
Kris Woods	38	Chief Technology Officer	August 2019
Sean Goodnight	49	Chief Acquisition Officer	June 2020
Justin Arn	43	Chief Land and Title Officer	April 2020
Brynn Ferrari	34	Chief Marketing Officer	April 2023
Matt Willer	47	Managing Director, Capital Markets	March 2021
Julia Mao	37	Vice President of Business Process	November 2021
Nick Young	40	Vice President of Land - WY & TX	May 2020
Tom Kruk	62	Vice President of Mineral Acquisitions	August 2019
David McDonald	41	GIS Analyst	April 2021

Set forth below is biographical information for the executive officers, managers and significant employees of our Company.

Adam Ferrari, Manager and Chief Executive Officer. Adam graduated from the University of Illinois at Urbana-Champagne Magna Cum Laude with a Bachelor’s of Science Degree in Chemical Engineering. Adam began his career with BP America as a completions engineer in 2005. During his tenure with BP, Adam served in various drilling, completions, and production roles both in the Gulf of Mexico and the onshore US business units. Following his experience at BP, Adam transitioned to an equity analyst role within the Oil and Gas division at Macquarie Capital in Denver, CO. After gaining experience on the financial services side of oil and gas, Adam transitioned back to the operating side of the industry in a lead Petroleum Engineering role with start-up Halcon Resources. While at Halcon, Adam supported various exploration and development programs in the broader gulf coast region and the Bakken shale asset in North Dakota. Following his tenure at Halcon, Adam pursued various entrepreneurial opportunities on the mineral acquisitions side of the oil and gas industry that ultimately led him to the Company. Immediately prior to becoming a consultant, Adam was the Chief Executive Officer of The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”) until March of 2019. Adam has served in an advisory role at various points for Phoenix and as of April of 2023, Adam was promoted to VP of Engineering for the company. Prior to his employment at the Petram Group, Mr. Ferrari founded and operated Ferrari Energy, LLC, a single member Colorado LLC, which was active in acquiring and disposing of mineral interests from 2014 to 2017. Currently, Ferrari Energy, LLC has no employees, holds only one remaining mineral property and is otherwise inactive. In early 2016, Wolfhawk Energy Holdings, LLC started operating under the brand name “Ferrari Energy,” even though there was no formal connection between Ferrari Energy, LLC and Wolfhawk Energy Holdings, LLC. From December 14, 2016 through March 11, 2019, Adam Ferrari served as the CEO of Wolfhawk Energy Holdings, LLC. Subsequently, Wolfhawk Energy Holdings, LLC underwent name changes and became The Petram Group, LLC on April 2, 2019. Before becoming Manager and Chief Executive Officer, Adam was responsible for conducting engineering evaluations across all areas of interest and making purchase recommendations to the executive team at Phoenix Capital Group. Adam Ferrari is Brynn Ferrari’s spouse and the son of Charlene and Daniel Ferrari.

Lindsey Wilson, Manager and Chief Operating Officer. Lindsey brings years of extensive practical experience leading diverse, multidisciplinary teams in the energy sector. Lindsey entered the oil and gas industry in 2011 as a Leasing Agent in Texas and this foundational experience was the springboard that ultimately allowed her to transition into more advanced management roles within the mineral and leasehold acquisition space. Immediately prior to helping to found our company, Ms. Wilson was employed in the operations department of The Petram Group, LLC, (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”), a mineral and leasehold acquisition company, until early 2019. As a founding member of Phoenix Capital Group, Lindsey establishes the objectives of the business and leads all operational functions within the Company. Responsible for overseeing the day-to-day operations of Phoenix Capital Group, Lindsey takes great pride in working with all departments on setting and achieving aggressive business goals. Lindsey graduated from the University of Texas Arlington and holds a Bachelor of Business Administration with a concentration in Marketing.

Curtis Allen, Chief Financial Officer. Curtis graduated magna cum laude from SUNY Oswego with both his BS and MBA concentrated in accounting. Curtis has 15 years’ of experience in accounting and finance with an emphasis on investment analysis. As a CPA, Curtis has a range of experiences from taxes to auditing billion-dollar defense contractors with the Department of Defense. Most recently, he has spent over 7 years managing investments for personal and corporate clients. Alongside being a CPA, Curtis also holds series 7 and 66 licenses and has passed the CFA level I. At Phoenix Capital Group, Curtis is responsible for all accounting and finance functions and underwriting new potential deals along with a multitude of day-to-day operational tasks.

Kristopher Woods, Chief Technology Officer. Kris has over 12 years’ experience as a consultant and software engineer working across a number of industries including energy, health & fitness and consumer goods. At Phoenix Capital Group, his responsibilities include identifying and validating technological needs, as well as overseeing the implementation and management of all software solutions. He has developed extensive insights into custom software and technology solutions over the course of his career and brings that knowledge and ability to lead diverse teams to his role at Phoenix Capital Group. Kris holds a B.A. in Computer Science from Lewis & Clark College and dual Masters degrees from Loyola Marymount in Business Administration and Systems Engineering.

Sean Goodnight, Chief Acquisitions Officer. Sean brings over 25 years of consultative sales experience to Phoenix Capital Group. As a Colorado native, he attended the University of Northern Colorado and spent the early part of his career in the health care and insurance industries. He was introduced into the oil and gas industry in 2016 working with mineral acquisitions where he quickly transitioned into management. Immediately prior to joining our company in June of 2020, Mr. Goodnight was employed by The Petram Group, LLC, (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”), as an acquisitions landman. With Phoenix Capital Group, Sean leads the Acquisitions department and has implemented processes, developed tools, and introduced materials that have contributed to the continued success of the Company. He has built a team of talented, sophisticated professionals who possess the expertise and skillset to maintain the high level of standards that have become the foundation of his department.

Justin Arn, Chief Land & Title Officer. Justin graduated from the University of Hawaii at Manoa and majored in Philosophy with a minor in Business Administration. Justin began his Land career researching mineral and royalty rights for multiple mineral acquisition companies focusing on the DJ Basin in Weld County, Colorado and Laramie County, Wyoming. He has coordinated and managed title projects, large and small, in Wyoming, Colorado, North Dakota, Montana, and Texas, and performed and managed opportunity and due diligence title work for the purchase of thousands of Royalty Acres throughout the DJ, Bakken, and Permian basins. Justin is an active member of the American Association of Professional Landmen, and the Wyoming Association of Professional Landmen. Immediately prior to joining our Company, Mr. Arn was employed as a landman for The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”).

Brynn Ferrari, Chief Marketing Officer. Brynn comes to us bringing over 12 years of experience with a variety of marketing experience across digital, talent relations, events and social media. With a Public Relations degree from the University of Southern California she is a true Trojan at heart and is a Young Leader for the USC Alumni Association. Prior to her position at the Company, Brynn led projects working in-house for American Honda Motor

Co., Amazon, the Estee Lauder Companies, and Unilever Prestige. She also managed multi-million dollar advertising campaigns and spearheaded creative innovation for first-to-market products including the launch of an AR partnership integration with Modiface for Estee Lauder Companies for the brand, Smashbox Cosmetics. As the Chief Marketing Officer at the Company, she is responsible for developing both the marketing team and the Investor Relations team with a focus on process efficiencies and team growth. She owns strategy across all marketing platforms passionately sharing our story and the people behind the Company. Brynn Ferrari is Adam Ferrari’s spouse and the daughter-in-law of Charlene and Daniel Ferrari.

Matt Willer, Managing Director, Capital Markets. Matt Willer is a seasoned finance professional that has spent 22 years professionally assisting Companies of all sizes, in a variety of industries, with their financing needs. Matt’s career began at Smith Barney and after his early professional life was spent at a large investment bank he sequentially migrated to smaller firms where he has been able to have more autonomy and interaction with clients. For the past decade, Matt’s experience has largely been in an internal investment banking function to the operating companies that he is assisting. With experience in both debt and equity transactions, across both private and public Companies, Matt has raised well over $100 million in new capital for the Companies he’s worked with. Matt brings an entrepreneurial finance background to the Company where he currently maintains the title of Managing Director, Capital Markets and has recently become a partner with the firm. Matt graduated from the University of Southern California with a degree in Business Administration with a dual specialty in Finance and Management. Mr. Willer is a registered representative and associated person of Dalmore Group, LLC.

Julia Mao, Vice President of Business Process. At Phoenix Capital Group, Julia is responsible for identifying areas in need of process business improvement and implementing solutions in creating better efficiencies, as well as developing reporting tools for more informed executive business decisions. Ms. Mao has worked professionally for 10 years at Lakeshore Learning Materials from accounting to the marketing field and has extensive experience in improving business processes within a variety of departments utilizing various technology software systems. Julia has earned a BA in Business Economics from the University of California Irvine. In addition, Ms. Mao holds an MBA from the prestigious University of Southern California at the globally recognized Marshall School of Business with dual Graduate Certificates in Business Analytics and Marketing.

Nick Young, Vice President of Land - WY & TX. Nick has over 10 years’ experience as a Landman. Starting out as an intern with Colorado State Land Board working in their mineral division and later working as an Independent Landman for various Industry leading companies. Immediately prior to joining the company in 2020, Nick was employed with The Petram Group, LLC . (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”). Nick is responsible for examining Due Diligence on purchases and performing curative tasks that arrive from these purchases. Nick holds a Bachelor of Business Administration in Financial and Marketing Management from the University of New Mexico.

Tom Kruk, Vice President of Mineral Acquisitions. Tom’s careers in sales, management and training include the fields of energy, insurance and communications. Tom studied Energy Engineering before graduating with his Bachelor of Science as a Marketing major at the University of Arizona. Prior to joining Phoenix Capital Group as a partner, Tom worked as an Acquisitions Landman at The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”) until mid-2019. Tom’s focus at Phoenix centers around working with individuals, businesses and other organizations to lease and purchase mineral holdings in the areas Phoenix targets for investment.

David McDonald, GIS Analyst. David has over 15 years of experience in the oil and gas industry working as Senior Geotechnical Analyst supporting exploration and development in the Raton, DJ, Uintah, and Williston Basins. Prior to joining our company, David worked for El Paso Oil & Gas and Whiting Petroleum. David graduated from Brigham Young University Idaho with a B.A. in Geology and in 2020 completed his Masters in Geographic Information Science from the University of Denver.

None of our Managers, executive officers, or significant employees have been involved in or subject to any action or event that would require disclosure under Item 10(d) of Form 1-A.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Below is the annual compensation of each of the three highest paid executive officers of our Company for the fiscal year ended December 31, 2023.

Name	Position	Cash Compensation	Other Compensation		Total Compensation
Sean Goodnight	Chief Acquisitions Officer	$483,333	$14,429	(1)(2)	$497,831
Adam Ferrari	Manager and Chief Executive Officer	$408,333	$44,090	(1)	$452,423
Curtis Allen	Chief Financial Officer	$360,354	$30,483	(1)(3)	$390,837

(1) Represents 25% of the purchase price of a car that is owned by the Company and provided to the executive officer for his personal use.

(2) The Company has granted Mr. Goodnight a 3.5% “profits interest,” as that term is used in Internal Revenue Service revenue rulings, pursuant to a Profits Interest Award Agreement which is filed as an exhibit to the offering statement of which this offering circular is a part.

(3) The Company has granted Mr. Allen an 8.16% “profits interest,” as that term is used in Internal Revenue Service revenue rulings, pursuant to a Profits Interest Award Agreement which is filed as an exhibit to the offering statement of which this offering circular is a part.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Managers and Employment Matters

During the fiscal year ended December 31, 2020, the Company received mineral and royalty interests as a capital contribution by Lion of Judah Capital, LLC, the controlling entity of the Company. The capital contribution is valued at $630,425 and Lion of Judah Capital, LLC received its equity ownership in the Company as consideration.

The Company and Adam Ferrari, its Chief Executive Officer and one of its Managers, and son of Charlene and Daniel Ferrari, entered into a Consulting Agreement on November 1, 2021 for Mr. Ferrari to provide petroleum engineering consulting services to the Company. This Consulting Agreement terminated as of the commencement of Mr. Ferrari’s employment as the Company’s Vice President of Engineering in April 2023. Over the course of the Consulting Agreement, the Company paid Mr. Ferrari a total of $507,416.69 in consulting fees, including $323,000 in fiscal year 2022. On November 29, 2023, Mr. Ferrari was appointed the Company’s Chief Executive Officer and as one of its Managers. In connection with this appointment, the Company and Mr. Ferrari entered into a new employment agreement on November 29, 2023, pursuant to which Mr. Ferrari will receive a salary of $29,166.66 per month. The new employment agreement is filed as an exhibit to the offering statement of which this offering circular is a part.

Phoenix Capital Group Holdings I, LLC

Credit Loan Agreement

Phoenix Capital Group Holdings I LLC was formed on November 16, 2022 as a potential wholly owned financing subsidiary to undertake financing efforts under Regulation A and subsequently loan amounts to the Company and/or its subsidiaries. To date, PCGHI has filed an offering statement under Regulation A in connection with the potential offer of unsecured bonds in an amount not to exceed $75 million annually in the aggregate. To date, such offering statement has not been qualified and PCGHI has not completed any financings or loaned any amounts to the Company or its subsidiaries.

In connection with PCGHI’s financing efforts under Regulation A, on or about the commencement of PCGHI’s proposed Regulation A offering, the Company intends to enter into a Credit Loan Agreement with PCGHI to provide for the PCGHI Loan to the Company. The Company expects to use such proceeds (i) to purchase mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) to finance potential drilling and exploration operations of one or more subsidiaries and (iii) for other working capital needs. The following summary outlines some of the key provisions of the potential PCGHI Loan. This summary is qualified in its entirety by the form of Credit Loan Agreement which is filed as an exhibit to the offering statement of which this offering circular is a part.

Pursuant to the Credit Loan Agreement, PCGHI will loan, in one or more advances, up to an aggregate principal amount of $75,000,000 to the Company. The timing of any advance under the Credit Loan Agreement shall be contingent upon PCGHI’s receipt of the proceeds, if any, from the sale of bonds sold pursuant to proposed Regulation A offering (the “PCGHI Bonds”). Each advance may have a different term of maturity and interest rate to track the terms of the respective PCGHI Bonds sold prior to such advance and to which such advance relates. To secure the payment of the PCGHI Loan, the Company will agree to enter into junior mortgages for various oil and gas properties owned by the Company. The aggregate outstanding amount of all advances shall not exceed eighty-five percent (85%) of the aggregate total discounted present value of the junior mortgages serving as collateral under the Credit Loan Agreement, after deducting any allocable amount securing any of the Company’s outstanding senior indebtedness (the “PCGHI Loan-to-Value Ratio”). The value of such collateral will be determined by one or more reserve studies performed by a third party retained by the Company on an annual basis. In the event the aggregate amount outstanding under the Credit Loan Agreement exceeds the PCGHI Loan-to-Value ratio, such event shall not be deemed an event of default and the Company shall cure such deficiency by either pledging additional collateral or repaying a portion of the PCGHI Loan until the PCGHI Loan-to-Value Ratio is achieved.

The table below sets forth certain information regarding the oil and gas properties for which PCGHI will receive subordinated mortgage interests in connection with the PCGHI Loan. For the avoidance of doubt, any properties serving as collateral under the Credit Loan Agreement shall not be used as collateral under the Adamantium Loan Agreement, and any properties serving as collateral under the Adamantium Loan Agreement shall not be used as collateral under the Credit Loan Agreement.

Asset Identifier	County	Disc 10% Value*	ANB’s First Lien**	Remaining Value
Lime Rock - Southern Dunn	Dunn	$28,731,037.00	$3,209,762.19	$25,521,274.81
Anadarko - Lund	Converse	$38,982,539.00	$4,355,035.28	$34,627,503.72
Continental - Tolksdorfs	Richland	$8,436,353.25	$942,489.05	$7,493,864.20
Hunt - Blue Ridge	Williams	$8,824,672.03	$985,871.09	$7,839,800.95
Total		$84,974,601.28	$9,493,157.60	$75,481,443.68

*

The Discounted 10% Value set forth above represents the net present value of the estimated cash flows from the assets set forth in the table above as determined in accordance with the Credit Loan Agreement. Such net present value will decrease over time as the reserves at such assets are depleted.

**

This represents the portion of ANB’s outstanding principal balance as of July 31, 2023 allocable to each of the properties in which we have a collateral interest as determined under the Credit Loan Agreement.

On each respective maturity date for advances, the outstanding principal amount of such advance, together will all accrued and unpaid interest thereon, shall mature and be due and payable to PCGHI. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and shall accrue a full pro-rata portion of the annual rate of interest for each calendar month regardless of the number of days an advance is outstanding during such calendar month, on the same terms as the interest payable on the PCGHI Bonds sold prior to such advance and to which such advance relates. At the option of PCGHI, advances may be made on a current basis whereby the Company makes interest only monthly payments to PCGHI on the tenth day of each month.

Because PCGHI is a wholly owned financing subsidiary of the Company with common management, there exists potential for conflicts of interest with respect to decisions regarding the Credit Loan Agreement. Management is committed to fulfilling its fiduciary duties and operating in good faith.

To the extent the PCGHI Bonds are accelerated or prepaid, in whole or in part, the Company shall be obligated to pay or prepay, in whole or in part, all or any part of any outstanding indebtedness under the PCGHI Loan so as to satisfy the obligations and terms of the accelerated or repaid PCGHI Bonds. The PCGHI Loan is not a revolving facility and the Company may not reborrow amounts repaid. PCGHI intends to use any amounts repaid under the PCGHI Loan to repay the corresponding PCGHI Bonds.

PCGHI Broker-Dealer Fees

In connection with PCGHI’s financing efforts, the Company has agreed to pay certain expenses of PCGHI, including its offering expenses, but will not be obligated to pay PCGHI’s obligations with respect to the PCGHI Bonds. The Company will pay the broker-dealer fee and other expense reimbursements and fees due to Dalmore Group, LLC pursuant to that certain Amended and Restated Broker-Dealer Agreement among the Company, PCGHI and Dalmore Group, LLC. If PCGHI sells the proposed maximum offering amount of $75,000,000, then the approximate maximum payment to Dalmore Group, LLC would be $4,500,000 plus approximately $25,000 of expenses.

Management of PCGHI

Certain officers of the Company operate and manage PCGHI. Those officers are and are expected to continue to be Ms. Wilson and Mr. Allen. Such officers will not receive any additional compensation from PCGHI in connection with such work.

Adamantium Capital, LLC

Adamantium Loan Agreement

Adamantium Capital LLC was formed on June 21, 2023 as a wholly owned financing subsidiary to undertake financing efforts under Regulation D and subsequently loan amounts to the Company and/or its subsidiaries as needed. Adamantium Capital LLC offers high net worth individuals unsecured Adamantium Bonds pursuant to an offering under Rule 506(c) of Regulation D and does not expect to undertake financing efforts under Regulation A. As of December 31, 2023, $19,324,000 of Adamantium Bonds was outstanding, with maturities ranging from January 10, 2029 to December 10, 2034, and the corollary amount was outstanding under the Adamantium Loan Agreement.

In connection with Adamantium’s financing efforts under Regulation D, the Company and Adamantium entered into the Adamantium Loan Agreement. Pursuant to the Adamantium Loan Agreement, Adamantium will loan, in one or more advances, up to an aggregate principal amount of $200,000,000 to the Company and PhoenixOp. There is no guarantee that Adamantium will raise $200,000,000 of Adamantium Bonds to fund advances to the Company and PhoenixOp pursuant to the Adamantium Loan Agreement. The Company expects to use such proceeds (i) to purchase mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) to finance potential drilling and exploration operations of one or more subsidiaries (including PhoenixOp as borrower under the Adamantium Loan Agreement) and (iii) for other working capital needs. This summary is qualified in its entirety by the Adamantium Loan Agreement which is filed as an exhibit to the offering statement of which this offering circular is a part.

The timing of any advance under the Adamantium Loan Agreement shall be contingent upon Adamantium’s receipt of proceeds from the sale of Adamantium Bonds. Each advance may have a different term of maturity and interest rate to track the terms of the respective Adamantium Bonds sold prior to such advance and to which such advance relates. To secure payments under the Adamantium Loan Agreement, the Company has and will agree to enter into junior mortgages for various oil and gas properties owned by the Company. The aggregate outstanding amount of all advances shall not exceed one hundred percent (100%) of the aggregate total discounted present value of the junior mortgages serving as collateral under the Adamantium Loan Agreement, after deducting any allocable amount securing any of our outstanding senior indebtedness (the “Adamantium Loan-to-Value Ratio”). The value of such collateral will be determined by one or more reserve studies performed by a third party retained by the Company on an annual basis. In the event the aggregate amount outstanding under the Adamantium Loan Agreement exceeds the Adamantium Loan-to-Value ratio, such event shall not be deemed an event of default and the Company shall cure such deficiency by either pledging additional collateral or repaying a portion of borrowings under Adamantium Loan Agreement until the Adamantium Loan-to-Value Ratio is achieved.

The table below sets forth certain information regarding the oil and gas properties for which Adamantium has received subordinated mortgage interests in connection with the Adamantium Loan Agreement. For the avoidance of doubt, any properties serving as collateral under the Credit Loan Agreement shall not be used as collateral under the Adamantium Loan Agreement, and any properties serving as collateral under the Adamantium Loan Agreement shall not be used as collateral under the Credit Loan Agreement.

Asset Identifier	County	Disc 10% Value*	ANB’s First Lien**	Remaining Value
CLR – Williams	Williams	$11,825,389.00	$717,457.64	$11,107,931.36
Phoenix JF Pad	Divide	$65,419,095.00	$3,969,038.94	$61,450,056.06

Total		$77,244,484.00	$4,686,496.57	$72,557,987.43

*

The Discounted 10% Value set forth above represents the net present value of the estimated cash flows from the assets set forth in the table above as determined in accordance with the Adamantium Loan Agreement. Such net present value will decrease over time as the reserves as such assets are depleted.

**

This represents the portion of ANB’s outstanding principal balance as of November 13, 2023 allocable to each of the properties in which Adamantium has a collateral interest as determined under the Adamantium Loan Agreement.

At the option of Adamantium, an advance may be made on either (i) a current basis whereby the Company makes interest only monthly payments to Adamantium on the tenth day of each month or (ii) an accrual basis whereby interest will compound monthly and the Company will pay all accrued and unpaid interest at maturity of the respective advance. On each respective maturity date for advances made on both a current and accrual basis, the outstanding principal amount, together with all accrued and unpaid interest thereon, shall mature and be due and payable to Adamantium. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and shall accrue a full pro-rata portion of the annual rate of interest for each calendar month regardless of the number of days an advance is outstanding during such calendar month, on the same terms as the interest payable on the Adamantium Bonds sold prior to such advance and to which such advance relates. The Adamantium Loan Agreement can be amended or waived with the consent of the Company and Adamantium, including in order to change the amount, rate, payment terms, collateral package and borrowers thereunder. The consent of Bondholders is not required for any amendment or waiver of the Adamantium Loan Agreement, and any such amendment or may be adverse to the interests of Bondholders.

Because Adamantium is a wholly owned financing subsidiary of the Company with common management, there exists potential for conflicts of interest with respect to decisions regarding the Adamantium Loan Agreement, including with respect to waivers and amendments thereto. Management is committed to fulfilling its fiduciary duties and operating in good faith.

To the extent the Adamantium Bonds are accelerated or prepaid, in whole or in part, the Company shall be obligated to pay or prepay, in whole or in part, all or any part of any outstanding indebtedness under the Adamantium Loan Agreement so as to satisfy the obligations and terms of the accelerated or prepaid Adamantium Bonds. The Adamantium Loan Agreement is not a revolving facility and the Company may not reborrow amounts repaid. Adamantium will use any amounts repaid under the Adamantium Loan Agreement to repay the corresponding Adamantium Bonds.

Adamantium Broker-Dealer Fees

In connection with Adamantium’s financing efforts, the Company has agreed to pay certain expenses of Adamantium, including its offering expenses, but will not be obligated to pay Adamantium’s obligations with respect to the Adamantium Bonds. The Company will pay Adamantium’s broker-dealer fee and other expense reimbursements and fees due to Dalmore Group, LLC pursuant to that certain Amended and Restated Broker-Dealer Agreement among the Company, Adamantium, and Dalmore Group, LLC. If Adamantium sells the proposed maximum offering amount of $200,000,000, then the approximate maximum payment to Dalmore Group, LLC would be $9,500,000.

Management of Adamantium

Certain officers of the Company operate and manage Adamantium. Those officers are and are expected to continue to be Ms. Wilson and Mr. Allen. Such officers will not receive any additional compensation from Adamantium in connection with such work.

Phoenix Operating LLC

Phoenix Operating LLC was formed on January 6, 2022 to manage and conduct drilling, extraction and related oil and gas operating activities. PhoenixOp is a subsidiary of the Company, and the Company is the sole manager of PhoenixOp and directs and manages the business and affairs of PhoenixOp. The Company is also the sole voting member of PhoenixOp pursuant to the Amended and Restated Limited Liability Company Agreement of Phoenix Operating LLC (the “PhoenixOp A&R LLCA”), which is filed as an exhibit to the offering statement of which this offering circular is a part. As the sole voting member of PhoenixOp, the Company is entitled to a share of the net profits, net losses, and any tax credits of PhoenixOp. The Company may contribute projects to PhoenixOp in its sole discretion. At the time of contribution, the Company’s costs of acquiring the leasehold and other mineral interests giving rise to the drilling or extraction rights associated with the project to be undertaken by PhoenixOp will be reflected in the Company’s capital account at PhoenixOp as a capital contribution. The Company will receive all distributions of cash and other property of PhoenixOp in accordance with its unreturned capital contributions until an amount equal to the applicable Payout Threshold, as that term is defined in Exhibit B to the PhoenixOp A&R LLCA, has been distributed to the Company. To the extent there are distributions in excess of such amount, distributions will be made to the Company and any employees that are admitted as profits interest members pro-rata in accordance with their membership interests in PhoenixOp, with up to 15% of any such distribution expected to be made to profits interest members and with no individual profits interest member receiving more than a 2.5% profits interest membership. PhoenixOp will grant any such profits interest membership as compensation to employees, who did not contribute any other cash or property as consideration for their profits interest membership.

As of December 31, 2023, the Company had contributed approximately $33.2 million in cash and $15.3 million in lease assets to PhoenixOp. Lease contributions are contributed to PhoenixOp at a value equal to our cost of acquisition for the contributed asset. The leases contributed are generally required in order for PhoenixOp to operate extraction activities on such assets. The Company anticipates contributing additional oil and gas properties to PhoenixOp in the future. The Company expects to only contribute oil and gas properties to PhoenixOp that are located in an area where the Company owns or leases enough continuous productive acreage to support meaningful mineral extraction activities. Whether and when the Company has properties it decides to contribute to PhoenixOp will depend on, among other things, the Company’s ability to acquire properties from multiple owners, the amount and quality of mineral reserves discovered on such properties, the presence of or proximity to third-party operators with existing extraction activities and the suitability of the area’s topography for drilling and operating producing wells.

Together with the Company, PhoenixOp is a borrower party to the Credit Agreement and Adamantium Loan Agreement.

INDEPENDENT AUDITOR

The consolidated financial statements of Phoenix Capital Group Holdings, LLC and Subsidiaries as of December 31, 2022 and 2021, included in this offering circular, have been audited by Cherry Bekaert LLP, independent auditors, as set forth in their reports thereon.

As previously reported by the Company in its Current Report on Form 1-U filed on December 5, 2023, on December 4, 2023, the Managers of the Company determined that Ramirez Jimenez International CPAs (“RJI”) would serve as the Company’s principal accountant to audit the consolidated financial statements of the Company as of and for the year ending December 31, 2023.

During the years ended December 31, 2022 and 2021, and the subsequent interim period through December 4, 2023, neither the Company nor anyone acting on its behalf consulted with RJI regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that RJI concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the Company’s transition to RJI as the Company’s principal accountant, Cherry Bekaert LLP was dismissed as the Company’s accountant. Cherry Bekaert LLP’s audit reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to any uncertainty, audit scope or accounting principles.

During the years ended December 31, 2022 and 2021, and the subsequent interim period through December 4, 2023, there were (1) no disagreements between the Company and Cherry Bekaert LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Cherry Bekaert LLP, would have caused Cherry Bekaert LLP to make reference to the matter in their report, or (2) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Cherry Bekaert LLP with a copy of its Current Report on Form 1-U filed on December 5, 2023 and requested that Cherry Bekaert LLP provide the Company with a letter addressed to the SEC stating whether Cherry Bekaert LLP agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. A copy of Cherry Bekaert LLP’s letter, dated December 5, 2023, was filed as Exhibit 99.1 to the Company’s Current Report on Form 1-U filed on December 5, 2023 and is included as an exhibit to the offering statement of which this offering circular is a part.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Bonds, will be passed upon for us Whiteford, Taylor & Preston LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company files annual, semi-annual and special reports, and other information, as applicable, with the SEC. The SEC maintains a web site that contains reports and other information regarding issuers, such as the Company, that file electronically with the SEC. The address of that website is http://www.sec.gov.

This offering circular is part of an offering statement on Form 1-A filed with the SEC, and does not contain all of the information included in the offering statement. The Company has omitted certain parts of the offering statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the offering statement, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this offering circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

The SEC allows issuers to “incorporate by reference” the information filed with them, which means the Company can disclose important information to you by referring you to those documents instead of having to repeat the information in this offering circular. The Company incorporates by reference into this offering circular annual and semi-annual reports, including audited financial reports, as filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or Rule 257 of Regulation A, including::

•	The Company’s Annual Report on Form 1-K for the year ended December 31, 2022, filed with the SEC on May 1, 2023;

•	The Company’s Semi-Annual Report on Form 1-SA/A for the period ended June 30, 2023, filed with the SEC on November 13, 2023; and

•	The Company’s Current Report Pursuant to Regulation A on Form 1-U, filed with the SEC on December 5, 2023.

The information incorporated by reference contains important information about the Company and its financial condition, and is considered to be part of this offering circular. Any statement contained in a document incorporated or deemed to be incorporated by reference into this offering circular will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference into this offering circular modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit into this offering circular, the exhibit will also be provided without charge. You may obtain documents incorporated by reference into this offering circular by requesting them in writing or by calling us at the following address or telephone number, as applicable, attention Investor Relations:

Phoenix Capital Group Holdings, LLC

18575 Jamboree Road, Suite 830

Irvine, CA 92612

(303)-376-9778

You should rely only upon the information contained or incorporated by reference in this offering circular. We have not authorized anyone to provide you with different information. You should not assume that the information in this offering circular is accurate as of any date other than the date of this offering circular.

PHOENIX CAPITAL GROUP Holdings, LLC and subsidiaries

CONSOLIDATED BALANCE SHEETS

FOR YEARS ENDED JUNE 30, 2023 AND DECEMBER 31, 2022

	Unaudited
	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$5,408,679	$4,964,832
Accounts receivable, no allowance	16,637,592	4,012,720
Escrow proceeds receivable	15,330,663	—
Financial derivatives (net)	12,450	—

Total Current Assets	37,389,384	8,977,552

Oil and gas properties, at cost, using the successful method of accounting:
Proved properties	213,351,052	123,423,987
Unproven properties	67,808,169	41,827,688

Total oil and gas properties	281,159,221	165,251,675
Accumulated depletion	(31,977,218)	(22,838,833)

Net oil and gas properties	249,182,003	142,412,842

Other Assets:
Right of use office leases (net)	1,938,359	2,151,889
Other receivables and assets	736,139	1,470,382

Total Other Assets	2,674,498	3,622,271

Total Assets	$289,245,885	$155,012,665

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$18,870,831	$18,583,105
Accrued expenses	1,414,086	939,485
Line of credit	—	23,000,000
Current portion of notes payable	77,867,209	29,856,684
Current portion of deferred closings	5,492,491	5,695,582
Current portion of accrued interest and accretion	10,045,140	960,770
Vendor agreements	163,828	1,006,434
Current portion of office lease liability	421,990	413,011
Financial derivatives (net)	—	1,900

Total Current Liabilities	114,275,575	80,456,971

Noncurrent Liabilities:
Notes payable	175,918,255	64,500,820
Deferred closings	3,078,387	5,533,138
Accrued interest and accretion	3,501,843	305,846
Office lease liability	1,640,150	1,852,865
Asset retirement obligation	62,216	62,216

Total Noncurrent Liabilities	184,200,851	72,254,885

Total Liabilities	298,476,426	152,711,856

Members’ Equity	(9,230,541)	2,300,809

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$289,245,885	$155,012,665

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

	Unaudited	Unaudited
	June 30, 2023	June 30, 2022
REVENUES
Mineral and royalty revenues	52,692,741	24,520,165

Total revenues	$52,692,741	$24,520,165

OPERATING EXPENSES
Depletion on oil and gas properties	9,138,385	4,867,389
Other depreciation, depletion, accretion and amortization	281,466	17,665
Selling, general, and administrative expenses	6,594,226	2,421,939
Advertising and marketing	19,351,824	1,164,707
Lease operating expenses	3,495,967	2,185,686
Severance and owner deducts	7,919,899	3,379,213
Payroll and payroll expenses	3,100,285	1,339,073
Contractors and professional fees	2,315,910	859,975

Total operating expenses	52,197,962	16,235,647

Income from operations	$494,779	$8,284,518

OTHER EXPENSES
Interest expense	(12,152,357)	(3,685,404)
Gain (loss) on financial derivatives	44,463	(2,216,724)

Total other expenses	$(12,107,894)	$(5,902,128)

NET LOSS	$(11,613,115)	$2,382,390

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

AS OF JUNE 30, 2023 AND DECEMBER 31, 2022

Balances, December 31, 2021	$2,907,758
Contributions	200,000
Distributions	(105,000)
Net loss	(702,676)

Balances, December 31, 2022	$2,300,082
Contributions	700,000
Distributions	(617,508)
Net loss	(11,613,115)

Balances, June 30, 2023	$(9,230,541)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

	Unaudited	Unaudited
	June 30, 2023	June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(11,613,115)	$2,382,400
Adjustments to reconcile Income (Loss):
Depletion on oil and gas properties	9,138,385	4,867,389
Noncash lease expense	213,530	—
Change in Operating Assets and Liabilities:
Increase in accounts receivable	(12,624,872)	(3,749,449)
Increase in Escrow Receivable	(14,537,063)	(883,000)
Increase in Lease Liability	(203,736)	—
Increase in Prepaid Expenses and Other Assets	(59,357)	(330,199)
Increase in accrued interest and accretion	12,266,017	1,196,340
Increase in Accounts Payable and Accrued Liabilities	762,327	5,326,991

Net Cash Provided by Operating Activities	(16,657,884)	8,810,472

CASH FLOWS FROM INVESTING ACTIVITES
Additions to oil and gas properties and leases	(115,907,546)	(37,592,333)
Proceeds from sale of assets	—	—
Additions to equipment and other property	—	—

Net cash flows from investing activities	(115,907,546)	(37,592,333)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of bank line of credit	—	1,150,000
Repayment of bank line of credit	(23,000,000)	—
Borrowing of notes payable	159,585,350	23,913,234
Repayment of notes payable	(999,996)	(547,890)
Members’ contributions	700,000	200,000
Members’ distributions	(618,235)	(105,000)
Increase in deferred closings	(2,657,842)	5,777,904

Net cash flows from financing activities	133,009,277	30,388,248

Net change in cash	443,847	1,606,387
Cash, beginning of year	4,964,832	370,260

Cash, end of year	$5,408,679	$1,976,647

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION
Cash paid during the period for interest	6,010,002	3,685,404

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 1 – Business and basis of presentation

Phoenix Capital Group Holdings, LLC

Phoenix Capital Group Holdings, LLC (“Phoenix” or the “Company”) is a Delaware Limited Liability Company formed on April 23, 2019, to acquire mineral rights, royalty interests, non-operated working interests and operated positions primarily in the Permian Basin, TX, the Williston Basin, ND/MT, the Denver-Julesburg Basin, CO/WY and the Powder River Basin, WY.

The Company, through utilization of proprietary software developed internally coupled with years of industry experience, believes it has a significant competitive advantage in the marketplace.

Phoenix operates as a profit-share partnership. For the period ending June 30, 2023, there are twelve profit-share partners, of which Lion of Judah Capital, LLC, a Delaware Limited Liability Company, is the majority profit-share owner and exclusive equity contributor and owner. For the period ending June 30, 2023, Lion of Judah Capital, LLC was a 56.28% profit-share owner.

In 2022, Phoenix also formed two wholly-owned subsidiaries, Phoenix Capital Group Holdings I, LLC and Phoenix Operating, LLC.

Phoenix Capital Group Holdings I, LLC

Phoenix Capital Group Holdings I, LLC is a Delaware Limited Liability Company formed on November 16, 2022 designed to raise debt capital under Regulation A+ of federal securities law. The subsidiary is designed to have junior security interests in properties that Phoenix Capital Group Holdings, LLC owns. Phoenix Capital Group Holdings I, LLC raises money through debt securities and lends those funds to the parent secured by the junior mortgage interests. As of June 30, 2023, Phoenix Capital Group Holdings I, LLC had no material assets, liabilities, expenses or revenues.

Phoenix Operating, LLC

Phoenix Operating, LLC is a Delaware Limited Liability Company formed on January 6, 2022 designed to drill, complete and operate wellbores under the Phoenix Capital Group Holdings, LLC brand. Phoenix Operating, LLC will employ all of the direct and indirect personnel, including contractors, required to drill, complete and operate wellbores throughout the United States. Phoenix Operating, LLC operates as a profit-share partnership. As of June 30, 2023, Phoenix Operating, LLC has begun to have expenses and operations. Phoenix Capital Group Holdings, LLC funded Phoenix Operating with $510,000 as of June 30, 2023, all of which has been expensed in these consolidated financial statements.

Note 2 – Significant accounting policies

Basis of preparation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair representation. The Company operates in one segment: oil and natural gas exploration and production.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 2 – Significant accounting policies (continued)

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of Phoenix Capital Group Holdings, LLC and its wholly-owned subsidiaries Phoenix Capital Group Holdings I, LLC and Phoenix Operating, LLC (collectively, the “Company”). All inter-entity accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there may be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Fair value of financial instruments

The carrying values of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, vendor agreements and accrued liabilities, approximate their fair value at June 30, 2023 and 2022 because of the short-term maturity of these instruments.

Asset retirement obligations

Fair values of legal obligations to retire and remove long-lived assets are recorded when the obligation is incurred. When the liability is initially recorded, the Company capitalizes this cost by increasing the carrying amount of the related property and equipment. Over time, the liability is accreted for the change in its present value and the capitalized cost in oil and natural gas properties is depleted based on units of production consistent with the related asset.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP as detailed in the Financial Accounting Standards Boards (“FASB”) Accounting Standards Codification (“ASC”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ materially from these estimates.

The accompanying consolidated financial statements are based on a number of significant estimates including quantities of oil, natural gas and natural gas liquids (“NGL”) reserves that are the basis for the calculations of depreciation, depletion, amortization (“DD&A”), and determinations of impairment of oil and natural gas properties. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas and there are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment along with estimated selling prices. As a result, reserve estimates may materially differ from the quantities of oil and natural gas that are ultimately recovered.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 2 – Significant accounting policies (continued)

Joint activities

Certain types of exploration, development, and production activities are conducted jointly with other entities and, accordingly, the consolidated financial statements reflect only the Company’s proportionate interest in such activities.

Impairment of long-lived assets

The Company follows the provisions of ASC 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires that our long-lived assets be assessed for potential impairment of their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Proved oil and natural gas properties are evaluated by field for potential impairment. An impairment on proved properties is recognized when the estimated undiscounted future net cash flows of a field are less than its carrying value. If an impairment occurs, the carrying value of the impaired field is reduced to its estimated fair value, which is generally estimated using a discounted cash flow approach.

Unproved oil and natural gas properties do not have producing properties and are valued on acquisition by management, with the assistance of an independent expert when necessary. As reserves are proved through the successful completion of exploratory wells, the cost is transferred to proved properties. The cost of the remaining unproved basis is periodically evaluated by management to assess whether the value of a property has diminished. To do this assessment, management considers, (i) estimated potential reserves and future net revenues from an independent expert, (ii) our history in exploring the area, (iii) our future drilling plans per our capital drilling program prepared by our reservoir engineers and operations management, and (iv) other factors associated with the area. Impairment is taken on the unproved property value if it is determined that the costs are not likely to be recoverable. The valuation is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual results.

Accounts receivable

Receivables consist of uncollateralized mineral and royalty income due from operators for oil and gas sales to purchasers and receipts from the Company’s non-operating interest ownership. Those purchasers remit payment for production to the operator and the operator in turn remits payment to Phoenix for the agreed-to royalties. Receivables from third parties, for which we did not receive actual information, either due to timing delays or due to the unavailability of data at the time when revenues are recognized, are estimated. Volume estimates for wells with available historical actual data are based upon, (i) the historical actual data for the months the data is available or (ii) engineering estimates for the months the historical actual data is not available. Phoenix does not recognize revenues for wells with no historical actual data because we cannot conclude that it is probable that a significant revenue reversal will not occur in future periods. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market on a basin-by-basin basis.

Phoenix routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. There is no allowance for doubtful accounts as of June 30, 2023 and 2022.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 2 – Significant accounting policies (continued)

Escrow proceeds receivable

The Company extends earnest payments to sellers of mineral and leasehold assets to consummate a deal formation. The vast majority of these earnest payments are refundable to the Company if the deal is cancelled. These earnest payments represent a high probability of a deal being closed, pending due diligence and acceptance by the Company. The vast majority of purchase and sale agreements that the Company uses allows the Company to cancel a deal for any reason which would require the seller to return the escrow proceeds.

Concentration of significant customers

Financial instruments that potentially subject Phoenix to concentrations of credit risk consist of cash, receivable, royalty revenue, and our revolving credit facility. Royalty revenues are concentrated among operators engaged in the energy industry within the United States. Management periodically assesses the financial condition of these entities and institutions and considers any possible credit risk to be minimal.

As of the end of June 30, 2022, concentrations in accounts receivable of 22%, 16%, 11% and 11% existed within four operators. Comparatively, in 2022, concentrations of 19%, 19% and 15% existed within three operators.

Concentration in customers also existed in both years. In 2023, 60% of the Company’s revenues were concentrated within four operators, compared with 2022, where 60% of the Company’s revenues were concentrated within four operators.

Oil and gas properties

The Company invests primarily in mineral, royalty, and overriding royalty interests of oil and natural gas properties. Oil and natural gas producing activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties are capitalized. All general and administrative costs unrelated to acquisitions are expensed as incurred. Depletion of capitalized costs is recorded using the units-of-production method based on proved reserves. On the sale or retirement of a proved property, the cost and related accumulated depletion are removed from the property accounts and any gain or loss is recognized.

The depletion rate is determined by dividing the cumulative recovered barrels of oil by the estimated ultimate recovery by well and averaged amongst all wells within the pooled unit. This rate is multiplied by the original cost basis and reduced by depletion taken in prior periods. The cost basis remaining represents the percentage of the asset remaining to be recovered by the wells within the pooled unit.

For more than 95% of properties within Phoenix’s portfolio, oil production represents over 85% of the value of the property and in some cases approached 100%. Therefore, for depletion purposes, Phoenix uses oil recovery for all properties as the unit of production for depletion.

Phoenix evaluates the oil and gas properties in its portfolio on a yearly basis for impairment, in accordance with the FASB’s authoritative guidance, a discount rate of 10% (as prescribed by industry standards) is applied to the annual future net cash flows to determine if the carrying value of the property exceeds the present value of future cashflows. Phoenix has not impaired the value of any properties in 2023 or 2022.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 2 – Significant accounting policies (continued)

Equipment and other property

Equipment and other property are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold or otherwise disposed of, and the related accumulated depreciation, are removed from the accounts and any gain or loss is reflected in current earnings. These amounts are included in “other receivables and assets” on the balance sheet. Depreciation for equipment and other property for the six months ending June 30, 2023 amounted to $67,935 compared to $17,664 in 2022.

Revenue from contracts with customers

The Company recognizes its revenues following ASC Topic 606, Revenue from Contracts with Customers, (“ASC 606”). Revenue is recorded when title passes to the operator or purchaser. Royalty interest owners have no rights or obligations to explore, develop, or operate properties and do not incur any of the costs of exploration, development, and operation of the properties. Given the inherent time lag between when oil, natural gas, NGL production and sales occur, and when operators or purchasers often make disbursements to royalty interest owners and due to the large potential fluctuations of both oil production and sale price, a significant portion of the Company’s revenue may represent accrued revenue based on estimated net sales volumes and estimated selling prices.

Oil and natural gas sales

Oil, natural gas, and NGL sales revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. As non-operators and mineral right owners, Phoenix in applicable situations have elected not to have control of the product. All of the Company’s oil, natural gas, and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers.

Allocation of transaction price to remaining performance obligations

As the Company has determined that each unit of product generally represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. The Company has utilized the practical expedient in ASC 606, which permits the Company to allocate variable consideration to one or more but not all performance obligations in the contract if the terms of the variable payment relate specifically to the Company’s efforts to satisfy that performance obligation and allocating the variable amount to the performance obligation is consistent with the allocation objective under ASC 606. Additionally, the Company will not disclose variable consideration subject to this practical expedient.

Fair value measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 2 – Significant accounting policies (continued)

Fair value measurements (continued)

measurements. ASC 820 does not require any new fair value measurements but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards. ASC 820 characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable.

The three levels of the fair value measurement hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Measured based on prices or valuation models that required inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

Advertising and marketing costs

Advertising and marketing costs for the periods ending June 30, 2023 and 2022 were $19,351,824 and $1,164,707, respectively. Advertising and marketing costs are almost exclusively related to the Company’s capital raising programs and is a discretionary spend component. Management analyzes its capital requirements on a monthly basis and determines the appropriate amount to spend on advertising and marketing to raise the capital necessary to capitalize on the opportunities presented. Management can reduce this spend to nearly zero if market conditions or needs change.

Change in accounting principles

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which supersedes existing guidance for accounting for leases under Topic 840, Leases. FASB also subsequently issued additional ASUs which amend and clarify Topic 842. The most significant change in the new leasing guidance is the requirement to recognize right-of-use (“ROU”) assets and lease liabilities for operating leases on the consolidated balance sheets.

The Company adopted these ASUs effective January 1, 2022, using the modified retrospective approach. As a result of adopting these ASUs, the Company recorded operating ROU assets and lease liabilities. Adoption of the new standard did not materially impact the Company’s net income and had no impact on cash flows.

Income taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. The pro rata share of taxable income or loss is included in the individual income tax returns of members based on their percentage of ownership. Consequently, no provision for incomes taxes is made in the accompanying consolidated financial statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 3 – Oil and gas properties

The Company invests in two materially different asset classes – mineral rights (including overriding royalty interest and non-participating royalty interest) and non-operated working interests using the successful efforts method of accounting for both asset classes.

Mineral rights, overriding royalty interest, and non-participating royalty interests

The mineral rights account consists of 2,459 unique mineral rights and lease holdings (79,645 NMA) as of June 30, 2023 compared to 1,800 unique mineral rights holdings (33,907 NMA) on December 31, 2022. Phoenix has not divested any holdings in 2022 or 2023. Most of these holdings are in the Williston Basin, ND/MT with the majority proven and currently producing. The mineral rights holdings are diverse, with no significant concentrations. Mineral rights are the first of two asset classes that the Company invests in.

Non-operated working interests – leases and unleased minerals

Non-operated working interests are the second of the two asset classes that the Company invests in. Leases represent the potential to participate in drilling projects, absorbing both the cost of the drilling project as well as the larger rate of return when the wells produce (as compared with the smaller lease rate owned by the lessee).

The following details the location of the Company’s oil and natural properties, proved, and unproved by location (before accumulated depletion):

	Six Months Ended June 30,
	2023	2022
Oil and natural gas properties, proved:
Williston Basin	$132,644,874	$47,553,893
Powder River Basin	29,806,107	11,146,958
Denver-Julesburg	29,197,057	17,785,555
Permian Basin	16,597,902	12,997,962
Other	5,105,112	—

	213,351,052	89,484,368

Oil and natural gas properties, unproved:
Williston Basin	23,631,883	355,523
Powder River Basin	15,288,467	—
Denver-Julesburg	15,961,552	74,103
Permian Basin	8,764,399	28,760
Other	4,161,868	—

	67,808,169	458,386

	$281,159,221	$89,942,754

Proved and unproved properties

Phoenix considers a property proved when there are estimated quantities of oil, natural gas, and NGLs which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 3 – Oil and gas properties (continued)

Proved and unproved properties (continued)

Phoenix considers a property unproved when there are currently no producing wells pooling the property. For the majority of the value of the unproven properties in 2023, Phoenix has analyzed the wells within a 10-mile radius of the property to conclude the property is economically viable for oil extraction and has the potential to be drilled and become proved reserves.

Mineral and royalty revenues

Phoenix is paid mineral and royalty revenue monthly by the various operators and working interest owners within the pooled units that Phoenix owns. Mineral and royalty revenues are subject to various expenses that are removed from Phoenix’s paystub including owner deductions, severance and ad valorem taxes, and out-of-state owner withholdings. Phoenix grosses revenue up on the top-line and includes these expenses as operating expenses on the statements of operations.

Note 4 – Financial derivatives

All derivative financial instruments are recorded at fair value. The Company has not designated its derivative instruments as hedges for accounting purposes and, as a result, marks its derivative instruments to fair value and recognizes the cash and non-cash changes in fair value in the statements of operations under the caption “Loss of financial derivates.”

Commodity Contracts

During 2023, the Company used no costs collars with corresponding put and call options to reduce price volatility associated with certain of its royalty income. Under the Company’s no cost collar contracts, each collar has an established floor price and ceiling price. When the settlement price is below the floor price, the counterparty is required to make a payment to the Company and when the settlement price is above the ceiling price, the Company is required to make a payment to the counterparty. When the settlement price is between the floor and the ceiling, there is no payment required outside of the net cost of the contracts.

The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing (Cushing).

By using derivative instruments to economically limit exposure to changes in commodity prices, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk. The Company’s counterparties have been determined to have an acceptable credit risk for the size of derivative position placed; therefore, the Company does not require collateral from its counterparties.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 4 – Financial derivatives (continued)

As of June 30, 2023, the Company had the following outstanding derivative contracts.

Settlement Month	Settlement Year	Type of Contract	Bbls Per Month	Index	Weighted Average Floor Price	Weighted Average Ceiling Price
August	2023	Collars	40,000	WTI Cushing	$50.00	$90.00
September	2023	Collars	70,000	WTI Cushing	$50.00	$99.71
October	2023	Collars	13,000	WTI Cushing	$50.00	$93.00
December	2023	Collars	25,000	WTI Cushing	$47.00	$115.00

Gain and Losses on Derivate Instruments

The following table summarized the gains and losses on derivate instruments included in the statements of operations and the net cash payments on derivates for the periods presented:

	June 30, 2023	June 30, 2022
Gain (loss) on derivate instruments	$44,463	$(2,216,724)
Net cash payments on derivatives	12,450	(1,328,021)

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Derivative Instruments Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are reported at fair value on a recurring basis, including the Company’s derivative instruments. The fair values of the Company’s derivative contracts are measured internally using established commodity futures price strips for the underlying commodity provided by a reputable third party, the contracted notional volumes, and time to maturity. These valuations are Level 2 inputs.

The following table provides (i) fair value measurement information for financial assets and liabilities measured at fair value on a recurring basis, (ii) the gross amounts of recognized derivative assets and liabilities, (iii) the amounts offset under master netting arrangements with counterparties, and (iv) the resulting net amounts presented in the Company’s consolidated balance sheets as of June 30, 2023. The net amounts are classified as current or noncurrent based on their anticipated settlement dates.

	As of June 30, 2023
	Level 1	Level 2	Level 3	Total Gross Fair Value	Gross Amounts Offset in	Net Fair Value Presented in Balance Sheet
Assets:
Current
Derivative instruments	$—	$23,050	$—	$23,050	$(10,600)	$12,450
Liabilities
Current
Derivative instruments	$—	$10,600	$—	$10,600	$(10,600)	$—

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 5 – Asset retirement obligations

As part of the development of oil and natural gas properties, the Company incurs asset retirement obligations (“ARO”). ARO results from the Company’s responsibility to abandon and reclaim their net share of all working interest properties and facilities. The company evaluated its ARO obligations at yearend. On December 31, 2022 and 2021, the net present value of the total ARO was estimated to be $62,216 and $40,465, with the undiscounted value being $467,895 and $187,699, respectively. The majority of the Company’s assets are mineral rights or minority interest non-operated working interests which generally do not incur large amounts of ARO. Total ARO shown in the table below consists of amounts for future plugging and abandonment liabilities on the wellbores and facilities based on third party estimates of such costs, adjusted for inflation at a rate of 2.50% per annum for the years ended December 31, 2022 and 2021. These values are discounted to present value using a rate of 7.5% per annum for the years ended December 31, 2022 and 2021.

The following table summarizes the changes in the ARO for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Asset retirement obligations at beginning of period	$40,465	$23,048
Additions	18,716	14,594
Accretions	3,035	2,823

Asset retirement obligations at end of period	$62,216	$40,465

Long-term portion	$62,216	$40,465

ARO is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate, and well life. The inputs are calculated based on historical data as well as current estimated costs.

Note 6 – Accounts payable

The accounts payable balance consists primarily of (77% of the costs on June 30, 2023 and 93% on June 30, 2022) joint interest billing (JIB) costs due for drilling and completing wells that Phoenix has an interest in. In 2023, Phoenix has concentration in the accounts payable account with 52% of the costs concentrated within four different operators. Similarly, in 2022, 88% of the costs were concentrated within four operators.

Note 7 – Notes payable

Phoenix had notes payable balances of $267,332,447 on June 30, 2023 and $94,357,504 on December 31, 2022. The following table details the notes payable balances:

	June 30, 2023	December 31, 2022
Cortland term loan	$18,608,333	$3,833,333
Unsecured debt—Regulation D	175,968,524	46,934,755
Unsecured debt—Regulation A+	67,016,681	35,701,834
Merchant cash advances	5,409,902	6,817,684
Other notes payables	329,007	1,069,898

	$267,332,447	$94,357,504

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 7 – Notes payable (continued)

Cortland Credit Lending Corporation term loan

On April 28, 2023 we agreed to a “term-out” Credit Agreement of the facility we entered into on October 28, 2021 (the “Credit Agreement”) with Cortland Credit Lending Corporation (“Cortland”) which matures on January 31, 2024, and bears interest at a rate of the greater of (a) 10.50% and, (b) the TD Bank US Prime Rate, plus 7.25%. The payments are $2,658,333.34 per month plus interest. As of June 30, 2023, the balance is $18,608,333. The “term-out” facility is secured by all of the property and assets owned by the Company.

Unsecured debt

Phoenix also has several investor programs issued under Regulation A+ and Regulation D of federal securities law. Under the federal securities laws, any offer or sale of a security must either be registered with the SEC or meet an exemption. Regulation A+ and Regulation D provide a number of exemptions from the registration requirements, allowing some companies to offer and sell their securities without having to register the offering with the SEC. Under these programs, Phoenix raised an additional $242,985,205 of debt from thousands of unique investors with the majority of interest rates ranging from 8% to 15% annual percentage rate (“APR”). The maturities of these notes range from nine-months to eleven years. Interest is paid monthly for the majority of notes. For the notes where interest is being compounded, interest is expensed and capitalized monthly.

Merchant cash advances

In 2022 and 2023, Phoenix raised funds through several merchant cash advance loans with Libertas Funding, Upwise Capital and Lendspark Business Funding. These advances are for the purchase and sale of future cash receipts and receivables. As of June 30, 2023, the outstanding balance of these loans was $5,409,90. These loans carried factor rates of 15 to 24.

Future payments for the notes payable amounts to:

Years ended December 31,	Amount
2023	$51,770,930
2024	48,468,295
2025	31,740,710
2026	51,240,254
Thereafter	84,112,258

Total	$267,332,447

Note 8 – Deferred closing

The Company has agreed to deferred closing arrangements (installment sales) with numerous clients. As of June 30, 2023 and 2022, amounts owed totaled $8,570,878 and $11,228,720, respectively. As of June 30, 2023, approximately $5,492,491 is classified as current and approximately $3,078,387 is due in 2024. Deferred closings have several different payment structures and interest rates ranging from 8% to 15% annually. Interest is capitalized quarterly on deferments that are not paying interest quarterly.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 9 – Vendor agreements

The Company has agreed to several non-interest-bearing agreements with important vendors. The largest balance is a settlement with EDF Trading North America, a derivatives company that provided derivates contracts to the Company throughout 2022. The Company agreed to pay its derivatives liability from its derivatives losses over a period of 12-months starting in July of 2022 at cost. The balance of this agreement at June 30, 2023, was $163,828 and included in the vendor agreements liability in the consolidated balance sheets.

Note 10 – Members’ equity

Members’ equity consists of two buckets, retained earnings and owner’s investment. Owner’s investment represents contributions and distributions made by Lion of Judah Capital, LLC, the majority profit-share owner.

All members of Phoenix have a profit-share interest in Phoenix’s net income. All partners are paid bi-monthly guaranteed payments, which are a draw against each member’s future capital account. Lion of Judah Capital, LLC is credited with a 10% preferential return on its contributed capital before member’s profit-share percentages are applied to net income.

Note 11 – Related parties transactions

The Company utilized the engineering services of a consultant from January 2022 through April 17, 2023 who is a related party of Lion of Judah Capital, LLC and economic interest owner of Lion of Judah Capital, LLC. The consultant did not have voting or other managerial rights of Lion of Judah Capital, LLC. The Company engaged the consultant via a consulting agreement. Total compensation paid to the consultant was $483,417 for the term.

Note 12 – Leases

The Company leases its office facilities under a noncancelable operating lease agreement. The Company determines whether a contract contains a lease at inception by determining if the contract conveys the right to control the use of identified office space and vehicles for a period of time in exchange for consideration. The Company’s lease agreement contains lease and non-lease components, which are generally accounted for separately with amounts allocated to the lease and non-lease components based on relative stand-alone prices.

ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Renewal and termination clauses that are factored into the determination of the lease term if it is reasonably certain that these options would be exercised by the Company. Lease assets are amortized over the lease term unless there is a transfer of title or purchase option reasonably certain of exercise, in which case the asset life is used. The Company’s lease agreement includes variable payments. Variable lease payments not dependent on an index or rate primarily consist of common area maintenance charges and are not included in the calculation of the ROU asset and lease liability and are expensed as incurred. In order to determine the present value of lease payments, the Company uses the implicit rate when it is readily determinable.

As the Company’s lease does not provide an implicit rate, management uses the Company’s risk-free discount rate based on the information available at lease commencement to determine the present value of lease payments.

The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants. As of June 30, 2023, the Company does not have leases where it is involved with the

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 12 – Leases (continued)

construction or design of an underlying asset, has no material obligation for leases signed but not yet commenced and does not have any material sublease activities.

Practical Expedients Elected:

•

The Company elected the three transition practical expedients that permit an entity to (a) not reassess whether expired or existing contracts contain leases, (b) not reassess lease classification for existing or expired leases, and (c) not consider whether previously capitalized initial direct costs would be appropriate under the new standard.

•	The Company has elected to utilize the risk-free discount rate (2% at lease inception) to calculate lease assets and liabilities.

Future minimum lease payments as of June 30, 2023 is as follows:

Maturities of lease liabilities:

Year Ending December 31:	Operating
2023	$229,029
2024	464,387
2025	452,624
2026	352,587
Thereafter	667,471

Total lease payments	2,166,098
Less: interest	(103,958)

Present value of lease liabilities	$2,062,140

Note 13 – Subsequent events and liquidity risk

Management has evaluated subsequent events through September 28, 2023, in connection with the preparation of these consolidated financial statements, which is the date the consolidated financial statements were available to be issued.

Amarillo National Bank facility and Cortland payoff

On July 24, 2023, the Company agreed to a Credit Agreement with Amarillo National Bank. The Credit Agreement fully repays Cortland Credit Lending and removes the security interest in favor of Cortland. The facility is a $30 million revolving line of credit. The interest rate for the facility is the Wall Street Journal “Prime Rate” plus 3.0%, with a floor of 9.0% APY. In exchange for the facility, the Company filed senior security interests to all of its properties to Amarillo National Bank. The facility matures on July 24, 2024, subject to lender renewal.

Liquidity Risk

Liquidity risk is the risk that the Company’s cash flows from operations will not be sufficient for the Company to continue operating and discharge its liabilities in the normal course of operations. The Company is

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

Note 13 – Subsequent events and liquidity risk (continued)

Liquidity Risk (continued)

exposed to liquidity risk as its continued operation is dependent upon its ability to obtain financing, either in the form of debt or equity, or achieving profitable operations in order to satisfy its liabilities as they come due.

As of June 30, 2023 the Company had negative working capital of $76,886,191. The Company expects to repay its financial liabilities in the normal course of operations and to fund future operational and capital requirements through operating cash flows and through issuance of debt and/or equity. As of August 31, 2023 the company has raised an additional $60,943,718 of notes through its investor program (see note 7). Management fully expects its capital raise to continue at or above this current pace.

The Company may need to conduct asset sales, which is not a planned course of action, and/or issuances of debt and/or equity if liquidity risk increases in a given period. The Company believes it has sufficient funds to meet foreseeable obligations by actively monitoring its credit facilities through use of the loans, asset sales, cost reductions and coordinating payment and revenue cycles.

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern.

In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses.

The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

SUPPLEMENTAL SCHEDULES TO UNAUDITED FINANCIALS

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

RECONCILIATION OF EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) TO NET INCOME (LOSS) – NON-GAAP

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

	Unaudited
	June 30, 2023	June 30, 2022
STATEMENTS OF OPERATIONS
Net income (loss)	$(11,613,115)	$2,382,390
EXPENSES TO ADD BACK
Depreciation, depletion, accretion, and amortization	9,138,385	4,867,389
Other depreciation, depletion, accretion and amortization	281,466	17,665
Interest expense	12,152,357	3,685,404

Total expenses to add back	21,572,208	8,570,458

OTHER FINANCIAL DATA
EBITDA (1)	$9,959,093	$10,952,848

(1)

EBITDA is a non-GAAP supplemental financial measures used by management and by external users of financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and their ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization.

EBITDA does not represent and should not be considered an alternative to, or more meaningful than, net income (loss), income fromoperations, cash flows fromoperating activities, or any other measure of financialperformance presented in accordance with U.S. GAAP as measures of financial performance. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The computation of EBITDA may differ from computations of similarly titled measures of other companies.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

SCHEDULES OF SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30 2022

	Unaudited
	June 30, 2023	June 30, 2022
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Guaranteed payments	$3,451,173	$1,553,190
Office supplies, equipment, and software	783,891	313,055
Rent	122,237	124,919
Bank charges and fees	381,169	255,221
Dues and subscriptions	29,074	13,829
Shipping, freight, and delivery	331,362	22,856
Other	985,320	138,869

Total selling, general, and administrative expenses	$6,084,226	$2,421,939

PHOENIX CAPITAL GROUP HOLDINGS, LLC.

SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

Geographic Area of Operations

All of the Company’s proved reserves are located within the continental United States, with the majority concentrated in Texas, North Dakota and Colorado.

Costs Incurred in Oil and Natural Gas Property Acquisitions and Development Activities

Costs incurred in oil and natural gas property acquisition and development, whether capitalized or expensed, are presented below:

	Six Months Ended	Year Ended December 31,
	June 30, 2023	2022	2021
Acquisition Costs of Properties
Proved[1]	$39,174,297	$35,998,015	$26,695,772
Unproved[2]	35,898,832	43,358,628	343,226
Development Costs	27,691,222	37,691,544	8,253,459

Total	$102,764,351	$117,048,187	$35,292,457

[1]	Proved properties in 2023 are exclusive of what would otherwise be proved undeveloped properties in accordance with SEC guidelines due to the non-operated nature of most acquisitions.
[2]	Unproved properties in 2022 are inclusive of what would otherwise be proved undeveloped properties in accordance with SEC guidelines due to the non-operated nature of most acquisitions.

Property acquisition costs include costs incurred to purchase, lease or otherwise acquire a property. Development costs include costs incurred to gain access to and prepare development well locations for drilling, to drill and equip development wells, and to provide facilities to extract, treat and gather natural gas.

Oil and Natural Gas Capitalized Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion and amortization including impairments, are presented below:

	Six Months Ended	Year Ended December 31,
	June 30, 2023	2022	2021
Proved properties	$213,351,052	$123,423,987	$48,423,233
Unproved properties	67,808,169	41,827,688	858,502

Total	281,159,221	165,251,675	49,281,735
Accumulated depreciation, depletion, amortization, and impairment	$(31,977,218)	$(22,838,039)	$(8,592,334)

Oil and natural gas properties, net	$249,182,003	$142,413,636	$40,689,401

Oil and Natural Gas Reserve Information

The following table sets forth estimated net quantities of the Company’s proved developed oil and natural gas reserves. Estimated reserves for the periods presented are based on the unweighted average of first-day-of-the-month commodity prices over the period July 2022 through June 2023 for the year in accordance with definitions and guidelines set forth by the SEC and the FASB. For estimates of oil reserves, the average

WTI spot oil prices used were $83.23, and $94.14 per barrel as of June 30, 2023 and December 31, 2022, respectively. These average prices are adjusted for quality, transportation fees, and market differentials. For estimates of natural gas reserves, the average Henry Hub prices used were $4.763, and $6.357 per MMBTU as of June 30, 2023 and December 31, 2022, respectively. These average prices are adjusted for energy content, transportation fees, and market differentials.

The Company estimates the quantity or perceived cashflow of proved undeveloped reserves for financial reporting purposes in accordance with the 5-year rule as set forth by the SEC. Most proved undeveloped properties are operated by The Company whereby The Company has the property on the most current drill schedule. Non-operated proved undeveloped properties are properties whereby The Company has a high confidence that the property will be converted to a producing property within 5 years based on public and non-public data sources. As it relates to a majority of the mineral and non-operated working interest holdings by The Company, The Company does not have the ability to accurately estimate when or if undeveloped reserves under its holdings will be extracted and instead takes the conservative approach of only estimating the reserves that are either currently producing or have a clear line of sight to being extracted.

	Crude Oil (bbl)	Natural Gas (Mcf)	Natural Gas Liquids (bbl)[3]	Total (BOE)
Net proved reserves at December 31, 2020	388,930	785,041		519,770
Revisions of previous estimates [1]	33,059	66,728		44,180
Purchases of minerals in place [2]	1,886,701	3,573,449		2,482,276
Production	(203,532)	(452,293)		(278,914)

Net proved reserves at December 31, 2021	2,105,158	3,972,925		2,767,312
Revisions of previous estimates [1]	944,395	2,378,571		1,340,824
Purchases of minerals in place [2]	1,165,585	2,331,222		1,554,122
Production	(523,416)	(1,058,506)		(699,834)

Net proved reserves at December 31, 2022	3,691,722	7,624,212	—	4,962,424
Revisions of previous estimates [1]	13,716,006	14,624,493	3,210,380	19,363,802
Purchases of minerals in place [2]	265,581	481,894	—	345,897
Production	(646,286)	(2,523,974)	—	(1,066,940)

Net proved reserves at June 30, 2023	17,027,023	20,206,625	3,210,380	23,605,174

[1]

Revisions of previous estimates on evaluated properties include new well reserve additions on existing ownership, technical revisions due to changes in commodity prices and well performance relative to type curve

[2]

Includes the acquisition and development costs of approx. $13.5mm in 2020, $35.3mm in 2021, $117.1mm in 2022 and $102.8mm in the six (6) months ended June 30, 2023 of mineral, royalty and leasehold reserves primarily in the Williston, DJ, Powder River and Permian Basins

[3]	Natural Gas Liquids volumes are booked for operated assets only and are related to new operated PUD bookings at MY23

Year Ended December 31, 2021

At December 31, 2021, the Company’s proved reserves of 2,767 MBoe increased approximately 2,248 MBoe from December 31, 2020 as a result of purchases of minerals in place of 2,482 MBoe, positive technical revisions of 104 MBoe due to changes in commodity prices offset by a decrease of 60 MBoe due to well performance relative to type curve and production of 279 MBoe.

Year Ended December 31, 2022

At December 31, 2022, the Company’s proved reserves of 4,962 MBoe increased approximately 2,195 MBoe from December 31, 2021 as a result of purchases of minerals in place of 1,554 MBoe, new well reserve additions on existing ownership of 75 MBoe, positive technical revisions of 969 MBoe due to changes in commodity prices and positive revisions of 297 MBoe due to well performance relative to type curve offset by production of 700 MBoe.

Six Months Ended June 30, 2023

At June 30, 2023, the Company’s proved reserves of 23,605 MBoe increased approximately 18,643 MBoe from December 31, 2022 as a result of purchases of minerals in place of 346 MBoe, new well reserve additions on existing ownership of 18,824 MBoe, largely due to 16,862 MBoe of operated PUD additions, and positive revisions of 598 MBoe due to well performance relative to type curve offset by negative technical revisions of 59 MBoe due to changes in commodity prices and production of 1067 MBoe.

Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month unweighted average of first-day-of-the-month commodity prices for the periods presented. All prices are adjusted by field for quality, transportation fees, energy content and regional price differentials. Future cash inflows are computed by applying applicable prices relating to the Company’s proved reserves to the year-end quantities of those reserves. Future production, development, site restoration and abandonment costs are derived based on current costs assuming continuation of existing economic conditions.

	Six Months Ended	Year Ended December 31,
	June 30, 2023	2022	2021
Future cash inflows	$833,628,513	$381,493,373	$166,430,539
Future production costs	(406,583,638)	(74,897,028)	(30,482,959)

Future net cash flows	427,044,875	306,596,345	135,947,580
Less 10% annual discount to reflect timing of cash flows	(18,967,897)	(116,711,653)	(39,311,937)

Standard measure of discounted future net cash flows	$408,076,978	$189,884,692	$96,635,643

Changes in the Standardized Measure for Discounted Cash Flows

	Six Months Ended June 30, 2023
		2022	2021
Beginning of the year	$189,884,692	$96,635,643	$14,229,007
Net change in sales and transfer prices and in production (lifting) costs related to future production	—	—	—
Changes in the estimated future development costs	—	—	—
Sales and transfers of oil and gas produced during the period	(52,692,741)	(57,562,957)	(736,442)
Net change due to extensions, discoveries, and improved recovery	256,960,485	3,134,020	—
Net change due to purchases and sales of minerals in place	10,458,539	57,621,882	80,623,928
Net change due to revisions in quantity estimates	(25,381,189)	83,101,161	2,117,000
Previously estimated development costs incurred during the period	—	—	314,685
Accretion of discount	28,847,192	6,954,943	87,465

End of the year	$408,076,978	$189,884,692	$96,635,643

The data presented should not be viewed as representing the expected cash flow from, or current value of, existing proved reserves since the computations are based on a significant amount of estimations and assumptions. The required projection of production and related expenditures over time requires further estimates with respect to pipeline availability, rates of demand and governmental control. Actual future prices and costs are likely to be substantially different from historical prices and costs utilized in the computation of reported amounts. Any analysis or evaluation of the reported amounts should give specific recognition to the computational methods utilized and the limitations inherent therein.

Selected Quarterly Financial Information – Unaudited

Quarterly financial data was as follows for the periods indicated.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2023
Total Revenue	$22,323,243	$30,369,499
Net Income	(6,750,356)	(4,352,759)
Total Assets	214,101,775	289,256,485
Total Liabilities	219,029,557	298,487,026
Total Equity	$(4,927,782)	$(9,230,541)
2022
Total Revenue	$9,662,022	$14,858,143	$15,642,600	$17,400,192
Net Income	1,477,728	904,663	445,210	(3,530,287)
Total Assets	56,467,881	82,144,824	112,365,784	155,030,215
Total Liabilities	52,186,659	76,758,939	106,534,689	152,729,406
Total Equity	$4,281,222	$5,385,885	$5,831,095	$2,300,809
2021
Total Revenue	$1,856,014	$3,688,492	$3,700,340	$4,531,608
Net Income	(17,438)	957,508	179,383	(1,778,998)
Total Assets	11,306,602	13,416,206	23,827,611	42,832,674
Total Liabilities	7,581,001	8,883,096	19,015,119	39,924,179
Total Equity	$3,725,601	$4,533,110	$4,812,492	$2,908,495

Report of Independent Auditor

To the Board of Directors and Members

Phoenix Capital Group Holdings, LLC. and Subsidiaries

Irvine, CA

Opinion

We have audited the accompanying consolidated financial statements of Phoenix Capital Group Holdings, LLC. and Subsidiaries (collectively, the “Company”) which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Subsequent Event and Liquidity Risk

As discussed in Note 14 to the consolidated financial statements, on April 28, 2023, the Company modified its Senior Debt Agreement that represents a large portion of the Company’s total current liabilities. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary schedules of reconciliation of earnings before income taxes, depreciation, and amortization (EBITDA) to net income (loss) and selling, general, and administrative expenses are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Fort Lauderdale, Florida

May 1, 2023

/s/ Cherry Bekaert LLP

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

FOR YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	December 31,
	2022	2021
ASSETS
Current Assets:
Cash	$4,964,832	$370,260
Accounts receivable, no allowance	4,012,720	1,281,758
Financial derivatives (net)	—	172,677

Total Current Assets	8,977,552	1,824,695

Oil and gas properties, at cost, using the successful method of accounting:
Proved properties	123,423,987	48,423,233
Unproven properties	41,827,688	858,502

Total oil and gas properties	165,251,675	49,281,735
Accumulated depletion	(22,838,833)	(8,592,334)

Net oil and gas properties	142,412,842	40,689,401

Other Assets:
Right of use office leases (net)	2,151,889	—
Other receivables and assets	1,470,382	82,339

Total Other Assets	3,622,271	82,339

Total Assets	$155,012,665	$42,596,435

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$18,583,105	$3,344,128
Accrued expenses	939,485	111,209
Line of credit	23,000,000	21,850,000
Current portion of notes payable	29,856,684	6,006,987
Current portion of deferred closings	5,695,582	2,171,545
Current portion of accrued interest and accretion	960,770	—
Vendor agreements	1,006,434	—
Current portion of office lease liability	413,011	—
Financial derivatives (net)	1,900	—

Total Current Liabilities	80,456,971	33,483,869

Noncurrent Liabilities:
Notes payable	64,500,820	5,364,221
Deferred closings	5,533,138	799,395
Accrued interest and accretion	305,846	—
Office lease liability	1,852,865	—
Asset retirement obligation	62,216	40,465

Total Noncurrent Liabilities	72,254,885	6,204,081

Total Liabilities	152,711,856	39,687,950

Members’ Equity	2,300,809	2,908,485

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$155,012,665	$42,596,435

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	Year Ended December 31,
	2022	2021
REVENUES
Gain on sale of assets	$—	$207,655
Mineral and royalty revenues	57,562,966	13,568,798

Total revenues	$57,562,966	$13,776,453

OPERATING EXPENSES
Depletion on oil and gas properties	14,246,499	5,599,048
Other depreciation, depletion, accretion and amortization	90,519	8,482
Selling, general, and administrative expenses	6,382,120	2,197,735
Lease operating expenses	2,379,714	—
Severance and owner deducts	10,202,466	2,721,248
Payroll and payroll expenses	3,412,331	1,185,695
Contractors and professional fees	2,973,585	984,535
Advertising and marketing	5,349,874	231,290

Total operating expenses	45,037,108	12,928,033

Income from operations	$12,525,858	$848,420

OTHER REVENUES
Paycheck Protection Loan loan forgiveness	—	192,437

Total other revenues	$—	$192,437

OTHER EXPENSES
Interest expense	(10,989,671)	(1,669,930)
Loss on financial derivatives	(2,238,863)	(30,473)

Total other expenses	$(13,228,534)	$(1,700,403)

NET LOSS	$(702,676)	$(659,546)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

Balances, December 31, 2020	$3,073,031
Contributions	770,000
Distributions	(275,000)
Net loss	(659,546)

Balances, December 31, 2021	2,908,485
Contributions	200,000
Distributions	(105,000)
Net loss	(702,676)

Balances, December 31, 2022	$2,300,809

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(702,676)	$(659,546)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depletion on oil and gas properties	14,246,499	5,599,048
Other depreciation, depletion, accretion and amortization	90,519	8,482
Asset retirement obligation	21,751	17,417
Noncash lease expense	113,987	—
Noncash interest expense	1,004,097	—
Gain on sale of assets	—	(207,655)
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,730,962)	(1,281,758)
Increase in vendor agreements	1,006,434	—
Increase in other assets	(679,336)	(233,597)
Increase in accrued interest and accretion	867,705	—
Increase in accounts payable and accrued liabilities	321,345	368,375

Net cash flows from operating activities	13,559,363	3,610,766

CASH FLOWS FROM INVESTING ACTIVITES
Additions to oil and gas properties and leases	(100,224,032)	(33,756,844)
Proceeds from sale of assets	—	1,413,876
Additions to equipment and other property	(624,649)	—

Net cash flows from investing activities	(100,848,681)	(32,342,968)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of bank line of credit	1,150,000	25,155,000
Repayment of bank line of credit	—	(6,055,000)
Borrowing of notes payable	83,986,292	16,171,208
Repayment of notes payable	(999,996)	(8,709,950)
Members’ contributions	200,000	770,000
Members’ distributions	(105,000)	(275,000)
Increase in deferred closings	7,652,594	1,876,222

Net cash flows from financing activities	91,883,890	28,932,480

Net change in cash	4,594,572	200,278
Cash, beginning of year	370,260	169,982

Cash, end of year	$4,964,832	$370,260

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION
Paycheck Protection Program Loan Forgiveness	$—	$192,437
Cash paid during the period for interest	9,723,055	1,669,930
Accruals of asset retirement obligation	21,751	40,465
Accruals of capital expenditures	15,745,908	—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 1 – Business and basis of presentation

Phoenix Capital Group Holdings, LLC

Phoenix Capital Group Holdings, LLC (“Phoenix” or the “Company”) is a Delaware Limited Liability Company formed on April 23, 2019, to acquire mineral rights, royalty interests, non-operated working interests and operated positions primarily in the Permian Basin, TX, the Williston Basin, ND/MT, the Denver-Julesburg Basin, CO/WY and the Powder River Basin, WY.

The Company, through utilization of proprietary software developed internally coupled with years of industry experience, believes it has a significant competitive advantage in the marketplace.

Phoenix operates as a profit-share partnership. At the end of 2022, there are eleven profit-share partners, of which Lion of Judah Capital, LLC, a Delaware Limited Liability Company, is the majority profit-share owner and exclusive equity contributor and owner. At the end of 2022, Lion of Judah Capital, LLC was a 57.58% profit-share owner.

In 2022, Phoenix also formed two wholly-owned subsidiaries, Phoenix Capital Group Holdings I, LLC and Phoenix Operating, LLC.

Phoenix Capital Group Holdings I, LLC

Phoenix Capital Group Holdings I, LLC is a Delaware Limited Liability Company formed on November 16, 2022 designed to raise debt capital under Regulation A+ of federal securities law. The subsidiary is designed to have junior security interests in properties that Phoenix Capital Group Holdings, LLC owns. Phoenix Capital Group Holdings I, LLC raises money through debt securities and lends those funds to the parent secured by the junior mortgage interests. At the end of 2022, Phoenix Capital Group Holdings I, LLC had no material assets, liabilities, expenses or revenues.

Phoenix Operating, LLC

Phoenix Operating, LLC is a Delaware Limited Liability Company formed on January 6, 2022 designed to drill, complete and operate wellbores under the Phoenix Capital Group Holdings, LLC brand. Phoenix Operating, LLC will employ all of the direct and indirect personnel, including contractors, required to drill, complete and operate wellbores throughout the United States. Phoenix Operating, LLC operates as a profit-share partnership. At the end of 2022, Phoenix Operating, LLC had no material assets, liabilities, expenses or revenues.

Note 2 – Significant accounting policies

Basis of preparation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair representation. The Company operates in one segment: oil and natural gas exploration and production.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 2 – Significant accounting policies (Continued)

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of Phoenix Capital Group Holdings, LLC and its wholly-owned subsidiaries Phoenix Capital Group Holdings I, LLC and Phoenix Operating, LLC (collectively, the “Company”). All inter-entity accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there may be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Fair value of financial instruments

The carrying values of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, vendor agreements and accrued liabilities, approximate their fair value at December 31, 2022 and 2021 because of the short-term maturity of these instruments.

Asset retirement obligations

Fair values of legal obligations to retire and remove long-lived assets are recorded when the obligation is incurred. When the liability is initially recorded, the Company capitalizes this cost by increasing the carrying amount of the related property and equipment. Over time, the liability is accreted for the change in its present value and the capitalized cost in oil and natural gas properties is depleted based on units of production consistent with the related asset.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP as detailed in the Financial Accounting Standards Boards (“FASB”) Accounting Standards Codification (“ASC”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ materially from these estimates.

The accompanying consolidated financial statements are based on a number of significant estimates including quantities of oil, natural gas and natural gas liquids (“NGL”) reserves that are the basis for the calculations of depreciation, depletion, amortization (“DD&A”), and determinations of impairment of oil and natural gas properties. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas and there are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment along with estimated selling prices. As a result, reserve estimates may materially differ from the quantities of oil and natural gas that are ultimately recovered.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 2 – Significant accounting policies (Continued)

Joint activities

Certain types of exploration, development, and production activities are conducted jointly with other entities and, accordingly, the consolidated financial statements reflect only the Company’s proportionate interest in such activities.

Impairment of long-lived assets

The Company follows the provisions of ASC 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires that our long-lived assets be assessed for potential impairment of their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Proved oil and natural gas properties are evaluated by field for potential impairment. An impairment on proved properties is recognized when the estimated undiscounted future net cash flows of a field are less than its carrying value. If an impairment occurs, the carrying value of the impaired field is reduced to its estimated fair value, which is generally estimated using a discounted cash flow approach.

Unproved oil and natural gas properties do not have producing properties and are valued on acquisition by management, with the assistance of an independent expert when necessary. As reserves are proved through the successful completion of exploratory wells, the cost is transferred to proved properties. The cost of the remaining unproved basis is periodically evaluated by management to assess whether the value of a property has diminished. To do this assessment, management considers, (i) estimated potential reserves and future net revenues from an independent expert, (ii) our history in exploring the area, (iii) our future drilling plans per our capital drilling program prepared by our reservoir engineers and operations management, and (iv) other factors associated with the area. Impairment is taken on the unproved property value if it is determined that the costs are not likely to be recoverable. The valuation is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual results.

Accounts receivable

Receivables consist of uncollateralized mineral and royalty income due from operators for oil and gas sales to purchasers and receipts from the Company’s non-operating interest ownership. Those purchasers remit payment for production to the operator and the operator in turn remits payment to Phoenix for the agreed-to royalties. Receivables from third parties, for which we did not receive actual information, either due to timing delays or due to the unavailability of data at the time when revenues are recognized, are estimated. Volume estimates for wells with available historical actual data are based upon, (i) the historical actual data for the months the data is available or (ii) engineering estimates for the months the historical actual data is not available. Phoenix does not recognize revenues for wells with no historical actual data because we cannot conclude that it is probable that a significant revenue reversal will not occur in future periods. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market on a basin-by-basin basis.

Phoenix routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. There is no allowance for doubtful accounts as of December 31, 2022 and 2021.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 2 – Significant accounting policies (Continued)

Concentration of significant customers

Financial instruments that potentially subject Phoenix to concentrations of credit risk consist of cash, receivable, royalty revenue, and our revolving credit facility. Royalty revenues are concentrated among operators engaged in the energy industry within the United States. Management periodically assesses the financial condition of these entities and institutions and considers any possible credit risk to be minimal.

As of the end of December 2022, concentrations in accounts receivable of 34% and 10% existed within two operators. Comparatively, in 2021, concentrations of 33%, 25%, 17% and 10% existed within four operators.

Concentration in customers also existed in both years. In 2022, 61% of the Company’s revenues were concentrated within four operators, compared with 2021, where 70% of the Company’s revenues were concentrated within four operators.

Oil and gas properties

The Company invests primarily in mineral, royalty, and overriding royalty interests of oil and natural gas properties. Oil and natural gas producing activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties are capitalized. All general and administrative costs unrelated to acquisitions are expensed as incurred. Depletion of capitalized costs is recorded using the units-of-production method based on proved reserves. On the sale or retirement of a proved property, the cost and related accumulated depletion are removed from the property accounts and any gain or loss is recognized.

The depletion rate is determined by dividing the cumulative recovered barrels of oil by the estimated ultimate recovery by well and averaged amongst all wells within the pooled unit. This rate is multiplied by the original cost basis and reduced by depletion taken in prior periods. The cost basis remaining represents the percentage of the asset remaining to be recovered by the wells within the pooled unit.

For more than 95% of properties within Phoenix’s portfolio, oil production represents over 85% of the value of the property and in some cases approached 100%. Therefore, for depletion purposes, Phoenix uses oil recovery for all properties as the unit of production for depletion.

Phoenix evaluates the oil and gas properties in its portfolio on a yearly basis for impairment, in accordance with the FASB’s authoritative guidance, a discount rate of 10% (as prescribed by industry standards) is applied to the annual future net cash flows to determine if the carrying value of the property exceeds the present value of future cashflows. Phoenix has not impaired the value of any properties in 2022 or 2021.

Equipment and other property

Equipment and other property are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold or otherwise disposed of, and the related accumulated depreciation, are removed from the accounts and any

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 2 – Significant accounting policies (Continued)

gain or loss is reflected in current earnings. These amounts are included in “other receivables and assets” on the balance sheet. Depreciation for equipment and other property for 2022 amounted to $90,519 compared to $8,482 in 2021.

Revenue from contracts with customers

The Company recognizes its revenues following ASC Topic 606, Revenue from Contracts with Customers, (“ASC 606”). Revenue is recorded when title passes to the operator or purchaser. Royalty interest owners have no rights or obligations to explore, develop, or operate properties and do not incur any of the costs of exploration, development, and operation of the properties. Given the inherent time lag between when oil, natural gas, NGL production and sales occur, and when operators or purchasers often make disbursements to royalty interest owners and due to the large potential fluctuations of both oil production and sale price, a significant portion of the Company’s revenue may represent accrued revenue based on estimated net sales volumes and estimated selling prices.

Oil and natural gas sales

Oil, natural gas, and NGL sales revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. As non-operators and mineral right owners, Phoenix in applicable situations have elected not to have control of the product. All of the Company’s oil, natural gas, and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers.

Allocation of transaction price to remaining performance obligations

As the Company has determined that each unit of product generally represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. The Company has utilized the practical expedient in ASC 606, which permits the Company to allocate variable consideration to one or more but not all performance obligations in the contract if the terms of the variable payment relate specifically to the Company’s efforts to satisfy that performance obligation and allocating the variable amount to the performance obligation is consistent with the allocation objective under ASC 606. Additionally, the Company will not disclose variable consideration subject to this practical expedient.

Fair value measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards. ASC 820 characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 2 – Significant accounting policies (Continued)

The three levels of the fair value measurement hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Measured based on prices or valuation models that required inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

Advertising and marketing costs

Advertising and marketing costs for the years ended December 31, 2022 and December 31, 2021 was approximately $5,349,874 and $231,290, respectively.

Change in accounting principles

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which supersedes existing guidance for accounting for leases under Topic 840, Leases. FASB also subsequently issued additional ASUs which amend and clarify Topic 842. The most significant change in the new leasing guidance is the requirement to recognize right-of-use (“ROU”) assets and lease liabilities for operating leases on the consolidated balance sheets.

The Company adopted these ASUs effective January 1, 2022, using the modified retrospective approach. As a result of adopting these ASUs, the Company recorded operating ROU assets and lease liabilities. Adoption of the new standard did not materially impact the Company’s net income and had no impact on cash flows.

Income taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. The pro rata share of taxable income or loss is included in the individual income tax returns of members based on their percentage of ownership. Consequently, no provision for incomes taxes is made in the accompanying consolidated financial statements.

Note 3 – Oil and gas properties

The Company invests in two materially different asset classes – mineral rights (including overriding royalty interest and non-participating royalty interest) and non-operated working interests using the successful efforts method of accounting for both asset classes.

Mineral rights, overriding royalty interest, and non-participating royalty interests

The mineral rights account consists of 398 unique mineral rights holdings (3,622 NMA) in 2021 and 1,800 unique mineral rights holdings (33,907 NMA) in 2022. Phoenix divested 7 unique mineral holdings (89 NMA) in

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 3 – Oil and gas properties (Continued)

2021 and zero mineral holdings in 2022. Most of these holdings are in the Williston Basin, ND/MT with the majority proven and currently producing. The mineral rights holdings are diverse, with no significant concentrations. Mineral rights are the first of two asset classes that the Company invests in.

Non-operated working interests – leases and unleased minerals

Non-operated working interests are the second of the two asset classes that the Company invests in. Leases represent the potential to participate in drilling projects, absorbing both the cost of the drilling project as well as the larger rate of return when the wells produce (as compared with the smaller lease rate owned by the lessee).

The following details the location of the Company’s oil and natural properties, proved, and unproved by location (before accumulated depletion):

	Year Ended December 31,
	2022	2021
Oil and natural gas properties, proved:
Williston Basin	$70,734,509	$27,785,561
Powder River Basin	27,545,506	—
Denver-Julesburg	15,523,479	12,503,071
Permian Basin	9,610,281	8,134,601
Other	10,212	—

	123,423,987	48,423,233

Oil and natural gas properties, unproved:
Williston Basin	14,256,467	681,536
Powder River Basin	1,334,995	74,103
Denver-Julesburg	14,743,070	74,103
Permian Basin	8,903,657	28,760
Other	2,589,499

	41,827,688	858,502

	$165,251,675	$49,281,735

Proved and unproved properties

Phoenix considers a property proved when there are estimated quantities of oil, natural gas, and NGLs which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made.

Phoenix considers a property unproved when there are currently no producing wells pooling the property. For the majority of the value of the unproven properties in 2022, Phoenix has analyzed the wells within a 10-mile radius of the property to conclude the property is economically viable for oil extraction and has the potential to be drilled and become proved reserves.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 3 – Oil and gas properties (Continued)

Mineral and royalty revenues

Phoenix is paid mineral and royalty revenue monthly by the various operators and working interest owners within the pooled units that Phoenix owns. Mineral and royalty revenues are subject to various expenses that are removed from Phoenix’s paystub including owner deductions, severance and ad valorem taxes, and out-of-state owner withholdings. Phoenix grosses revenue up on the top-line and includes these expenses as operating expenses on the statements of operations.

Note 4 – Financial derivatives

All derivative financial instruments are recorded at fair value. The Company has not designated its derivative instruments as hedges for accounting purposes and, as a result, marks its derivative instruments to fair value and recognizes the cash and non-cash changes in fair value in the statements of operations under the caption “Loss of financial derivates.”

Commodity Contracts

During 2022, the Company used no costs collars with corresponding put and call options to reduce price volatility associated with certain of its royalty income. Under the Company’s no cost collar contracts, each collar has an established floor price and ceiling price. When the settlement price is below the floor price, the counterparty is required to make a payment to the Company and when the settlement price is above the ceiling price, the Company is required to make a payment to the counterparty. When the settlement price is between the floor and the ceiling, there is no payment required outside of the net cost of the contracts.

The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing (Cushing).

By using derivative instruments to economically limit exposure to changes in commodity prices, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk. The Company’s counterparties have been determined to have an acceptable credit risk for the size of derivative position placed; therefore, the Company does not require collateral from its counterparties.

As of December 31, 2022, the Company had the following outstanding derivative contracts.

Settlement Month	Settlement Year	Type of Contract	Bbls Per Month	Index	Weighted Average Floor Price	Weighted Average Ceiling Price
March	2023	Collars	30,000	WTI Cushing	$56.67	$112.33
April	2023	Collars	10,000	WTI Cushing	$55.00	$106.00
June	2023	Collars	5,000	WTI Cushing	$55.00	$110.00

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 4 – Financial derivatives (Continued)

Gain and Losses on Derivate Instruments

The following table summarized the gains and losses on derivate instruments included in the statements of operations and the net cash payments on derivates for the periods presented:

	Year Ended December 31,
	2022	2021
Loss on derivate instruments	$(2,238,863)	$(30,473)
Net cash payments on derivatives	(1,328,021)	(203,150)

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Derivative Instruments Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are reported at fair value on a recurring basis, including the Company’s derivative instruments. The fair values of the Company’s derivative contracts are measured internally using established commodity futures price strips for the underlying commodity provided by a reputable third party, the contracted notional volumes, and time to maturity. These valuations are Level 2 inputs.

The following table provides (i) fair value measurement information for financial assets and liabilities measured at fair value on a recurring basis, (ii) the gross amounts of recognized derivative assets and liabilities, (iii) the amounts offset under master netting arrangements with counterparties, and (iv) the resulting net amounts presented in the Company’s consolidated balance sheets as of December 31, 2022 and 2021. The net amounts are classified as current or noncurrent based on their anticipated settlement dates.

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total Gross Fair Value	Gross Amounts Offset in Balance Sheet	Net Fair Value Presented in Balance Sheet
Assets:
Current
Derivative instruments	$—	$17,550	$—	$17,550	$(17,550)	$—

Liabilities
Current
Derivative instruments	$—	$19,450	$—	$19,450	$(17,550)	$1,900

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 4 – Financial derivatives (Continued)

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total Gross Fair Value	Gross Amounts Offset in Balance Sheet	Net Fair Value Presented in Balance Sheet
Assets:
Current
Derivative instruments	$—	$408,914	$—	$408,914	$(236,236)	$172,677

Liabilities
Current
Derivative instruments	$—	$236,236	$—	$236,236	$(236,236)	$—

Note 5 – Asset retirement obligations

As part of the development of oil and natural gas properties, the Company incurs asset retirement obligations (“ARO”). ARO results from the Company’s responsibility to abandon and reclaim their net share of all working interest properties and facilities. At December 31, 2022 and 2021, the net present value of the total ARO was estimated to be $62,216 and $40,465, with the undiscounted value being $467,895 and $187,699, respectively. The majority of the Company’s assets are mineral rights or minority interest non-operated working interests which generally do not incur large amounts of ARO. Total ARO shown in the table below consists of amounts for future plugging and abandonment liabilities on the wellbores and facilities based on third party estimates of such costs, adjusted for inflation at a rate of 2.50% per annum for the years ended December 31, 2022 and 2021. These values are discounted to present value using a rate of 7.5% per annum for the years ended December 31, 2022 and 2021.

The following table summarizes the changes in the ARO for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Asset retirement obligations at beginning of period	$40,465	$23,048
Additions	18,716	14,594
Accretions	3,035	2,823

Asset retirement obligations at end of period	$62,216	$40,465

Long-term portion	$62,216	$40,465

ARO is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate, and well life. The inputs are calculated based on historical data as well as current estimated costs.

Note 6 – Accounts payable

The accounts payable balance consists primarily of (98% of the costs in 2022 and 86% in 2021) joint interest billing (JIB) costs due for drilling and completing wells that Phoenix has an interest in. In 2022, Phoenix

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 6 – Accounts payable (Continued)

has concentration in the accounts payable account with 60% of the costs concentrated within two different operators. Similarly, in 2021, 84% of the costs were concentrated within three operators.

Note 7 – Line of credit

On October 28, 2021, the Company obtained a $23,000,000 open-end revolving line of credit with Cortland Credit Lending Corporation due on October 28, 2022. On October 20, 2022, the Company and Cortland Credit Lending Corporation mutually agreed to the first of four contemplated 6-month extensions, extending the maturity to April 28, 2023 (see note 14). As of December 31, 2021 and 2022, the balance of the line of credit was $21,850,000 and $23,000,000, respectively. The average outstanding balance for 2022 was $23,000,000 and total interest paid for the Cortland Line of Credit in 2022 was $2,768,724. Interest is payable monthly at a variable rate per annum equal to the greater of (a) 10.50% and, (b) the TD Bank US Prime Rate, plus 7.25%. The line of credit is collateralized by assets within the Company’s oil and gas properties.

Note 8 – Notes payable

Phoenix had notes payable balances of $94,357,504 and $11,371,208 at the end of 2022 and 2021, respectively. The following table details the notes payable balances:

	Year Ended December 31,
	2022	2021
Cortland term loan	$3,833,333	$4,833,333
Unsecured debt - Regulation D	46,934,755	6,537,875
Unsecured debt - Regulation A+	35,701,834	—
Merchant cash advances	6,817,684	—
Other notes payables	1,069,898

	$94,357,504	$11,371,208

Cortland Credit Lending Corporation term loan

On October 28, 2021, as part of the larger agreement with Cortland Credit Lending Corporation, Phoenix also obtained a $5,000,000 five-year term loan with Cortland Credit Lending Corporation in conjunction with the line of credit (collectively the “Senior Debt”). Interest is payable monthly at a variable rate per annum equal to the greater of (a) 10.50% and, (b) the TD Bank US Prime Rate, plus 7.25%. In addition, a term payment of $83,333 is due at the end of each month. The balance of the term loan on December 31, 2022 is $3,833,333. Interest of $524,120 was attributable to the Cortland term loan in 2022 compared to $422,531 in 2021.

Unsecured debt

Phoenix also has several investor programs issued under Regulation A+ and Regulation D of federal securities law. Under the federal securities laws, any offer or sale of a security must either be registered with the SEC or meet an exemption. Regulation A+ and Regulation D provide a number of exemptions from the registration requirements, allowing some companies to offer and sell their securities without having to register the offering with the SEC. Under these programs, Phoenix raised an additional $82,636,589 of debt from

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 8 – Notes payable (Continued)

thousands of unique investors with the majority of interest rates ranging from 8% to 15% annual percentage rate (“APR”). The maturities of these notes range from nine-months to seven years. Interest is paid monthly for the majority of notes. For the notes where interest is being compounded, interest is expensed and capitalized monthly. Interest expense of $2,163,531 and $457,387 in 2022 and 2021, respectively, was attributable to these notes.

Merchant cash advances

In 2022, Phoenix raised funds through several merchant cash advance loans with Libertas Funding, Upwise Capital and Lendspark Business Funding. These advances are for the purchase and sale of future cash receipts and receivables. At the end of December, 2022, the outstanding balance of these loans was $6,817,684. Interest expense of $2,796,923 was attributable to these loans in 2022, compared to $0 in 2021. These loans carried factor rates of 15 to 24.

Paycheck Protection Program

In May 2020, the Company received a loan under the Paycheck Protection Program (“PPP”) for an amount of $192,437, which was established under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and administered by the U.S. Small Business Administration (“SBA”). The PPP loan matures in April 2025 and bears interest at 1% per annum with an interest only period until the applicable deferral period expires. The receipt of the funds from the PPP loan and the forgiveness of the PPP loan is dependent on the Company having initially qualified for the PPP loan and qualifying for the forgiveness of such PPP loan based on funds being used for certain expenditures such as payroll costs and rent, as required by the terms of the PPP loan. As of July 2021, the PPP loan was forgiven in full.

Future payments for the notes payable amounts to:

Years ended December 31,	Amount
2023	$29,856,684
2024	1,573,801
2025	39,562,010
2026	—
Thereafter	23,365,009

Total	$94,357,504

Note 9 – Deferred closing

The Company has agreed to deferred closing arrangements (installment sales) with numerous clients. As of December 31, 2022 and 2021, amounts owed totaled $11,228,720 and $2,970,940, respectively. As of December 31, 2022, approximately $5,695,582 is classified as current and approximately $3,236,155 and $2,296,983 is due in 2024 and 2025, respectively. Deferred closings have several different payment structures and interest rates ranging from 8% to 15% annually. Interest is capitalized quarterly on deferments that are not paying interest quarterly.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 10 – Vendor agreements

The Company has agreed to several non-interest-bearing agreements with important vendors. The largest balance is a settlement with EDF Trading North America, a derivatives company that provided derivates contracts to the Company throughout 2022. The Company agreed to pay its derivatives liability from its derivatives losses over a period of 12-months starting in July of 2022 at cost. The balance of this agreement at December 31, 2022, was $842,606 and included in the vendor agreements liability in the consolidated balance sheets.

Note 11 – Members’ equity

Members’ equity consists of two buckets, retained earnings and owner’s investment. Owner’s investment represents contributions and distributions made by Lion of Judah Capital, LLC, the majority profit-share owner.

All members of Phoenix have a profit-share interest in Phoenix’s net income. All partners are paid bi-monthly guaranteed payments, which are a draw against each member’s future capital account. Lion of Judah Capital, LLC is credited with a 10% preferential return on its contributed capital before member’s profit-share percentages are applied to net income.

Note 12 – Related parties transactions

During the year ended December 31, 2022, the Company utilized the engineering services of a consultant who is a related party of Lion of Judah Capital, LLC and economic interest owner of Lion of Judah Capital, LLC. The consultant does not have voting or other managerial rights of Lion of Judah Capital, LLC. The Company engaged the consultant via a consulting agreement and compensated them $323,000 for their services throughout the year. The agreement is month to month and can be terminated by the Company at any time for any reason.

Note 13 – Leases

The Company leases its office facilities under a noncancelable operating lease agreement. The Company determines whether a contract contains a lease at inception by determining if the contract conveys the right to control the use of identified office space and vehicles for a period of time in exchange for consideration. The Company’s lease agreement contains lease and non-lease components, which are generally accounted for separately with amounts allocated to the lease and non-lease components based on relative stand-alone prices.

ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Renewal and termination clauses that are factored into the determination of the lease term if it is reasonably certain that these options would be exercised by the Company. Lease assets are amortized over the lease term unless there is a transfer of title or purchase option reasonably certain of exercise, in which case the asset life is used. The Company’s lease agreement includes variable payments. Variable lease payments not dependent on an index or rate primarily consist of common area maintenance charges and are not included in the calculation of the ROU asset and lease liability and are expensed as incurred. In order to determine the present value of lease payments, the Company uses the implicit rate when it is readily determinable.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 13 – Leases (Continued)

As the Company’s lease does not provide an implicit rate, management uses the Company’s risk-free discount rate based on the information available at lease commencement to determine the present value of lease payments.

The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants. At December 31, 2022, the Company does not have leases where it is involved with the construction or design of an underlying asset, has no material obligation for leases signed but not yet commenced and does not have any material sublease activities.

Practical Expedients Elected:

•

The Company elected the three transition practical expedients that permit an entity to (a) not reassess whether expired or existing contracts contain leases, (b) not reassess lease classification for existing or expired leases, and (c) not consider whether previously capitalized initial direct costs would be appropriate under the new standard.

•	The Company has elected to utilize the risk-free discount rate (2% at lease inception) to calculate lease assets and liabilities.

Future minimum lease payments as of December 31, 2022 is as follows:

Year Ending December 31:	Operating
2023	$454,576
2024	464,387
2025	452,624
2026	352,587
Thereafter	667,471

Total lease payments	2,391,645
Less: interest	(125,769)

Present value of lease liabilities	$2,265,876

Required supplemental information relating to our leases for the years ended December 31, 2022

Year ending December 31	2022
Operating:
Operating leases, included in operating expenses	$200,669
Short-term leases , included in operating expenses	232,050
Variable lease payments, included in operating expenses	2,000
Less: Sublease income, included in other income, net	—

Net operating lease cost	434,719

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 13 – Leases (Continued)

Year ending December 31	2022
Cash flow information:
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases	86,682
Lease assets obtained in exchange for lease liabilities:
Operating leases	2,332,546
Lease Term and Discount Rate:
(in years)
Weighted average remaining lease term—Operating leases	6
Weighted average discount rate—Operating leases	2.0%

Rent expense under the lease agreements totaled approximately $171,000 for the year ended December 31, 2021.

Note 14 – Subsequent events and liquidity risk

Management has evaluated subsequent events through May 1, 2023, in connection with the preparation of these consolidated financial statements, which is the date the consolidated financial statements were available to be issued.

Cortland Credit Lending Corporation line of credit and term loan pay off

On April 28, 2023, the Company renegotiated the terms of its Senior Debt with Cortland Credit Lending Corporation. The agreement will pay off the senior-secured facility (both the line of credit and term loan) in ten installments from April 2023 through January 2024. The interest rate on the loan is a rate per annum equal to the greater of (a) 10.50% and, (b) the TD Bank US Prime Rate, plus 7.25%. The ten installment payments are $2,658,333 each plus interest thereon.

Liquidity Risk

Liquidity risk is the risk that the Company’s cash flows from operations will not be sufficient for the Company to continue operating and discharge its liabilities in the normal course of operations. The Company is exposed to liquidity risk as its continued operation is dependent upon its ability to obtain financing, either in the form of debt or equity, or achieving profitable operations in order to satisfy its liabilities as they come due.

At December 31, 2022 the Company had negative working capital of $71,479,419. The Company expects to repay its financial liabilities in the normal course of operations and to fund future operational and capital requirements through operating cash flows and through issuance of debt and/or equity. As of April 30, 2023 the company has raised $107,235,852 of additional notes through its investor program in 2023 (see note 8).

The Company may need to conduct asset sales, which is not a planned course of action, and/or issuances of debt and/or equity if liquidity risk increases in a given period. The Company believes it has sufficient funds to meet foreseeable obligations by actively monitoring its credit facilities through use of the loans, asset sales, cost reductions and coordinating payment and revenue cycles.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 14 – Subsequent events and liquidity risk (Continued)

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern.

In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses.

The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

SUPPLEMENTAL SCHEDULES TO AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

RECONCILIATION OF EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) TO NET INCOME (LOSS) – NON-GAAP

FOR THE YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	Unaudited
	Year Ended December 31,
	2022	2021
STATEMENTS OF OPERATIONS
Net Loss (Income)	$(702,676)	$(659,546)
EXPENSES TO ADD BACK
Depreciation, depletion, accretion, and amortization	14,246,499	5,599,048
Other depreciation, depletion, accretion and amortization	90,519	8,482
Interest expense	10,989,671	1,669,930

Total expenses to add back	25,326,689	7,277,460

OTHER FINANCIAL DATA
EBITDA (1)	$24,624,013	$6,617,914

(1)

EBITDA is a non-GAAP supplemental financial measure used by management and by external users of financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and their ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization.

EBITDA does not represent and should not be considered an alternative to, or more meaningful than, net income (loss), income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP as measures of financial performance. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The computation of EBITDA may differ from computations of similarly titled measures of other companies.

PHOENIX CAPITAL GROUP HOLDINGS, LLC AND SUBSIDIARIES

SCHEDULES OF SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	Unaudited
	Year Ended December, 31
	2022	2021
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Guaranteed payments	$3,770,121	$1,087,699
Office supplies, equipment, and software	661,595	234,577
Rent	434,719	171,365
Bank charges and fees	545,450	551,177
Dues and subscriptions	44,922	10,020
Shipping, freight, and delivery	100,867	27,171
Other	824,446	115,726

Total selling, general, and administrative expenses	$6,382,120	$2,197,735

PHOENIX CAPITAL GROUP HOLDINGS, LLC.

SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

Geographic Area of Operations

All of the Company’s proved reserves are located within the continental United States, with the majority concentrated in Texas, North Dakota and Colorado.

Costs Incurred in Oil and Natural Gas Property Acquisitions and Development Activities

Costs incurred in oil and natural gas property acquisition and development, whether capitalized or expensed, are presented below:

	Year Ended December 31,
	2022	2021
Acquisition Costs of Properties
Proved[1]	$35,998,015	$26,695,772
Unproved[2]	43,358,628	343,226
Development Costs	37,691,544	8,253,459

Total	$117,048,187	$35,292,457

[1]

Proved properties in 2022 are exclusive of what would otherwise be proved undeveloped properties in accordance with SEC guidelines due to moving oil and gas reserves reporting and analysis internally in late Q1 2023.

[2]

Unproved properties in 2022 are inclusive of what would otherwise be proved undeveloped properties in accordance with SEC guidelines due to moving oil and gas reserves reporting and analysis internally in late Q1 2023.

Property acquisition costs include costs incurred to purchase, lease or otherwise acquire a property. Development costs include costs incurred to gain access to and prepare development well locations for drilling, to drill and equip development wells, and to provide facilities to extract, treat and gather natural gas.

Oil and Natural Gas Capitalized Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion and amortization including impairments, are presented below:

	Year Ended December 31,
	2022	2021
Proved properties	$123,423,987	$48,423,233
Unproved properties	41,827,688	858,502

Total	165,251,675	49,281,735
Accumulated depreciation, depletion, amortization, and impairment	$(22,838,039)	$(8,592,334)

Oil and natural gas properties, net	$142,413,636	$40,689,401

Oil and Natural Gas Reserve Information

The following table sets forth estimated net quantities of the Company’s proved developed oil and natural gas reserves. Estimated reserves for the periods presented are based on the unweighted average of first-day-of-the-month commodity prices over the period January through December for the year in accordance with definitions and guidelines set forth by the SEC and the FASB. For estimates of oil reserves, the average

WTI spot oil prices used were $94.14, and $66.55 per barrel as of December 31, 2022 and 2021, respectively. These average prices are adjusted for quality, transportation fees, and market differentials. For estimates of natural gas reserves, the average Henry Hub prices used were $6.357, and $3.598 per MMBTU as of December 31, 2022 and 2021. These average prices are adjusted for energy content, transportation fees, and market differentials.

The Company does not estimate the quantity or perceived cashflow of proved undeveloped reserves for financial reporting purposes. The Company does not have the ability to accurately estimate when or if undeveloped reserves under its holdings will be extracted and instead takes the conservative approach of only estimating the reserves that are either currently producing or have a clear line of sight to being extracted.

	Crude Oil (bbl)	Natural Gas (Mcf)	Total (BOE)
Net proved reserves at December 31, 2020	388,930	785,041	519,770
Revisions of previous estimates [1]	33,059	66,728	44,180
Purchases of minerals in place [2]	1,886,701	3,573,449	2,482,276
Production	(203,532)	(452,293)	(278,914)

Net proved reserves at December 31, 2021	2,105,158	3,972,925	2,767,312
Revisions of previous estimates [1]	944,395	2,378,571	1,340,824
Purchases of minerals in place [2]	1,165,585	2,331,222	1,554,122
Production	(523,416)	(1,058,506)	(699,834)

Net proved reserves at December 31, 2022	3,691,722	7,624,212	4,962,424

[1]

Revisions of previous estimates on evaluated properties include new well reserve additions on existing ownership, technical revisions due to changes in commodity prices and well performance relative to type curve.

[2]

Includes the acquisition and development costs of approx. $13.5mm in 2020, $35.3mm in 2021 and $117.1mm in 2022 of mineral, royalty and leasehold reserves primarily in the Williston, DJ, Powder River and Permian Basins.

Year Ended December 31, 2021

At December 31, 2021, the Company’s proved reserves of 2,767 MBoe increased approximately 2,248 MBoe from December 31, 2020 as a result of purchases of minerals in place of 2,482 MBoe, positive technical revisions of 104 MBoe due to changes in commodity prices offset by a decrease of 60 MBoe due to well performance relative to type curve and production of 279 MBoe.

Year Ended December 31, 2022

At December 31, 2022, the Company’s proved reserves of 4,962 MBoe increased approximately 2,195 MBoe from December 31, 2021 as a result of purchases of minerals in place of 1,554 MBoe, new well reserve additions on existing ownership of 75 MBoe, positive technical revisions of 969 MBoe due to changes in commodity prices and positive revisions of 297 MBoe due to well performance relative to type curve offset by production of 700 MBoe.

Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month unweighted average of first-day-of-the-month commodity prices for the periods presented. All prices are adjusted by field for quality, transportation fees, energy content and regional price differentials. Future cash inflows are computed by applying applicable prices relating to the Company’s proved reserves to the year-end quantities of those reserves. Future production, development, site restoration and abandonment costs are derived based on current costs assuming continuation of existing economic conditions.

	Year Ended December 31,
	2022	2021
Future cash inflows	$381,493,373	$166,430,539
Future production costs	(74,897,028)	(30,482,959)

Future net cash flows	306,596,345	135,947,580
Less 10% annual discount to reflect timing of cash flows	(116,711,653)	(39,311,937)

Standard measure of discounted future net cash flows	$189,884,692	$96,635,643

Changes in the Standardized Measure for Discounted Cash Flows

	2022	2021
Beginning of the year	$96,635,643	$14,229,007
Net change in sales and transfer prices and in production (lifting) costs related to future production	—	—
Changes in the estimated future development costs	—	—
Sales and transfers of oil and gas produced during the period	(57,562,957)	(736,442)
Net change due to extensions, discoveries, and improved recovery	3,134,020	—
Net change due to purchases and sales of minerals in place	57,621,882	80,623,928
Net change due to revisions in quantity estimates	83,101,161	2,117,000
Previously estimated development costs incurred during the period	—	314,685
Accretion of discount	6,954,943	87,465

End of the year	$189,884,692	$96,635,643

The data presented should not be viewed as representing the expected cash flow from, or current value of, existing proved reserves since the computations are based on a significant amount of estimations and assumptions. The required projection of production and related expenditures over time requires further estimates with respect to pipeline availability, rates of demand and governmental control. Actual future prices and costs are likely to be substantially different from historical prices and costs utilized in the computation of reported amounts. Any analysis or evaluation of the reported amounts should give specific recognition to the computational methods utilized and the limitations inherent therein.

Selected Quarterly Financial Information – Unaudited

Quarterly financial data was as follows for the periods indicated.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2022
Total Revenue	$9,662,022	$14,858,143	$15,642,600	$17,400,192
Net Income	1,477,728	904,663	445,210	(3,530,287)
Total Assets	56,467,881	82,144,824	112,365,784	155,030,215
Total Liabilities	52,186,659	76,758,939	106,534,689	152,729,406
Total Equity	$4,281,222	$5,385,885	$5,831,095	$2,300,809
2021
Total Revenue	$1,856,014	$3,688,492	$3,700,340	$4,531,608
Net Income	(17,438)	957,508	179,383	(1,778,998)
Total Assets	11,306,602	13,416,206	23,827,611	42,832,674
Total Liabilities	7,581,001	8,883,096	19,015,119	39,924,179
Total Equity	$3,725,601	$4,533,110	$4,812,492	$2,908,495

PART III - EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(1)(a)	Broker-Dealer Agreement by and between Dalmore Group, LLC and Phoenix Capital Group Holdings, LLC, effective as of March 15, 2023*

(2)(a)	Certificate of Formation of Phoenix Capital Group Holdings, LLC*

(2)(b)	Limited Liability Company Operating Agreement of Phoenix Capital Group Holdings, LLC, dated as of April 23, 2019, as amended*

(3)(a)	Form of Indenture between Phoenix Capital Group Holdings, LLC and UMB Bank, N.A., as trustee, dated as of January 12, 2022*

(3)(b)	Form of Bond, as of May 25, 2023 *

(3)(c)	Supplemental Indenture between Phoenix Capital Group Holdings, LLC and UMB Bank, N.A., as trustee, dated as of February 1, 2022*

(3)(d)	Second Supplemental Indenture between Phoenix Capital Group Holdings, LLC and UMB Bank, N.A., as trustee, dated as of July 18, 2022*

(3)(e)	Third Supplemental Indenture between Phoenix Capital Group Holdings, LLC and UMB Bank, N.A., as trustee, dated as of May 25, 2023 *

(4)	Form of Subscription Agreement *

(6)(a)	Profits Interest Award Agreement, by and between Phoenix Capital Group Holdings, LLC and Kris Woods, dated as of August 1, 2019*

(6)(b)	Profits Interest Award Agreement, by and between Phoenix Capital Group Holdings, LLC and Lindsey Wilson, dated as of April 23, 2019*

(6)(c)	Profits Interest Award Agreement, by and between Phoenix Capital Group Holdings, LLC and Curtis Allen, dated as of February 1, 2020*

(6)(d)	Security Agreement, by and between Phoenix Capital Group Holdings, LLC and Amarillo National Bank, LLC, dated as of June 24, 2023*

(6)(e)	Commercial Credit Agreement by and between Phoenix Capital Group Holdings, LLC and Amarillo National Bank, LLC, dated as of June 24, 2023*

(6)(f)	Promissory Note, by and between Phoenix Capital Group Holdings, LLC and Amarillo National Bank, LLC, dated as of June 24, 2023*

(6)(g)	Form of Line of Credit Loan Agreement dated as of June 1, 2023 by and between Phoenix Capital Group Holdings, LLC and Phoenix Capital Group Holdings I LLC*

(6)(h)	Employment Agreement by and between Phoenix Capital Group Holdings, LLC and Adam Ferrari, dated as of November 29, 2023*

(6)(i)	Amended and Restated Operating Agreement of Phoenix Operating LLC, dated October 23, 2023*

(6)(j)	Loan Agreement between Adamantium Capital, LLC and Phoenix Capital Group Holdings, LLC, dated September 14, 2023*

6(k)	Amended and Restated Broker-Dealer Agreement between Phoenix Capital Group Holdings I, LLC, Phoenix Capital Group Holdings, LLC, and Dalmore Group, LLC, dated June 5, 2023*

(6)(l)	Broker-Dealer Agreement between Adamantium Capital, LLC, Phoenix Capital Group Holdings, LLC, and Dalmore Group, LLC, dated September 11, 2023*

(6)(m)	Loan Agreement Amendment and Note Modification Agreement, by and between Phoenix Capital Group Holdings, LLC, Phoenix Operating, LLC, and Adamantium Capital LLC dated October 30, 2023*

Exhibit Number	Exhibit Description

(9)	Letter from Cherry Bekaert LLP*

(11)(a)	Consent of Cherry Bekaert LLP*

(11)b)	Consent of Whiteford, Taylor & Preston LLP**

(12)	Opinion of Whiteford, Taylor & Preston LLP regarding legality of the Bonds

(13)(a)	Investor presentation*

*	Previously filed
**	Included with the legal opinion provided pursuant to item (12)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Irvine, State of California, on February 9, 2024.

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company

By:	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Title:	Manager and Chief Operating Officer

Date:	February 9, 2024

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Adam Ferrari
Name:	Adam Ferrari
Title:	Manager and Chief Executive Officer

Date:	February 9, 2024

By:	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Its:	Manager and Principal Executive Officer

Date:	February 9, 2024

By:	/s/ Curtis Allen
Name:	Curtis Allen
Its:	Principal Financial Officer and Principal Accounting Officer

Date:	February 9, 2024